UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

U.S.B. HOLDING CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 28, 2007

To the Stockholders of

U.S.B. Holding Co., Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of U.S.B. Holding Co., a Delaware corporation (“USB”), will be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901, on Wednesday, November 28, 2007 at 10:00 A.M. local time, for the purpose of considering and voting upon the following matters:

•

Adoption of the Amended and Restated Agreement and Plan of Merger, dated October 22, 2007 by and among KeyCorp (“Key”), an Ohio corporation, KYCA LLC (the “Merger Sub”), a Delaware limited liability company and a direct wholly-owned subsidiary of Key, and USB, and approval of the merger and the other transactions contemplated thereby, pursuant to which USB will merge with and into the Merger Sub, with the Merger Sub as the surviving entity of such merger as more fully described in the attached proxy statement/prospectus.

•	To adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger.

•	Transaction of such other business as may properly come before the special meeting and any adjournments or postponements thereof.

We have fixed the close of business on October 22, 2007 as the record date for determining those stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only USB stockholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. In order for the proposal to adopt the merger agreement and to approve the merger and the transactions contemplated thereby to be approved, the holders of a majority of the outstanding shares of USB common stock entitled to vote must vote in favor of approval of the proposal, given that more than two-thirds of USB’s directors approved the merger. Abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement, the merger and the transactions contemplated thereby. If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

Sincerely,

Thomas E. Hales
Chairman and CEO

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

A majority of USB’s board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby.

-i-

Appendices

Appendix A	Amended and Restated Agreement and Plan of Merger, dated as of October 22, 2007, by and among KeyCorp, KYCA LLC and U.S.B. Holding Company, Inc.

Appendix B	Opinion (addressed to USB’s Board of Directors) of Keefe, Bruyette & Woods, Inc.

Appendix C	Provision of Delaware Law concerning Appraisal Rights

-ii-

SUMMARY

This summary highlights certain material information from this document. It may not contain all of the information that may be important to you. You should read carefully the entire document and the other documents to which we refer you in order to fully understand the proposed merger, especially the risks, which are discussed under “Risk Factors beginning on page 15.” In addition, we incorporate by reference into this document important business and financial information about Key and USB. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 69. Each item in this summary includes a page reference directing you to a more complete description of that item. Unless the context otherwise requires, the terms:

•	“Key” refers to KeyCorp, an Ohio corporation;

•	the “Merger Sub” refers to KYCA LLC, a direct wholly-owned subsidiary of Key;

•	“USB” refers to U.S.B. Holding Co., Inc. a Delaware corporation;

•	“we”, “us” and “our” refers to Key and USB, collectively;

•	“merger” refers to the merger of USB with and into the Merger Sub, with the Merger Sub as the surviving entity of such merger; and

•	the “merger agreement” refers to the Amended and Restated Agreement and Plan of Merger, dated as of October 22, 2007, by and among Key, the Merger Sub and USB.

Who We Are

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

(216) 689-6300

Key, publicly traded on the New York Stock Exchange, or the NYSE, was organized under the laws of the State of Ohio in 1958 and is registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended, or the BHC Act. At June 30, 2007, Key was one of the nation’s largest bank-based financial services companies with consolidated total assets of approximately $94.1 billion. Its subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients across much of the United States. As of June 30, 2007, these services were provided through subsidiaries operating 954 full-service retail banking branches, a telephone banking call center services group and 1,432 ATMs in 17 states. In addition to the customary banking services of accepting deposits and making loans, Key’s bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through its subsidiary bank, trust company and registered investment adviser subsidiaries, Key provides investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high net worth individuals and multiemployer trust funds established for providing pension, vacation or other benefits to employees. Key provides other financial services both inside and outside of its primary banking markets through its nonbank subsidiaries. These services include accident, health, and credit-life insurance on loans made by its subsidiary bank, principal investing, community development financing, securities underwriting and brokerage, merchant services, and other financial services. Key is also an equity participant in a joint venture that provides merchant services to businesses.

USB Holding Co. Inc.

100 Dutch Hill Rd.

Orangeburg, New York 10962

(845) 365-4600

USB, publicly traded on the NYSE, was incorporated under the laws of the State of Delaware in 1982 and is registered as a bank holding company under the BHC Act. At June 30, 2007, USB and its subsidiaries had consolidated total assets of approximately $3.0 billion. USB and its subsidiaries derive substantially all of their revenue and income from providing banking and related financial services, primarily to customers in Rockland, Westchester, and Orange counties, New York, as well as in New York City, and in southern Connecticut. USB’s banking subsidiary, Union State Bank, is a New York chartered commercial bank established in 1969. It offers a wide range of banking services to individuals, municipalities, corporations, and small and medium-size businesses through its 31 retail branches and 38 ATMs located in Rockland, Westchester and Orange counties, New York, Stamford, Connecticut, and New York City, New York. Union State Bank’s products and services include checking accounts, NOW accounts, money market accounts, savings accounts (passbook and statement), certificates of deposit, retirement accounts, commercial, personal, residential, construction, home equity (second mortgage) and condominium mortgage loans, consumer loans, credit cards, safe deposit facilities, and other consumer oriented financial services. Union State Bank also makes available to its customers automated teller machines, debit cards, lock-box services, and Internet banking. The deposits of the bank are insured to the extent permitted by law pursuant to the Federal Deposit Insurance Act. Union State Bank also has several subsidiaries, including Dutch Hill Realty Corp, which owns and manages problem assets and real estate acquired in foreclosure from the bank; U.S.B. Financial Services, Inc., which offers sales of various financial products in conjunction with an arrangement with a third-party brokerage and insurance firm specializing in bank financial product sales; and USB Delaware Inc., which is the majority owner of TPNZ Preferred Funding Corporation, which manages certain mortgage-backed securities and mortgage loans.

The Merger

We propose that USB merge with and into the Merger Sub, with the Merger Sub as the surviving entity of such merger. The separate existence of USB will terminate and the USB common stock will cease to be listed on the NYSE and will be cancelled as a consequence of the merger. The Key common shares will continue to be listed on the NYSE under the symbol “KEY”. Immediately following the merger, Key will cause the Merger Sub, as the surviving entity in the merger, to merge with and into Key, with Key being the surviving entity and continuing its existence under the laws of the State of Ohio. Subject to receipt of required regulatory approvals, we expect to complete the merger of USB with and into the Merger Sub in January 2008, although delays may occur.

Holders of USB Common Stock Will Receive Cash and Key Common Shares in the Merger (Page 36)

In connection with the merger, you will receive $8.925 in cash and 0.455 Key common shares for each of your shares of USB common stock. Pursuant to the merger agreement, the amount of Key common shares to be issued as part of the merger consideration is fixed. Because the market price of Key common shares will fluctuate, the market value of the Key common shares that USB stockholders will receive in the merger may increase or decrease both before and after the merger. However, the amount of the cash payment that holders of USB common stock will receive as part of the merger consideration will not change.

Key will not issue any fractional common shares in the merger. Instead, for each fractional common share that would otherwise be issued, Key will pay cash (without interest) in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing market price of Key common shares on the NYSE for the last NYSE trading day immediately preceding the date the merger is completed.

Set forth below is a table showing a hypothetical range of prices for Key common shares and the corresponding value of the consideration that a USB common stockholder would receive in the merger. The following table shows the closing prices for Key common shares and USB common stock and the implied per share value (taking into consideration the $8.925 in cash portion of the total merger consideration) in the merger to USB shareholders for the following dates and periods:

•	July 26, 2007, the last trading day before we announced the execution of the merger agreement;

•	July 27, 2007, the first trading day after we announced the execution of the merger agreement;

•	October 19, 2007, shortly before we mailed this document; and

•	the high, low and average closing values for the period from July 26, 2007 through October 19, 2007.

Date	Closing Price of Key Common Shares	Closing Price of USB Common Stock	Implied Value Per Share of USB Common Stock (including $8.925 per share in cash)
July 26, 2007	$35.21	$15.29	$24.95
July 27, 2007	$34.99	$24.05	$24.84
October 19, 2007	$28.69	$21.68	$21.98
High (for period)	$36.32	$24.65	$25.45
Low (for period)	$28.69	$15.29	$21.98
Average (for period)	$33.34	$23.43	$24.09

The amounts set forth above are hypothetical and are intended only to demonstrate the calculation of consideration payable under the merger agreement. The table does not reflect the fact that Key will not issue fractional shares in the merger, and will instead pay cash in lieu of such fractional shares. The actual market price of Key common shares will fluctuate both before and after completion of the merger. You should obtain current stock price quotations from a newspaper, over the Internet or by calling your broker. For more information regarding consideration of the merger, see “The Merger Agreement—Merger Consideration” beginning on page 36.

You Must Properly Surrender Your Shares of USB Common Stock (Page 37)

At the time of mailing of this proxy statement/prospectus to the holders of record of USB common stock, the exchange agent will mail or deliver to holders of record a transmittal letter containing instructions about the surrender of certificates representing shares of USB common stock in exchange for Key common shares and the cash consideration. You must follow the surrender instructions in order to receive the merger consideration. Please do not send your stock certificates with your proxy card for the special meeting.

Material Federal Income Tax Consequences of the Merger (Page 29)

In the opinions of Sullivan & Cromwell LLP and Thacher Proffitt & Wood LLP, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and each of Key and USB will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Upon the receipt of Key common shares and cash pursuant to the merger (other than cash in lieu of fractional Key common shares), in exchange for your USB common stock, you may recognize gain, but you will not recognize loss. If the sum of the fair market value of the Key common shares and the amount of cash you receive in exchange for your shares of USB common stock exceeds the adjusted basis of your shares of USB common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of USB common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a complete description of the material United States federal income tax consequences of the transaction, see “Material Federal Income Tax Consequences of the Merger” on page 29.

Tax matters are very complicated and the consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisors to determine your own tax consequences from the merger.

Key’s Dividend Policy Will Continue After the Merger; Coordination of Dividends (Page 37)

Before the merger, USB will coordinate with Key regarding dividend declarations and the related record dates and payment dates so that USB stockholders will not receive two dividends, or fail to receive one dividend, for any single quarter.

Key expects to continue its common stock dividend policy after the merger, but this policy is subject to the determination of Key’s board of directors and may change at any time. In the third quarter of 2007, Key declared a dividend of $0.365 per Key common share and USB declared a dividend of $0.15 per share of USB common stock. For comparison, USB stockholders would therefore receive a quarterly dividend following the merger equivalent to $0.166 per share of USB common stock, based on Key’s current quarterly dividend rate of $0.365 per share, but not taking into account the value of cash portion of the merger consideration. We explain the value of the merger consideration above.

The payment of dividends by Key or USB on their common securities in the future, either before or, in the case of Key, after the merger is completed, is subject to the determination of the respective boards of directors of Key and USB and depends on cash requirements, financial condition and earnings, legal and regulatory considerations and other factors of Key and USB, respectively.

USB’s Board of Directors Recommends That You Vote “FOR” the Merger (Page 20)

USB’s board of directors believes that the merger is in the best interests of USB and its stockholders and that the merger consideration is fair to USB stockholders, and the board of directors recommends that USB stockholders vote “FOR” adoption of the merger agreement and approval of the merger and the transactions contemplated thereby. For a discussion of the factors considered by the USB board of directors in reaching its decision to approve the merger agreement, the merger and the transactions contemplated thereby, see “The Merger—Reasons for the Merger.”

Opinion of USB’s Financial Advisor (Page 23)

In connection with the merger, the USB board of directors received a written opinion from Keefe, Bruyette & Woods, Inc., or KBW, as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of USB common stock. The full text of KBW’s written opinion, dated July 25, 2007, is attached to this proxy statement/prospectus as Appendix B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. KBW’s opinion was provided to the USB board of directors in its evaluation of the merger consideration. KBW’s opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any USB stockholder with respect to any matters relating to the proposed merger. KBW’s opinion will not reflect any developments that may occur or may have occurred after the date of the opinion and prior to completion of the merger. USB does not currently expect to request an updated opinion from KBW. USB agreed to pay KBW 1.00% of the market value of the aggregate consideration (as defined in the engagement agreement between USB and KBW) offered in exchange for the outstanding shares of common stock of USB, for its service in connection with the merger, all of which is contingent upon the completion of the merger.

USB Stockholder Vote Required to Approve the Plan of Merger (Page 19)

Because more than a two-thirds majority of USB’s board of directors approved the merger, adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of USB common stock outstanding. The merger agreement and the consummation of the transactions contemplated therein will not require the approval of the holders of Key common shares under the Ohio General Corporation Law, or the OGCL, the Delaware General Corporation Law, or the DGCL, or the rules of the NYSE.

As of the record date, USB directors and executive officers and their affiliates, who have entered into voting agreements with Key, held approximately 6,211,754 shares (or approximately 28% of the outstanding shares) of USB common stock entitled to vote at the special meeting.

As of the record date, Key held no shares of USB common stock and none of its directors and executive officers or their affiliates held any shares of USB common stock. See “The Merger—Interests of Certain Persons in the Merger.” Subsidiaries of Key, as fiduciaries, custodians or agents, also held no shares of USB common stock.

USB’s Directors and Executive Officers May Have Interests in the Merger that Differ from Your Interests (Page 32)

Certain members of USB’s management have interests in the merger in addition to, or different from, their interests solely as USB stockholders. For a discussion of these interests, see “The Merger—Interests of Certain Persons in the Merger.”

USB Stockholders Have Dissenters’ Rights of Appraisal (Page 50)

Under Delaware law, USB stockholders are entitled to appraisal rights in connection with the merger.

If you are a stockholder of USB, you may elect to dissent from the merger by following the procedures set forth in Section 262 of the DGCL and receive the fair value of your shares of USB common stock in cash. For more information regarding your right to dissent from the merger, please read the section titled “Dissenters’ Rights of Appraisal of USB stockholders,” beginning on page 50. We have also attached a copy of the relevant provisions of Section 262 of the DGCL as Appendix C to this proxy statement/prospectus.

We Have Agreed When and How USB Can Consider Third-Party Acquisition Proposals (Page 41)

Under the terms of the merger agreement, USB will not initiate or solicit, or engage in negotiations with or provide confidential information to a third party regarding acquiring USB or its businesses. However, if USB receives an acquisition proposal from a third party, USB can participate in negotiations with and provide confidential information to the third party if, among other steps, USB’s board of directors concludes in good faith that the proposal is a proposal that is superior to Key’s merger proposal. USB’s receipt of a superior proposal or participation in such negotiations does not give USB the right to terminate the merger agreement. In the event that USB’s board of directors recommends such an acquisition proposal, USB may be obligated to pay Key a termination fee of $21,000,000 under certain circumstances as described below under “USB Must Pay Key a Termination Fee Under Limited Circumstances.”

The Merger Will Be Accounted for as a Purchase (Page 24)

The merger will be treated as a purchase by Key of USB under generally accepted accounting principles in the United States, or GAAP.

We Must Meet Several Conditions to Complete the Merger (Page 44)

Completion of the merger is subject to the satisfaction or waiver of various conditions, including the approval of the plan of merger by USB stockholders, as well as receipt of all required regulatory approvals. Although it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived. For further details on these conditions, please see the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

We Must Obtain Regulatory Approvals to Complete the Merger (Page 47)

The Board of Governors of the Federal Reserve System and the New York State Banking Board must approve, or waive approval of, the merger and related transactions before the merger can be completed. Key and USB have filed applications and notifications to obtain the requisite regulatory approvals.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Key following completion of the merger.

We May Terminate the Merger Agreement (Page 45)

The merger agreement may be terminated under certain circumstances without completing the merger, even if USB’s stockholders have approved the merger agreement and the merger. Circumstances under which the merger agreement may be terminated include:

•	by the mutual consent of Key and USB;

•	by either party if:

•

the other party is in breach of a representation, warranty or covenant contained in the merger agreement, and the breach has not been cured within 45 days after written notice of such breach is given and that breach would also allow the non-breaching party not to complete the merger;

•

if any governmental entity that must grant a regulatory approval has issued a written denial of approval of the merger or any regulatory authority has issued a final and unappealable action prohibiting the completion of the merger; or

•	if the merger is not completed on or before January 31, 2008, but not by a party whose action or inaction caused such delay;

•

by USB (but not Key), without any action of the USB stockholders, at any time during the three business days following the date on which all regulatory approvals have been received, if (i) the market price of the Key common shares falls below $30.73, and (ii) between July 26, 2007 and the date on which all regulatory approvals are received, the percentage decrease in the market price of the Key common shares is 15% greater than the percentage decrease in the KBW Bank Index, a modified capitalization weighted index of the 24 largest banking institutions trading in the U.S. public capital markets, in each case, as measured by using the average of the closing price of the Key common shares during the 10 consecutive trading days ending on the date all regulatory approvals are received; provided however, that Key may, without any action of the USB stockholders, prevent the termination of the merger agreement pursuant to the foregoing by increasing the aggregate merger consideration (the stock consideration and/or the cash consideration) to an amount that is not less than the aggregate value of the merger consideration that would have been in effect if the conditions specified in the foregoing clauses (i) and (ii) did not exist;

•

by Key (but not USB) if (i) USB’s board of directors submits the merger agreement and the other transactions contemplated thereby to its stockholders without a recommendation for approval or withdraws its recommendation or modifies its recommendation for approval in a manner adverse to the interest of Key, (ii) USB fails to substantially comply with its covenant not to solicit or encourage inquiries or proposals, in circumstances not permitted under the merger agreement, which covenant is described under “The Merger Agreement—Acquisition Proposals by Third Parties,” or USB fails to convene a stockholder meeting in a prompt manner to vote upon the adoption and approval of the merger agreement, or (iii) the USB board of directors has recommended or endorsed a third party’s acquisition proposal; or

•

by Key (but not USB) if any ASTM 1903 Phase II environmental assessment indicates the existence of any condition or matter with respect to which it is reasonably likely that the cost of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities relating to such condition or matter would exceed $1,000,000 in the case of one parcel of real property owned by USB or any of its subsidiaries or $3,000,000 in the case of all real property owned by USB or any of its subsidiaries, and such condition or matter has not been cured by USB within 45 days after written notice of such condition or matter is given by Key.

USB Must Pay Key a Termination Fee Under Limited Circumstances (Page 46)

USB must pay Key a fee equal to $21,000,000 if one of the following situations occurs on or before certain specified dates:

•

USB’s board of directors submits the merger agreement, the merger and the other transactions contemplated thereby to its stockholders without a recommendation for approval, or if the board otherwise withdraws or modifies its recommendation for approval in a manner adverse to the interest of Key;

•

USB fails to substantially comply with its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, which covenant is described under “The Merger Agreement—Acquisition Proposals by Third Parties;”

•	USB fails to convene a meeting of its stockholders in a prompt manner to vote upon the adoption and approval of the merger agreement;

•	USB’s board of directors recommends or endorses an acquisition proposal other than the merger; or

•

USB enters into an agreement to engage in a competing acquisition proposal with any person other than Key or any of Key’s subsidiaries within 12 months following the termination of the merger agreement by Key as a result of a breach by USB of a representation, warranty or covenant contained in the merger agreement, which (i) was not cured within 45 days after written notice of such breach was given to USB, and (ii) gave Key the right to terminate the agreement.

Key and USB May Amend or Waive Merger Agreement Provisions (Page 47)

At any time before completion of the merger, either Key or USB may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. Subject to compliance with applicable law, Key and USB may amend the merger agreement by a written agreement at any time before or after USB’s stockholders approve the merger agreement or the transactions contemplated thereby, except that if USB’s stockholders have given their approval, an amendment of the merger agreement would require the merger agreement to be resubmitted to USB’s stockholders.

Key may also change the structure of the merger, as long as any change does not (i) change the amount or type of consideration to be received by USB stockholders and the holders of options to purchase USB common stock, (ii) adversely affect the tax treatment of either Key, USB or their respective stockholders pursuant to the merger agreement, or (iii) materially impede or delay the completion of the merger.

The Rights of USB Stockholders Following the Merger Will be Different (Page 58)

The rights of Key shareholders are governed by the laws of the State of Ohio, including the OGCL, and by Key’s amended and restated articles of incorporation and amended and restated regulations. The rights of USB stockholders are currently governed by Delaware law, including the DGCL, and by USB’s restated certificate of incorporation and by-laws. Upon the completion of the merger, the rights of USB stockholders will be governed by the laws of the State of Ohio, Key’s amended and restated articles of incorporation and Key’s amended and restated regulations.

Special Meeting of USB (Page 18)

USB plans to hold its special meeting of stockholders on Wednesday, November 28, 2007, at 10:00 A.M. local time, at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901. At the meeting USB stockholders will be asked to adopt the merger agreement and approve other matters required to be approved or adopted to effect the merger. USB stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting. USB could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to adopt the merger agreement and approve the merger.

You can vote at the USB special meeting of stockholders if you owned USB common stock at the close of business on October 22, 2007, which has been fixed as the record date. As of October 19, 2007, the last trading day before the record date, there were 22,022,412 shares of USB common stock outstanding and entitled to vote. You can cast one vote for each share of USB common stock that you owned on that date.

Comparative Market Value of Securities

Key common shares are listed on the NYSE under the symbol “KEY”. USB common stock is listed on the NYSE under the symbol “UBH”. The following table sets forth the closing sale prices per Key common share and USB common stock in each case as reported on the NYSE on July 26, 2007, the last trading day before Key and USB announced the merger, and on October 19, 2007, the last practicable trading day before the distribution of this document.

	Key Common Shares Closing Price	USB Common Stock Closing Price
July 26, 2007	$35.21	$15.29
October 19, 2007	$28.69	$21.68

Risk Factors (Page 15)

In evaluating the merger and the merger agreement and before deciding how to vote your shares of USB common stock at the special meeting of the stockholders of USB, you should read this proxy statement/prospectus carefully and especially consider the factors, risks and uncertainties discussed in the section entitled “Risk Factors.”

COMPARATIVE PER SHARE DATA

The following table sets forth for Key and USB certain historical and pro forma financial information based on historical financial information and related notes that Key and USB have presented in their prior filings with the SEC. You should read the financial information provided in the following table together with this historical financial information and related notes. The historical financial information is also incorporated into this document by reference. See “Where You Can Find More Information” on page 69 for a description of where you can find this historical information.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Key
Income per share from continuing operations
Historical	$1.76	$2.95
Pro Forma (1)	1.75	2.96
Income per share from continuing operations—assuming dilution
Historical	1.74	2.91
Pro Forma (1)	1.73	2.91
Dividends declared per share
Historical	0.73	1.38
Pro Forma (1)	0.73	1.38
Book value per share
Historical	19.78	19.30
Pro Forma (1)	20.29	19.81

USB
Income per share from continuing operations
Historical	$0.60	$1.45
Equivalent Pro Forma (2)	0.80	1.35
Income per share from continuing operations—assuming dilution
Historical	0.59	1.39
Equivalent Pro Forma (2)	0.79	1.32
Dividends declared per share
Historical	0.30	0.57
Equivalent Pro Forma (2)	0.33	0.63
Book value per share
Historical	10.41	10.20
Equivalent Pro Forma (2)	9.23	9.01

(1)

The pro forma net income and book value amounts include the results of both companies’ operations as well as acquisition-related adjustments. The Key pro forma cash dividends represent Key’s historical dividends. The pro forma book value data gives effect to the merger as if the merger had occurred at the date presented. The pro forma net income data gives effect to the merger as if the merger had occurred at January 1, 2006.

(2)	The USB equivalent pro forma net income, dividends declared and book value amounts were computed by multiplying the Key pro forma amounts by the exchange ratio of 0.455.

SELECTED CONSOLIDATED KEY FINANCIAL DATA

The following consolidated selected financial data is derived from Key’s and its subsidiaries’ audited consolidated financial statements as of and for the five years ended December 31, 2006 and from Key’s unaudited interim financial statements as of and for the six months ended June 30, 2007 and 2006. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes incorporated by reference into this proxy statement/prospectus. All of Key’s acquisitions during the periods presented were accounted for using the purchase method. Accordingly, the operating results of the acquired companies are included with Key’s results of operations since their respective dates of acquisition. Certain items in prior years have been reclassified to conform to the current presentation. Dollar amounts are in millions, except per share amounts.

	Six months ended June 30		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
(dollars in millions, except per share amounts)	(Unaudited)		(Audited except ratios and 2003 and 2002 which have been restated for discontinued operation)
For the period
Interest income	$2,763	$2,578	$5,380	$4,383	$3,562	$3,721	$4,115
Interest expense	1,398	1,180	2,565	1,727	1,106	1,165	1,519
Net interest income	1,365	1,398	2,815	2,656	2,456	2,556	2,596
Provision for loan losses	97	62	150	143	185	498	548
Noninterest income	1,303	1,026	2,127	2,067	1,925	1,950	1,998
Noninterest expense	1,599	1,550	3,149	3,054	2,884	2,816	2,763
Income from continuing operations before income taxes and cumulative effect of accounting changes	972	812	1,643	1,526	1,312	1,192	1,283
Income from continuing operations before cumulative effect of accounting changes	695	577	1,193	1,090	907	872	958
(Loss) income from discontinued operations, net of taxes	(11)	15	(143)	39	47	31	18
Income before cumulative effect of accounting changes	684	592	1,050	1,129	954	903	976
Net income	684	597	1,055	1,129	954	903	976

Per common share
Income from continuing operations before cumulative effect of accounting changes	$1.76	$1.42	$2.95	$2.67	$2.21	$2.06	$2.25
(Loss) income from discontinued operations	(.03)	.04	(.35)	.10	.11	.07	.04
Income before cumulative effect of accounting changes	1.73	1.46	2.60	2.76	2.32	2.14	2.29
Net income	1.73	1.47	2.61	2.76	2.32	2.14	2.29

Income from continuing operations before cumulative effect of accounting changes—assuming dilution	1.74	1.40	2.91	2.63	2.18	2.05	2.22
(Loss) income from discontinued operations—assuming dilution	(.03)	.04	(.35)	.09	.11	.07	.04
Income before cumulative effect of accounting changes—assuming dilution	1.71	1.44	2.56	2.73	2.30	2.12	2.27
Net income—assuming dilution	1.71	1.45	2.57	2.73	2.30	2.12	2.27

Cash dividends declared	.73	.69	1.38	1.30	1.24	1.22	1.20
Book value at period end	19.78	19.21	19.30	18.69	17.46	16.73	16.12
Weighted average common shares outstanding (000)	394,944	405,949	404,490	408,981	410,585	422,776	425,451
Weighted average common shares and potential common shares outstanding (000)	400,180	411,842	410,222	414,014	415,430	426,157	430,703

	Six months ended June 30				Year ended December 31,
	2007		2006		2006		2005		2004		2003		2002
(dollars in millions, except per share amounts)	(Unaudited)				(Audited except ratios and 2003 and 2002 which have been restated for discontinued operation)
At period end
Loans	$66,692		$67,408		$65,826		$66,478		$63,372		$59,754		$59,813
Earning assets	82,328		81,737		80,090		80,143		78,140		72,560		73,094
Total assets	94,076		94,794		92,337		93,126		90,747		84,498		85,214
Deposits	60,599		60,838		59,116		58,765		57,842		50,858		49,346
Long-term debt	12,581		14,050		14,533		13,939		14,846		15,294		15,605
Shareholders’ equity	7,701		7,737		7,703		7,598		7,117		6,969		6,835

Performance ratios
From continuing operations:
Return on average total assets	1.51%		1.29%		1.30%		1.24%		1.09%		1.07%		1.21%
Return on average equity	18.35		15.40		15.43		14.88		13.07		12.63		14.68
Net interest margin (TE)	3.48		3.70		3.67		3.65		3.62		3.73		3.91
From consolidated operations:
Return on average total assets	1.49%		1.29%		1.12%		1.24%		1.10%		1.07%		1.19%
Return on average equity	18.06		15.80		13.64		15.42		13.75		13.08		14.96
Net interest margin (TE)	3.49		3.73		3.69		3.69		3.63		3.78		3.94

Capital ratios at period end
Equity to assets	8.19%		8.16%		8.34%		8.16%		7.84%		8.25%		8.02%
Tangible equity to tangible assets	6.89		6.68		7.01		6.68		6.35		6.94		6.73
Tier 1 risk-based capital (1)	8.14		7.90		8.24		7.59		7.22		8.35		7.74
Total risk-based capital (2)	12.15		12.08		12.43		11.47		11.47		12.57		12.11
Leverage (3)	9.11		8.82		8.98		8.53		7.96		8.55		8.16

Asset quality data
Nonperforming loans at period end	$276		$279		$215		$277		$308		$694		$943
Nonperforming assets at period end	378		308		273		307		379		753		993
Allowance for loan losses at period end	945		956		944		966		1,138		1,406		1,452
Net loan charge-offs	97		73		170		315		431		548		780
Nonperforming loans to period-end portfolio loans	.41%		.41%		.33%		.42%		.49%		1.16%		1.58%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	.57		.46		.41		.46		.60		1.26		1.66
Allowance for loan losses to nonperforming loans	342.39		342.65		439.07		348.74		369.48		202.59		153.98
Allowance for loan losses to period-end loans	1.42		1.42		1.43		1.45		1.80		2.35		2.43
Net loan charge-offs to average loans from continuing operations	.30		.23		.26		.51		.74		.95		1.33

Ratio of Earnings to Fixed Charges (4)
Excluding deposit interest	2.82	x	2.66	x	2.61	x	2.93	x	3.64	x	3.42	x	2.99	x
Including deposit interest	1.69	x	1.68	x	1.63	x	1.86	x	2.15	x	2.00	x	1.83	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (4)
Excluding deposit interest	2.82	x	2.66	x	2.61	x	2.93	x	3.64	x	3.42	x	2.99	x
Including deposit interest	1.69	x	1.68	x	1.63	x	1.86	x	2.15	x	2.00	x	1.83	x

(1)

KeyCorp’s Tier 1 capital consists of common shareholders’ equity (excluding net unrealized gains or losses on securities available for sale, except for net unrealized losses on marketable equity securities; net gains or losses on cash flow hedges; or the amount resulting from the adoption and application of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”), perpetual preferred stock and capital securities; less goodwill and other non-qualifying intangible assets.

(2)

KeyCorp’s total capital consists of Tier 1 capital, subordinated debt, qualifying preferred stock, net unrealized gains on equity securities available for sale and the qualifying portion of the allowance for losses on loans and liabilities for losses on lending related commitments. At least half of a bank holding company’s total capital is required to be comprised of Tier 1 capital.

(3)

The leverage ratio is defined as Tier 1 capital as a percentage of average quarterly total assets, less goodwill and other non-qualifying intangible assets. Guidelines of the Federal Reserve Board provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including assignment of the highest regulatory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

(4)

Earnings represent consolidated income from continuing operations before income taxes and cumulative effect of accounting changes plus fixed charges. Fixed charges include consolidated interest expense (excluding or including interest on deposits, as the case may be), and the proportion deemed representative of the interest factor of rental expense, net of income from subleases.

TE = Taxable Equivalent

SELECTED CONSOLIDATED USB FINANCIAL DATA

The following consolidated selected financial data is derived from USB’s and its subsidiaries’ audited consolidated financial statements as of and for the five years ended December 31, 2006 and from USB’s unaudited interim financial statements as of and for the six months ended June 30, 2007 and 2006. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes incorporated by reference into this proxy statement/prospectus. All of USB’s acquisitions during the periods presented were accounted for using the purchase method. Accordingly, the operating results of the acquired companies are included with USB’s results of operations since their respective dates of acquisition. Common share and per common share amounts have been adjusted to reflect common stock dividends in prior periods. Dollar amounts are in thousands, except per share amounts.

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
(dollars in thousands, except per share amounts)	(Unaudited)		(Audited except ratios)
Consolidated Statements of Income:
Interest income	$94,725	$85,302	$177,554	$158,533	$145,696	$131,215	$125,419
Interest expense	50,498	39,075	85,477	63,970	57,561	54,191	52,904
Net interest income	44,227	46,227	92,077	94,563	88,135	77,024	72,515
Provision for loan losses	704	1,307	1,619	611	3,687	2,513	4,109
Noninterest income	3,425	3,564	8,610	7,907	8,997	16,048	12,766
Noninterest expense	27,571	25,758	52,135	52,703	51,520	45,240	40,260
Net income	$13,255	$15,340	$31,557	$33,192	$28,065	$29,288	$27,034

Per Common Share Data:
Cash dividends declared	$0.30	$0.28	$0.57	$0.54	$0.45	$0.35	$0.31
Book value	$10.41	$9.59	$10.20	$9.40	$8.52	$7.83	$7.28
Market price	$19.06	$22.50	$24.10	$21.66	$23.71	$17.59	$15.29
Dividend payout ratio	50.85%	41.79%	41.01%	36.49%	35.88%	26.71%	25.74%
Common shares outstanding	21,939,569	21,768,568	21,902,023	21,713,805	21,364,155	21,485,288	21,417,892
Adjusted weighted-average common shares outstanding	22,403,713	22,755,686	22,666,839	22,478,083	22,444,471	22,070,626	21,994,776

Ratio of Earnings to Fixed Charges:
Excluding deposit interest	2.01	2.28	2.27	2.57	2.26	2.49	2.62
Including deposit interest	1.38	1.58	1.55	1.77	1.73	1.84	1.77

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
(dollars in thousands, except per share amounts)	(Unaudited)		(Audited except ratios)
Balance Sheet Data:
Total loans	$1,603,717	$1,498,270	$1,593,420	$1,474,984	$1,508,098	$1,448,680	$1,350,441
Total assets	3,029,756	2,820,286	2,923,247	2,758,226	2,746,270	2,906,462	2,542,866
Deposits	1,970,588	1,866,739	1,896,369	1,847,202	1,858,218	1,775,049	1,551,787
Borrowings	753,827	658,056	708,015	622,159	625,032	893,505	504,094
Shareholders’ Equity	228,359	208,865	223,436	204,153	182,046	168,293	156,011

Performance Ratios:
Return on average total assets	0.89%	1.10%	1.11%	1.19%	0.96%	1.10%	1.24%
Return on average equity	11.67%	14.80%	14.86%	17.15%	16.13%	18.05%	18.70%
Net interest margin (Taxable Equivalent)	3.12%	3.53%	3.43%	3.62%	3.21%	3.09%	3.65%

Consolidated Capital Ratios:
Total stockholders’ equity to assets	7.54%	7.41%	7.64%	7.40%	6.63%	5.79%	6.14%
Avg. total stockholders’ equity to avg. total assets	7.60%	7.42%	7.44%	6.92%	5.96%	6.10%	6.65%
Tier 1 capital (to risk weighted assets)	15.32%	16.00%	15.43%	16.00%	14.15%	12.80%	12.55%
Total risk-based capital (to risk weighted assets)	16.21%	17.00%	16.34%	16.98%	15.07%	13.70%	13.58%
Leverage	9.52%	9.90%	9.75%	9.47%	8.15%	7.54%	8.36%

Asset Quality:
Nonperforming loans	$8,348	$8,983	$9,820	$8,977	$1,648	$6,130	$12,484
Nonperforming assets	8,348	8,983	9,820	8,977	1,648	6,130	12,518
Allowance for loan losses	15,696	16,260	16,034	15,164	15,226	14,757	14,168
Net loan charge-offs	1,099	316	804	109	3,212	1,885	2,192
Nonperforming assets to total assets	0.28%	0.32%	0.34%	0.33%	0.06%	0.21%	0.49%
Allowance for loan losses to nonperforming loans	188.02%	181.01%	163.28%	168.92%	923.91%	240.73%	113.49%
Allowance for loan losses to total loans	0.98%	1.09%	1.01%	1.03%	1.01%	1.02%	1.05%
Net loan charge-offs to average loans	0.07%	0.02%	0.05%	0.01%	0.22%	0.14%	0.18%

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see “Where You Can Find More Information” beginning on page 69), including the risk factors included in Key’s and USB’s respective Annual Reports on Form 10-K for the year ended December 31, 2006 and their respective Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007 and the matters addressed under the heading “Forward-Looking Statements” beginning on page 71, you should carefully consider the following risk factors in deciding how to vote on the merger agreement and the merger.

Because the market price of Key common shares may fluctuate, USB stockholders cannot be sure of the market value of the Key common shares that they will receive in the merger.

In the merger, USB stockholders will have the right to receive $8.925 in cash and 0.455 Key common shares for each of their shares of USB common stock. Because the number of Key common shares and cash that will be issued in the merger to each USB common stockholder is fixed and will not be adjusted for changes in the market price of either Key common shares or USB common stock, any change in the price of Key common shares will affect the market value of the stock portion of the merger consideration that USB stockholders will receive. Key is not permitted to terminate the merger agreement because of changes in the market price of the USB common stock. USB may terminate the merger agreement at any time during the three business days following the date on which all regulatory approvals have been received if (i) the market price of the Key common shares falls below $30.73 and (ii) between July 26, 2007 and the date on which all regulatory approvals are received, the percentage decrease in the market price of the Key common shares is 15% greater than the percentage decrease in the market price of the KBW Bank Index, a modified capitalization weighted index of the 24 largest banking institutions trading in the US public capital markets, in each case, as measured by using the average of the closing price of the Key common shares during the ten consecutive trading ending on the date all regulatory approvals are received.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Key’s and/or USB’s business, operations and prospects and regulatory considerations. Many of these factors are beyond the control of Key or USB. The prices of Key common shares and USB common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, the date of this joint proxy statement/prospectus and the dates of the special meetings. As a result, the value represented by the stock portion of the merger consideration also will vary. For example, based on the range of closing prices of Key common shares during the period from July 26, 2007, the last trading day before public announcement of the execution of the merger agreement, through October 19, 2007, the total merger consideration represented a value ranging from a high of $25.45 to a low of $21.98, in each case taking into consideration the $8.925 in cash portion of the total merger consideration (i.e., (i) $8.925 plus (ii) 0.455 times the closing price of Key common shares), for each share of USB common stock. Because the date the merger is completed may be later than the dates of the meetings, at the time of the USB stockholders’ meeting, USB stockholders will not necessarily know the market value of Key common shares that USB stockholders will receive upon merger completion.

USB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on USB and, consequently, on Key. These uncertainties may impair USB’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with USB to seek to change existing business relationships with USB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Key. If strategic USB employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Key, Key’s business following the merger could be harmed. In addition, the merger agreement restricts USB from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Key. These restrictions may prevent USB from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 39 of this proxy statement/prospectus for a description of the restrictive covenants to which USB is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Key and USB have operated and, until merger completion, will continue to operate, independently. It is possible that the integration process could result in the loss of strategic employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any mergers of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

The market price of Key common shares after the merger may be affected by factors different from those affecting USB common stock or Key common shares currently.

The businesses of Key and USB differ in some respects and, accordingly, the results of operations of the combined company and the market price of Key common shares after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Key or USB. For a discussion of the businesses of Key and USB and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Board of Governors of the Federal Reserve System and the New York State Banking Board must approve, or waive the approval of, the merger. The Board of Governors of the Federal Reserve System and the New York State Banking Board will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of the two companies and their respective subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Board of Governors of the Federal Reserve System and the New York State Banking Board will review each of Key’s and USB’s capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws and the Community Reinvestment Act of 1977, as amended, or the Community Reinvestment Act.

There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Key may make acquisitions and dispositions and issue capital securities in connection therewith if such transactions do not present a material risk that the completion of the merger will be materially delayed or that any required regulatory approvals will be materially more difficult to obtain.

Some of the directors and executive officers of USB may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of USB may be different from those of USB stockholders, and directors and officers of USB may be participants in arrangements that are different from, or in addition to, those of USB stockholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 32.

The merger agreement limits USB’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit USB’s ability to discuss competing third-party proposals to acquire all or a significant part of USB. These provisions, which include a $21,000,000 termination fee payable in certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of USB from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire USB than it might otherwise have proposed to pay.

We may fail to realize the cost savings estimated for the merger.

Key estimates that approximately $21.6 million of annual cost savings would be realized from the merger when fully phased in. While Key continues to be comfortable with these estimates as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates depend on our ability to combine the businesses of Key and USB in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Key is not able to execute upon parts of the proposed combination, the anticipated cost savings may not be fully realized or realized at all, or may take longer than expected to be realized.

The shares of Key common shares to be received by USB stockholders as a result of the merger will have different rights from the shares of USB common stock.

The rights associated with USB common stock are different from the rights associated with Key common shares. See the section of this proxy statement/prospectus entitled “Comparison of Shareholder/Stockholder Rights” beginning on page 58 for a discussion of the different rights associated with Key common shares.

If the merger is not consummated by January 31, 2008, either Key or USB may choose not to proceed with the merger.

Either Key or USB may terminate the merger agreement if the merger has not been completed by January 31, 2008, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

USB SPECIAL MEETING

This section contains information from USB for USB stockholders about the special meeting USB has called to consider and adopt the merger agreement and approve the merger and the other transactions contemplated thereby. We are mailing this proxy statement/prospectus to you, as a USB stockholder, on or about October 26, 2007. Together with this proxy statement/prospectus, we are also sending to you a notice of the USB special meeting of the stockholders and a form of proxy card that USB’s board of directors is soliciting for use at such special meeting of their stockholders and at any adjournment or postponement of the meeting.

This proxy statement/prospectus is also being furnished by Key to USB stockholders as a prospectus in connection with the issuance of Key common shares upon consummation of the merger.

Date, Time and Place

The USB special meeting will be held on Wednesday, November 28, 2007, at 10:00 A.M. local time, at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901.

Matters To Be Considered

At the special meeting, USB’s stockholders as of the record date will be asked to consider and vote on the following proposals:

•	To adopt the merger agreement, pursuant to which USB will merge with and into the Merger Sub, with the Merger Sub as the surviving entity of such merger.

•	To adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger.

•	To act upon such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Proxies

If you are a USB common stockholder, you should complete and return the proxy card accompanying this proxy statement/prospectus to ensure that your vote is counted at the USB special meeting of the stockholders, regardless of whether you plan to attend such special meeting. If you are a registered common stockholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the Internet by following the instructions described on your proxy card. If your shares are held in nominee or “street name,” you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

Any USB stockholder who executes a proxy has the power to revoke it at any time before it is voted. Revocation may be made effective by attending the special meeting and voting the shares of common stock in person or by delivering to Raymond J. Crotty, President, Chief Operating Officer and Secretary of USB, at the principal offices of USB or at the special meeting prior to the opening of the balloting at the special meeting, a written notice of revocation or a later-dated, properly executed proxy. All written notices of revocation and other communications with respect to revocation of proxies not delivered to Raymond J. Crotty at the special meeting should be addressed to USB as follows: 100 Dutch Hill Road, Orangeburg, New York 10962, Attention: Raymond J. Crotty, President, Chief Operating Officer and Secretary.

Solicitation

Proxies are being solicited by the USB board of directors from USB stockholders. Shares of USB common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted “FOR” adoption of the merger agreement and approval of the merger, “FOR” an adjournment of the special meeting to solicit additional proxies in favor of the merger, and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting.

Participants in the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401(k) Provisions), or the KSOP, have the right to direct the voting of USB common stock held in their plan accounts but do not have the right to vote those shares personally at the special meeting. KSOP participants will receive a copy of this document and the accompanying form of proxy for the shares held in their plan accounts. If you are a KSOP participant, you will need to return the proxy card relating to the shares held in your plan account, or vote such shares by using the telephone or Internet, in addition to voting any other shares of USB common stock that you hold directly.

Key has agreed to pay for the costs and expenses (excluding the fees and disbursements of counsel, financial advisors and accountants) of copying, printing and distributing this proxy statement/prospectus and all listing, filing or registration fees, including without limitation, fees paid for filing the registration statement of which this proxy statement/prospectus is a part with the SEC and any other fees paid for filings with governmental authorities. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of USB or its affiliates telephonically, electronically or by other means of communication and by Georgeson Inc., which USB has hired to assist in the solicitation and distribution of proxies for the merger and the special meeting. Directors, officers and employees will receive no additional compensation for such solicitation. USB will pay Georgeson Inc. a fee of approximately $7,500 for its services. Key will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

Record Date

The USB board of directors has fixed the close of business on October 22, 2007, as the record date for determining the USB stockholders entitled to receive notice of and to vote at the special meeting. Only USB stockholders of record as of the record date are entitled to notice of and to vote at the special meeting. As of October 19, 2007, the last trading day before the record date, 22,022,412 shares of USB common stock were issued and outstanding and held by approximately 1,226 record holders. USB stockholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of USB common stock held of record at the close of business on the record date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of USB common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum, abstentions will be counted as shares present but shares represented by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares, which we refer to as “broker non-votes,” will not be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval.

Action Required

Because more than a two-thirds majority of USB’s board of directors approved the merger, adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of USB common stock outstanding. The merger agreement and the consummation of the transactions contemplated therein will not require the approval of the holders of Key common shares under the OGCL, the DGCL or the rules of the NYSE.

As of the record date, USB directors and executive officers and their affiliates, who have entered into voting agreements with Key, held approximately 6,211,754 shares (or approximately 28% of the outstanding shares) of USB common stock entitled to vote at the special meeting.

As of the record date, Key held no shares of USB common stock and none of its directors and executive officers or their affiliates held any shares of USB common stock. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 32. Subsidiaries of Key, as fiduciaries, custodians or agents, held no shares of USB common stock.

Voting by Telephone or Through the Internet

Many stockholders of USB have the option to submit their proxies or voting instructions electronically by telephone or through the Internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in USB’s stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or the voting instruction form forwarded by your broker, bank or other holder of record to see which options are available.

USB holders of record may submit proxies: by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or through the Internet, by visiting the website indicated on their proxy card and following the instructions.

Recommendation of USB’s Board of Directors

The board of directors of USB, by more than a two-thirds majority of directors present at a special meeting convened for this purpose, has adopted the merger agreement and approved the merger. The USB board of directors believes that these items and the transactions they contemplate are in the best interests of USB and its stockholders, and recommends that USB stockholders vote “FOR” adoption of the merger agreement and approval of the merger and the transactions contemplated thereby.

See “The Merger—Reasons for the Merger” beginning on page 22 for a more detailed discussion of the USB board of directors’ recommendation with regard to the merger agreement, the merger and the transactions contemplated thereby.

THE MERGER

Background of the Merger

The board of directors of USB and its senior management have regularly reviewed USB’s strategic alternatives and assessed various opportunities for increasing long-term shareholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching, and acquiring and/or affiliating with other financial institutions. These reviews included a periodic assessment by financial advisors of USB’s financial performance and return to shareholders, stock trading patterns and trends in the financial marketplace, including merger and acquisition activity, both locally and nationwide. In addition, these reviews often included a discussion of the fiduciary duties of USB’s board of directors with Thacher Proffitt & Wood LLP, USB’s special legal counsel.

As set forth in further detail below, on numerous occasions over the past five years, USB and Key held discussions of various degrees of formality regarding the possible combination of the two organizations. Until the discussions that resulted in USB and Key entering into the merger agreement in July 2007, these interactions did not result in any formal or informal agreement between the two institutions.

In February 2002, Keefe, Bruyette & Woods, Inc., or KBW, an investment banking firm retained by USB, contacted a number of financial institutions identified by KBW to explore whether such financial institutions had an interest in evaluating a potential affiliation with USB. Key executed a confidentiality agreement and submitted an expression of interest to KBW. Seven other financial institutions also submitted expressions of interest to KBW. In March 2002, after reviewing these expressions of interest, USB determined not to proceed with a transaction.

In September 2004, KBW contacted 28 financial institutions it had identified to explore whether they had an interest in evaluating a potential affiliation with USB. Key again executed a confidentiality agreement and submitted an expression of interest to KBW. Six other financial institutions also submitted expressions of interest to KBW. USB had discussions at that time with Key and one other financial institution regarding a potential transaction. Thacher Proffitt & Wood LLP circulated a proposed merger agreement for Key to consider in connection with the submission of a final bid proposal. Key’s due diligence of USB and merger negotiations between Key and USB commenced in the latter part of October 2004, and continued until November 19, 2004, when Key submitted its final bid letter. Further negotiations between Key and USB and due diligence continued through the end of December 2004, without agreement on fundamental terms and conditions of a proposed transaction between Key and USB.

In March 2005, KBW contacted Key to determine Key’s interest in resuming discussions with USB. Shortly thereafter, Henry L. Meyer, III, Key’s Chairman and Chief Executive, and Thomas Hales, USB’s Chairman and Chief Executive, met to discuss the prospects of resuming negotiations. During June and July 2005, discussions took place between the executive officers of Key and USB and their respective counsel regarding the fundamental terms and conditions of the transaction. The discussions ended in mid-July without agreement on certain fundamental terms and conditions, principally related to pricing.

In May 2006, Messrs. Meyer and Hales met again in New York City to discuss in general terms the possibility of a merger transaction between Key and USB. Several other discussions between the companies transpired but it was not until October 2006 that the companies resumed negotiations regarding specific terms and conditions. Between October and December 2006, the companies exchanged general comments on the previously drafted merger agreement, however neither Key nor USB performed any further due diligence on the other, nor did the companies reach agreement on price or other certain fundamental terms and conditions of the proposed transaction.

Further discussions took place from time-to-time throughout the first half of 2007. By May 2007, Key anticipated the termination of its Memorandum of Understanding with the Federal Reserve Bank of Cleveland and its Consent Order with the Office of the Comptroller of the Currency, each concerning Bank Secrecy Act compliance-related matters that could have delayed the regulatory approvals required in a potential transaction.

At that time, representatives from Key contacted Mr. Hales to reiterate Key’s interest in entering into a merger combination with USB. On or about June 18, 2007, the companies executed a new confidentiality agreement, effective as of June 2, 2007. Discussions remained informal until Key announced the termination of such regulatory orders on June 27, 2007.

Between July 9 and 12, 2007, the parties discussed certain fundamental terms of the proposed transaction, including a price and exchange ratio that reflected an appropriate premium to USB’s recent market value. On July 13, 2007, USB’s counsel circulated a proposed merger agreement that reflected comments from Key and its counsel and proposed additional changes to certain terms and conditions that had been the subject of some discussions from time-to-time since December 2004.

On July 14 and 15, 2007, Key conducted off-site due diligence of USB in White Plains and Orangeburg, New York. Key continued its off-site due diligence review in Cleveland, Ohio from documents provided by USB. USB and their advisors conducted due diligence at the offices of Key on July 17, 2007. The parties and their advisors negotiated the terms of the merger agreement throughout the due diligence review process, until July 26, 2007.

At a special meeting of the board of directors of USB held on July 18, 2007, the board discussed the terms of the proposed transaction with Key. KBW and Thacher Proffitt & Wood LLP participated in the special meeting. Thacher Proffitt & Wood LLP discussed the board’s fiduciary obligations, and presented a detailed review of the provisions of the draft merger agreement.

At a special meeting of the board of directors of USB held on July 25, 2007, the board of directors discussed the revised terms of the merger agreement, which included an offer to pay a combination of $8.925 per share in cash and 0.455 Key common shares for each of the outstanding shares of USB common stock. At this meeting, Thacher Proffitt & Wood LLP reviewed for the board of directors of USB the revised terms of the merger agreement. KBW delivered an oral presentation of its fairness opinion, which was confirmed in writing, which states that, based upon and subject to the considerations described in its opinion, the per share merger consideration offered by Key was fair from a financial point of view to USB’s public stockholders. After fully considering the proposal, the USB board of directors approved the merger agreement and the transactions contemplated thereby, subject to the resolution of open issues in a manner satisfactory to USB.

The final open items to the merger agreement were resolved in the evening of July 26, 2007, following which the parties executed the merger agreement and the other related agreements. On the morning of July 27, 2007, the parties issued a joint press release publicly announcing the transaction. Between the date of the merger agreement and the date of this proxy statement/prospectus, neither USB nor its representatives have been contacted by any party other than Key with respect to a potential acquisition of USB.

Reasons for the Merger

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, USB’s board of directors consulted with senior management, KBW and Thacher Proffitt & Wood LLP, and considered a number of factors, including but not limited to the following, which are not presented in order of priority:

•	the historical performance of USB;

•	the current and prospective economic, regulatory and competitive environment in which USB operates;

•

the merger consideration offered and the belief of the USB board of directors that the merger consideration is a fair amount and that the mixture of stock and cash is favorable and will result in long-term value for USB’s stockholders;

•	the fact that the transaction is expected to be tax-free to USB’s stockholders, to the extent that USB’s stockholders receive Key common shares in exchange for shares of USB’s common stock;

•	the ability of Key to pay the merger consideration;

•	the business and future prospects of Key and the USB board of director’s view of the quality of Key common shares as an investment of USB’s stockholders;

•	the compatibility of the respective business cultures and lines of businesses of USB and Key;

•	the anticipated effect of the acquisition on employees of USB (including the fact that USB employees who do not continue as employees of Key will be entitled to receive severance benefits);

•	the effect on USB’s customers and the communities served by USB;

•

the terms and conditions of the merger agreement, including but not limited to the representations and warranties of the parties, the covenants, the consideration, the benefits to our employees, the employee and executive termination benefit, and the adequacy of the fiduciary out;

•	the likelihood of obtaining the necessary regulatory and stockholder approvals;

•	the likelihood of finding another acquirer with the willingness and ability to offer greater consideration; and

•	the opinion of KBW that the terms of the transaction are fair to USB’s stockholders from a financial point of view.

Based on the factors described above, a majority of USB’s board of directors determined that the merger was desirable and in the best interests of USB’s stockholders and a majority of USB’s board of directors voted to approve the merger agreement.

Opinion of USB’s Financial Advisor

USB engaged KBW to render financial advisory and investment banking services. KBW assisted USB in analyzing, structuring and negotiating the merger of USB with and into Key. USB selected KBW because KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with USB and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On July 25, 2007, the USB board of directors held a meeting to evaluate the proposed merger with Key. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered a verbal opinion that the consideration to be received by USB stockholders in the merger was fair to those stockholders from a financial point of view. KBW’s verbal opinion was subsequently confirmed in writing.

The full text of KBW’s opinion, dated July 25, 2007, is attached as Appendix B to this proxy statement/prospectus. Holders of USB common stock are encouraged to read KBW’s opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by KBW in connection with the rendering of its opinion. KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the USB board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to USB stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any USB stockholder as to how the stockholder should vote at the USB special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed the merger agreement;

•	reviewed certain historical financial and other information concerning Key, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	reviewed certain historical financial and other information concerning USB, including Annual Reports to Stockholders;

•	held discussions with members of senior management of USB and Key regarding past and current business operations, regulatory matters, financial condition and future prospects;

•	reviewed earnings per share estimates for the years ending December 31, 2007 and 2008 published by First Call and discussed them with management of Key;

•	reviewed the earnings per share estimate for the year ending December 31, 2007 per First Call and USB’s budget and discussed it with management of USB;

•	reviewed and studied the historical stock prices and trading volumes of the common stock of Key and USB;

•	analyzed certain publicly available financial information and valuation multiples of other financial institutions deemed comparable or otherwise relevant, and compared Key to those institutions;

•	compared the financial terms of the merger with the financial terms of certain other transactions deemed comparable or otherwise relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of USB and Key as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefore) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Key and USB are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any properties of Key or USB, or examine or review any individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•

there has been no material change in Key’s or USB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available prior to rendering the opinion;

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waiver;

•	the merger will qualify as a tax-free reorganization for federal income tax purposes; and

•

in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirement, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase under GAAP. KBW’s opinion is not an expression of an opinion as to the prices at which shares of USB common stock or Key common shares will trade following the announcement of the merger or the value of the common shares of the combined company when issued pursuant to the merger, or the prices at which the common shares of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW,

USB and Key. Any estimates contained in the analyses performed by KBW are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the USB board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the USB board of directors with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by KBW to the USB board of directors on July 25, 2007, in connection with its verbal opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the USB board of directors, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. KBW did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, KBW made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment, after considering the results of all its analyses taken as a whole. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of KBW’s financial analyses.

Summary of Proposal. KBW reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of USB common stock will receive $8.925 in cash and 0.455 Key common shares. Based on the $36.15 closing market price of Key’s common shares on July 25, 2007, KBW calculated an implied transaction value of $25.37 per share.

Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market valuation of Key to those of a group of comparable publicly traded regional banks with assets between $49 billion and approximately $180 billion.

Companies included in Key’s peer group were:

SunTrust Banks, Inc.

National City Corporation

Capital One Financial Corporation

Regions Financial Corporation

PNC Financial Services Group, Inc.

BB&T Corporation

Fifth Third Bancorp

Sovereign Bancorp, Inc.

M&T Bank Corporation

Marshall & Ilsley Corporation

Comerica Incorporated

Huntington Bancshares Incorporated

Zions Bancorporation

To perform this analysis, KBW used financial information as of and for the latest quarter available. Market price information was as of July 25, 2007, and 2007 and 2008 fiscal year earnings per share estimates were taken from First Call, a nationally-recognized earnings per share estimate consolidator. USB’s 2007 and 2008 earnings per share estimates were also based on First Call estimates of $1.38 and $1.55, respectively.

KBW’s analysis showed the following concerning Key’s financial performance (all ratios are annualized):

	Key	Key Peer Group Average	Key Peer Group Median
Core Return on Average Assets (1)	1.08%	1.34%	1.37%
Core Return on Average Equity (1)	13.13%	12.14%	12.24%
Net Interest Margin	3.46%	3.59%	3.55%
Fee Income / Revenue (1)	43.0%	41.4%	39.8%
Efficiency Ratio (1)	66.2%	56.7%	56.1%

(1)	Excluded (i) revenue and expense items deemed non-recurring or extraordinary and (ii) gains or losses on the sale of investment securities.

KBW’s analysis showed the following concerning Key’s financial condition (asset and capital ratios are pro forma for pending and recently completed acquisitions):

	Key	Key Peer Group Average	Key Peer Group Median
Equity / Assets	8.19%	11.00%	10.58%
Tangible Equity / Tangible Assets	6.89%	6.05%	6.09%
Loans / Deposits	110.1%	106.4%	109.0%
Securities / Assets	10.1%	14.6%	13.9%
Loan Loss Reserve / Loans	1.33%	1.15%	1.04%
Nonperforming Assets / Loans plus Other Real Estate Owned	0.53%	0.60%	0.61%
Net Charge-Offs / Average Loans	0.30%	0.40%	0.24%

KBW’s analysis showed the following concerning Key’s market valuations:

	Key	Key Peer Group Average	Key Peer Group Median
Stock Price / Book Value per Share	1.83x	1.55x	1.66x
Stock Price / Tangible Book Value per Share	2.20x	2.99x	2.96x
Stock Price / 2007 Estimated GAAP EPS	11.9x	12.7x	12.6x
Stock Price / 2008 Estimated GAAP EPS	11.7x	11.6x	11.3x
Dividend Yield	4.0%	3.5%	3.7%
2007 Dividend Payout Ratio	48.2%	44.3%	49.2%

Comparable Transaction Analysis. KBW reviewed certain financial data related to comparably sized acquisitions of bank holding companies and commercial banks in the Mid-Atlantic region that were announced after January 1, 2004, with announced aggregate transaction values between $100 million and $2 billion. The transactions included in the group were:

Survivor	Acquired Entity
PNC Financial Services Group, Inc.	Sterling Financial Corporation
PNC Financial Services Group, Inc.	Yardville National Bancorp
Susquehanna Bancshares, Inc.	Community Banks, Inc.
UCBH Holdings, Inc.	CAB Holding, LLC
Provident Financial Services, Inc.	First Morris Bank & Trust
TD Banknorth Inc.	Interchange Financial Services Corporation
Cathay General Bancorp, Inc.	Great Eastern Bank
Susquehanna Bancshares, Inc.	Minotola National Bank
New York Community Bancorp, Inc.	Atlantic Bank of New York
Fulton Financial Corporation	Columbia Bancorp
TD Banknorth Inc.	Hudson United Bancorp
Willow Grove Bancorp, Inc.	Chester Valley Bancorp Inc.
Valley National Bancorp	Shrewsbury Bancorp
Community Banks, Inc.	PennRock Financial Services Corp.
Valley National Bancorp	NorCrown Bank
F.N.B. Corporation	NSD Bancorp, Inc.
PNC Financial Services Group, Inc.	Riggs National Corporation
Fulton Financial Corporation	First Washington Financial Corp.
Omega Financial Corporation	Sun Bancorp, Inc.

For each precedent transaction, KBW derived and compared, among other things, the implied ratio of the price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced;

•	estimated earnings per share of the acquired company for current year publicly available prior to the time the transaction was announced;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	the closing market price of the acquired company, if publicly traded or listed, on the day preceding the announcement of the transaction; and

•	the closing market price of the acquired company, if publicly traded or listed, on the day one month preceding the announcement of the transaction.

Additionally, KBW compared the core deposit premium paid in each transaction. The core deposit premium is calculated as the premium paid in the transaction over the acquired company’s tangible common equity as a percentage of the acquired company’s core deposits. For purposes of this analysis, core deposits are defined as total deposits less the sum of all certificates of deposits with balances over $100,000 and any brokered or purchased deposits.

Transaction multiples for the merger were derived from the $25.37 per share price for USB (based on Key’s closing share price on July 25, 2007). KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	USB/ Key Transaction	Comparable Transaction Average	Comparable Transaction Median
Deal Price / Trailing 12 Months Earnings per Share	19.0x	26.8x	24.2x
Deal Price / 2007 Estimated Earnings per Share	20.1x	21.1x	20.1x
Deal Price / Book Value per Share	2.45x	2.66x	2.75x
Deal Price / Tangible Book Value per Share	2.49x	3.09x	3.24x
Core Deposit Premium	24.4%	23.6%	23.4%
One Day Market Premium	55.8%	29.9%	24.1%
One Month Market Premium	33.0%	36.7%	30.1%

No company or transaction used as a comparison in the above analysis is identical to USB, Key or the merger. Accordingly, an analysis of these results is not mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.

USB’s Discounted Cash Flow Analysis. KBW performed a dividend discount analysis to generate a range for the implied present value per share of USB common stock assuming USB continued to operate as a stand-alone entity.

This range was determined by adding (i) the present value of USB’s estimated future dividend stream for the years 2007 through 2011 and (ii) the present value of the terminal value of the USB common stock. Terminal values for USB were calculated based on a range of terminal multiples applied to the 2012 earnings per share estimate.

The earnings per share assumptions that formed the basis of the analysis were based on the then current 2007 EPS estimate for USB. For a projected dividend stream, KBW assumed USB would continue to pay out dividends at a rate of 45% of earnings.

KBW estimated the range for the implied present value per share of USB common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2012 earnings per share of 14.0x to 22.0x;

•	a range of post 2007 earnings per share growth of 6.0% to 10.0%; and

•	a range of discount rates of 10.0% to 14.0%.

This analysis resulted in a range for the implied present value per share of USB common stock of $16.74 to $29.65.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of USB common stock.

Financial Impact Analysis. KBW analyzed certain pro forma effects of the merger on Key. KBW made various assumptions regarding cost synergies, share repurchases, certain purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), and charges and transaction costs associated with the merger.

KBW’s analysis indicated that the transaction would be accretive to Key’s GAAP and cash earnings per share estimate in 2008. It further indicated that Key would maintain well capitalized capital ratios and thus had the financial ability to execute the merger.

For all of the above analyses, the actual results achieved by Key following the merger will vary from the projected results, and the variations may be material.

Other Analysis. KBW compared the financial and market performance of USB and Key to a variety of relevant industry peer groups and indices. KBW reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Key and USB.

Miscellaneous. The USB board of directors retained KBW as an independent contractor to act as financial adviser to USB regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banks and bank securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, USB and Key. As an active trader in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of USB and Key for KBW’s own account and for the accounts of its customers.

KBW has provided investment banking services to USB in the past, however, during the past two years, neither KBW nor any of its affiliates has received any compensation from USB or any of its affiliates.

USB and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. USB has agreed to pay KBW a cash fee equal to 1.00% of the aggregate market value of the consideration paid in the merger. Pursuant to the KBW engagement agreement, USB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW and certain related parties against certain expenses and liabilities, including liabilities under the federal securities laws.

Material Federal Income Tax Consequences of the Merger

The following discussion (including the limitations and qualifications set forth therein) is based on the opinion of Thacher Proffitt & Wood LLP received by USB and the opinion of Sullivan & Cromwell LLP received by Key, in each case, in connection with the filing of the registration statement of which this document is a part.

This discussion addresses the material United States federal income tax consequences of the merger to holders of USB common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to USB stockholders that hold their USB common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder in light of its personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold USB common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons who are not citizens or residents of the United States; and

•	stockholders who acquired their shares of USB common stock through the exercise of an employee stock option or otherwise as compensation.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

Each holder of USB common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

The completion of the merger is conditioned upon the delivery by each of Thacher Proffitt & Wood LLP, counsel to USB, and Sullivan & Cromwell LLP, counsel to Key, of its opinion to the effect that, on the basis of the facts, assumptions, and representations set forth in such opinion and certificates to be obtained from officers of USB and Key, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and each of Key and USB will be a party to the reorganization within the meaning of Section 368(b) of the Code. Neither of these opinions is binding on the Internal Revenue Service, or the IRS, or the courts, and neither USB nor Key intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the United States federal income tax consequences of the merger could be adversely affected. In addition, in connection with the filing of the registration statement of which this document is a part, USB has received the opinion of Thacher Proffitt & Wood LLP and Key has received the opinion of Sullivan & Cromwell LLP, each stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Key and USB will be a party to the reorganization within the meaning of Section 368(b) of the Code. If the merger qualifies for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Key, the Merger Sub or USB as a result of the merger.

Pursuant to the merger agreement, a holder will exchange all of its shares of USB common stock for a combination of Key common shares and cash. As such, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Key common shares received pursuant to the merger over that holder’s adjusted tax basis in its shares of USB common stock surrendered) and (ii) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange. Holders should consult their tax advisors regarding the manner in which cash and Key common shares should be allocated among different blocks of USB common stock. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the USB common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis of Key common shares received (including fractional shares deemed received and redeemed as described below) by a holder will be equal to the aggregate adjusted tax basis of the shares of USB common stock surrendered for Key common shares and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fraction of Key common shares) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. A holder’s holding period of the Key common shares (including fractional shares deemed received and redeemed as described below) will include such holder’s holding period of the shares of USB common stock surrendered.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Key. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of USB common stock solely for Key common shares and then Key immediately redeemed, which we refer to in this document as the Deemed Redemption, a portion of the Key common shares in exchange for the cash the holder actually received. The gain recognized in the Deemed Redemption will be treated as capital gain if the Deemed Redemption is (i) “substantially disproportionate” with respect to the holder, or (ii) “not essentially equivalent to a dividend.”

The Deemed Redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in clause (ii) below is less than 80% of the percentage described in clause (i) below. Whether the Deemed Redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend,” the Deemed Redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Key. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Key that the holder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (ii) the percentage of the outstanding stock of Key that is actually and constructively owned by the holder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

The IRS has ruled that a stockholder in a publicly-held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Received Instead of a Fractional Share

A holder who receives cash instead of a fraction of Key common shares will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of a fraction of Key common shares and the portion of the holder’s aggregate adjusted tax basis of the shares of USB common stock exchanged in the merger that is allocable to the fraction of Key common shares. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of USB common stock is more than one year at the effective time of the merger.

Reporting Requirements

A holder of USB common stock receiving Key common shares as a result of the merger is required to retain records related to such holder’s USB common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.

Backup Withholding and Information Reporting

Payments of cash to a holder of USB common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to Key and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Accounting Treatment

Key will account for the merger as a purchase by Key of USB under GAAP. Under the purchase method of accounting, the total consideration paid in connection with the merger is allocated among USB’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of USB will be included in Key’s results of operations from the closing date of the acquisition.

All unaudited pro forma financial information contained in this joint proxy statement/prospectus has been prepared using the purchase method to account for the merger. See “Summary—Comparative Per Share Data” on page 9. The final allocation of the purchase price will be determined after the merger is completed and after completion of a thorough analysis to determine the fair values of USB’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining the companies. Accordingly, the final purchase accounting adjustments, restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this document. Any decrease in the net fair value of the assets and liabilities of USB as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Interests of Certain Persons in the Merger

Certain members of USB’s management have interests in the merger that are in addition to, or different from, their interests solely as USB stockholders. These interests are described below.

Stock Option Plans. The merger agreement provides that as of the effective time of the merger, any options to purchase shares of USB common stock held by any USB employee who does not become an employee of Key or any of its subsidiaries, or any USB director, will be entitled to a cash payment from USB at the effective time of the merger equal to the excess of (i) the sum of (A) $8.925 plus (B) 0.455 multiplied by the last reported closing share price of Key over (ii) the per share exercise price of the USB option subject to any required withholding taxes.

The following table sets forth the number of options held by USB’s executive officers as a group and all of USB’s non-employee directors as a group. These options have already vested or will vest as a result of the merger. The number of stock options held by executive officers and non-employee directors as of June 30, 2007 was 3,224,987, with a projected cash-out value of $25,348,552, assuming that none of the executive officers or non-employee directors listed below will remain employed with Key after the effective time of the merger.1

Name	Total Number of Options	Total Payment at Completion of Merger in Cancellation of Options (Before Deduction of Withholding Taxes)
Thomas E. Hales	1,622,128	$11,688,890
Raymond J. Crotty	616,761	$5,592,494
Thomas M. Buonaiuto	17,500	$52,772
Diane O’Connor	87,534	$670,292
Lawrence Stewart	76,293	$619,456
Francis Sansone	48,154	$397,148

Officers as a Group	2,468,370	$19,021,052

Michael H. Fury	249,150	$2,331,683
Howard Ruderman	224,235	$2,061,466
Kenneth Torsoe	149,490	$971,020
Kevin Plunkett	96,291	$748,703
Edward T. Lutz	37,451	$214,628

Non-Employee Directors as a Group	756,617	$6,327,500

TOTAL	3,224,987	$25,348,552

For any USB employee who becomes employed by Key or any of its subsidiaries, each option to purchase shares of USB common stock granted under USB Stock Option Plans will become a fully vested option to purchase Key common shares, on the same terms and conditions as were applicable under the terms of the USB Stock Option Plan under which the option was granted. The number of Key common shares and exercise price per share will be determined to ensure the same economic value to the option holders that existed as of the date of the option conversion.

Settlement Agreements. In connection with the merger, settlement agreements have been entered into with Thomas E. Hales, Raymond J. Crotty and Thomas M. Buonaiuto. These settlement agreements terminate the employment agreements that Mr. Hales and Mr. Crotty entered into with USB before the merger and the severance arrangement that Mr. Buonaiuto entered into with USB before the merger.

The settlement agreements for Mr. Hales and Mr. Crotty provide that in exchange for terminating their employment agreements with USB, they will be provided benefits consisting of: (i) a lump sum payment of $7,983,863 to Mr. Hales and $2,073,554 to Mr. Crotty, (ii) continuation of in-kind group health and dental insurance coverage (as defined in the employment agreement) for the 18 months following the effective time of the merger (the “coverage period”) along with a lump sum payment of $36,000 to cover the cost of health and dental insurance coverage after the coverage period, and (iii) transfer of title to the company-provided cars provided under the employment agreement. The settlement amounts paid will be reduced to the extent that any portion of the payment or benefits would be rendered nondeductible under Section 280G of the Code.

[1]

The Key Share Price used for purposes of computing the cash payout amounts is the closing price on July 26, 2007 of $35.21. This number will change in connection with the actual closing date of the merger.

Mr. Buonaiuto’s settlement agreement provides that in exchange for Mr. Buonaiuto terminating his severance arrangement, he will be paid a lump sum of $639,342. This amount will be reduced to the extent that any portion of the payments would be rendered nondeductible under Section 280G of the Code.

Consulting Agreements. In addition to entering into settlement agreements with Mr. Hales and Mr. Crotty, Key and KeyBank National Association (“KeyBank”) have also entered into consulting agreements with these executives. The consulting agreements have a term of six months following the merger, and in general provide for compensation for services to be rendered and reimbursement for all reasonable-out-of-pocket expenses necessarily incurred in connection with the services provided to Key and its affiliates. Specifically, Mr. Hales’ consulting agreement provides for an aggregate payment of $125,000, payable over the consulting period, an office located on the premises of USB, use of shared secretarial services, a computer and access to Key’s e-mail system to the extent necessary for Mr. Hales to perform his duties under the consulting agreement. Mr. Crotty’s consulting agreement provides for a lump sum payment of $50,000 for his performance of services over the consulting period, to be paid at the termination of the consulting period. Each executive will be bound by a nonsolicitation provision for two years following the termination of the consulting period and Mr. Hales will be subject to noncompetition restrictions for 18 months following the closing of the merger.

Indemnification and Insurance. The merger agreement provides that Key will indemnify and hold harmless the present and former officers and directors of USB and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or before the merger, whether asserted or claimed before, at the time of or after the merger, to the extent such indemnified party would have been indemnified, as a director or officer of USB or any of its subsidiaries under the DGCL and USB’s articles of incorporation and by-laws. Key will also cause those persons covered by the directors’ and officers’ liability policy maintained by USB immediately before the merger to be covered for six years following the merger, for any liability arising out of actions or omissions occurring at the time of or before the merger. Key is not required, however, to annually spend more than 200% of the annual amount USB spent to maintain such insurance coverage immediately before the effective time, and if Key is unable to maintain or obtain such insurance it will use its reasonable best efforts to obtain as much comparable coverage as available.

USB’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Employee Benefits Matters

Benefit Plans. The merger agreement provides that from and after the effective time of the merger, Key will provide those USB employees who become employees of Key (or any of its subsidiaries) with benefits under employee benefit plans (other than stock option or other equity-based plans) that are substantially comparable in the aggregate to those benefits provided to similarly situated employees of Key and its subsidiaries. Key will cause each benefit plan providing medical or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical or dental plans of USB and its subsidiaries, take into account all eligible expenses incurred for purposes of satisfying the deductible and coinsurance and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee. Key will cause each benefit plan in which USB employees participate to take into account, for purposes of eligibility and vesting (but not for benefit accrual under pension plans or retiree medical plans), such employee’s service to USB, to the same extent that USB credited the service under its benefit plans (except that no USB employee may participate in more than one benefit plan that provides severance benefits). Key will pay out the accrued but unused vacation and sick time of USB employees who become Key employees.

Severance Plan. Key will assume and honor USB’s Severance Plan (as amended) for 12 months following the effective time of the merger. USB’s Severance Plan provides that upon an actual or constructive involuntary termination of USB employees within one year after a change in control for any reason other than death or termination for just cause (as defined in the USB Severance Plan), the following severance benefits will be provided to an employee depending on their years of service with USB or one of its subsidiaries:

Full Years of Service	Severance Benefit/Period

More than 20 years	40 weeks of compensation

16 to 20 years	32 weeks of compensation

11 to 15 years	24 weeks of compensation

6 to 10 years	16 weeks of compensation

1 to 5 years	8 weeks of compensation

Less than 1 year	2 weeks of compensation

In addition to these severance benefits, the employee will also be eligible to receive continued medical and dental coverage for the duration of their severance period at no cost to the employee, with any continuation thereafter (if permitted by the Consolidated Omnibus Budget Reconciliation Act, or COBRA) to be paid by the employee.

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this document, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure

Subject to the terms and conditions of the merger agreement, at the completion of the merger, USB will merge with and into the Merger Sub, a direct wholly-owned subsidiary of Key, with the Merger Sub as the surviving entity of such merger. The separate existence of USB will terminate and the USB common stock will cease to be listed on the NYSE and will be cancelled as a consequence of the merger. The Key common shares will continue to be listed on the NYSE under the symbol “KEY”.

Immediately following the merger, Key will cause the Merger Sub, as the surviving entity in the merger, to merge with and into Key, with Key being the surviving entity and continuing its existence under the laws of the State of Ohio. We refer to this merger as the “holdco merger.” We sometimes refer to the merger and the holdco merger collectively as the “transaction.”

Merger Consideration

In connection with the merger, USB stockholders will receive merger consideration consisting of $8.925 in cash and 0.455 Key common shares for each of their shares of USB common stock. The exchange ratio for the stock portion of the consideration is subject to customary and proportionate adjustments in the event of stock splits, reverse stock splits or similar events with respect to Key common shares before the merger is completed.

The amount of Key common shares to be issued as merger consideration is fixed. Because the market price of Key common shares will fluctuate, the market value of the Key common shares that USB stockholders will receive in the merger may increase or decrease both before and after the merger. However, the cash payment that holders of USB common stock will receive as merger consideration will not change. Based on the closing price of Key common shares on July 26, 2007, the last trading day before the announcement of the execution of the merger agreement, approximately 65% of the value of the merger consideration was composed of Key common shares and approximately 35% of the value of the merger consideration was composed of cash. The percentage of this allocation will fluctuate both before and after the merger as the price of Key common shares fluctuates.

Fixed exchange ratios, with no “collars,” are frequently used in mergers involving financial institutions. Such exchange ratios fix the percentage ownership of the parties in the combined company at the time the merger agreement is signed and symmetrically allocate the risks associated with movements in the price of the issuer’s stock. The use of a fixed exchange ratio is intended to capture the relative contribution of each company based on fundamental financial factors. In this respect, fixed exchange ratios reflect the intention to share risk and rewards generally presumed in stock-for-stock merger transactions such as our proposed merger.

Key and USB believe that a fixed exchange ratio is appropriate in view of the long-term strategic purposes of the merger, including the goal to combine the two companies into a platform that creates an opportunity for continued strong earnings growth. While a fixed exchange ratio exposes the recipient stockholders to a decline in nominal value if the price of the issuer’s stock falls in the period between announcement and closing, it also recognizes that Key’s ultimate value will not be determined by movements in each party’s stock price between announcement and closing, but by Key’s performance over time. Key and USB believe that concerns about short-term market fluctuations generally should not outweigh judgments about longer-term value.

No Fractional Shares Will Be Issued

Key will not issue fractions of Key common shares in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, Key will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing market price of Key common shares on the NYSE for the last NYSE trading day immediately preceding the date the merger is completed. No interest will be paid or accrued on the cash.

Conversion

The conversion of USB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Exchange Procedures

Prior to the completion of the merger, Key will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to USB, which we refer to as the “exchange agent,” (i) certificates or, at Key’s option, evidence of shares in book-entry form, representing the Key common shares to be issued under the merger agreement and (ii) cash payable as part of the cash consideration and instead of any fraction of Key common shares to be issued under the merger agreement.

Promptly after the effectiveness of the merger, but no later than ten days thereafter, the exchange agent will mail a transmittal letter to USB stockholders. The transmittal letter will contain instructions about the surrender of certificates representing shares of USB common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Promptly after the due surrender of USB stock certificates for cancellation together with a duly executed and completed transmittal letter, but no later than ten business days after due surrender, the exchange agent will deliver the merger consideration. No interest will accrue or be paid with respect to any property to be delivered upon surrender of USB stock certificates.

If any Key stock certificate is to be issued, or cash payment made, in a name other than that in which the USB stock certificate surrendered in exchange for the merger consideration is registered, the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new Key certificate or the payment of the cash consideration in a name other than that of the registered holder of the USB stock certificate surrendered, or must establish to the satisfaction of Key and the exchange agent that any such taxes have been paid or are not applicable.

Dividends and Distributions

Until USB common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Key common shares into which shares of USB common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, Key will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of USB of any shares of USB common stock. If certificates representing shares of USB common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of USB common stock represented by that certificate have been converted.

Lost, Stolen or Destroyed USB Common Stock Certificates

If you have lost a certificate representing USB common stock, or it has been stolen or destroyed, Key will issue to you the common stock or cash payable under the merger agreement if you submit an affidavit of that fact and post a bond in such reasonable amount as Key or the exchange agent may direct as indemnity with respect to any claim that may be made against Key about ownership of the lost, stolen or destroyed certificate.

For a description of Key common shares and a description of the differences between the rights of USB stockholders and Key stockholders, see “Comparison of Shareholder/Stockholder Rights” beginning on page 58.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any USB stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Effective Time

The effective time of the merger will be the time set forth in the legal documents that we file with the Secretary of State of the State of Delaware on the date the merger is completed. We plan to complete the merger on the last day of the month in which all conditions to the merger have been satisfied or waived, except that if the last day of the month occurs less than three days after the satisfaction or waiver of the last condition, the merger will be completed on the fifteenth day of the following month (or if such fifteenth day is not a business day, the next business day thereafter). Key and USB may also agree in writing to complete the merger on a day other than a day specified in the preceding sentence.

We anticipate that we will complete the merger during the quarter ending March 31, 2008 and we are targeting January 1, 2008 as the closing date. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by January 31, 2008, either party may terminate the merger agreement without penalty unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “Conditions to Completion of the Merger” beginning on page 44 and “Regulatory Approvals Required for the Merger” beginning on page 47.

Representations and Warranties

The merger agreement contains representations and warranties of Key and the Merger Sub where applicable, on the one hand, and USB, on the other hand, to each other, as to, among other things:

•	the corporate organization, good standing and existence of each party;

•	the capitalization of USB and Key;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not breach:

•	the certificate/articles of incorporation and code of regulations/by-laws of each party,

•	applicable law, and

•	agreements, instruments or obligations of each party;

•	governmental approvals;

•	regulatory investigations and orders;

•	each party’s financial statements and filings with applicable regulatory authorities;

•	the absence of material changes in each party’s business since March 31, 2007;

•	each party’s compliance with applicable law;

•	each party’s relationships with financial advisors;

•	the absence of material litigation;

•	certain tax matters;

•	the filing and accuracy of tax returns; and

•	the absence of undisclosed obligations or liabilities.

In addition, the merger agreement contains representations and warranties of USB to Key as to:

•	the corporate organization, good standing, existence and valid ownership of each of its subsidiaries;

•	the inapplicability to the merger and the transactions contemplated thereby of state anti-takeover laws and the anti-takeover provisions in its certificate of incorporation and by-laws;

•	the approval of the merger by more than a two-thirds majority of the board of directors;

•	its outstanding stock options and the corresponding stock plans;

•	the sufficiency of internal controls;

•	adequacy of insurance coverage;

•	the accuracy of books and records;

•	labor matters;

•	employee benefit plans and related matters;

•	environmental matters;

•	material contracts, including the validity of, and the absence of material defaults under its material contracts;

•	the receipt of a fairness opinion;

•	title and interest in real property; and

•	material interests of officers and directors or their associates.

Conduct of Business Pending the Merger

USB has agreed that, except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, it will not, and will not agree to, without Key’s consent:

•	conduct its business and its subsidiaries’ businesses other than in the ordinary and usual course;

•	fail to use reasonable best efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers and other parties;

•

take any action that would (i) adversely affect the ability to obtain regulatory approval, (ii) materially adversely affect its ability to perform its obligations under the merger agreement, or (iii) reasonably be expected to have a material adverse effect, as that term is defined in the merger agreement;

•	sell or encumber any of its stock or any of its subsidiaries;

•	amend its articles of incorporation or by-laws;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any of its own stock;

•

make, declare or pay any dividend or distribution on any shares of its stock, other than regular quarterly dividends on its common stock not in excess of $0.15 and dividends from one subsidiary to another;

•	permit any additional shares of stock to become subject to new grants of rights to acquire stock;

•	issue, sell, pledge, dispose of or authorize or propose the issuance of, sale, pledge, disposition or encumbrance of any shares of stock;

•

sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in accordance with USB’s policies and capital budget;

•	make any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate, or acquire any interest in real estate with such capital expenditure;

•	invest in debt and marketable securities of any other entity except in various specified transactions in the ordinary course of business consistent with past practices and consistent with USB policy;

•

make, increase or purchase any loan, lease, advance, credit enhancement or other extension of credit or commitment to extend credit in excess of $2,500,000 (except, in the case of home equity lines, equal to or less than $250,000 and except, in the case of residential mortgage loans, equal to or less than $500,000) made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures, unless USB has a legally binding obligation, as of July 26, 2007, to make such loans or advances;

•

renegotiate, renew or extend the term of any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except renegotiations, renewals or extensions of loans, advances and commitments in each case in amounts equal to or less than $5,000,000 on market terms, with a maturity or expiration date no later than December 31, 2025, with a loan-to-value ratio no greater than 80%, and with an interest rate that resets at least every five years, in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures;

•

incur any indebtedness for borrowed money or assume, guarantee, endorse or become responsible for the obligations of any other person other than in the ordinary course of business consistent with past practice (including borrowings from the Federal Home Loan Bank of New York and borrowings under securities repurchase agreements);

•

increase the salary, wage, bonus or other compensation of any employee, director or independent contractor of its or any of its subsidiaries other than in the ordinary course of business, except that any person whose aggregate annual compensation is $100,000 or more as of July 26, 2007 shall not receive any increase;

•	terminate, enter into, establish, adopt or amend any employee benefit plans, except

•	as required by applicable law,

•	for retention bonuses in an aggregate amount not to exceed $1,000,000, to be distributed to such persons, in such amounts, and payable at such times as mutually agreed upon by Key and USB,

•	to satisfy previously existing and disclosed contractual obligations,

•

in connection with the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan, any actions necessary to (i) clarify and provide that a participant or beneficiary may elect that any cash received as merger consideration shall be invested in the Key common shares no later than 90 days after the effective time and (ii) provide that, as of the effective time, no further contributions will be made to the plan,

•

employees entitled to an annual profit sharing bonus under USB’s Executive Incentive Bonus Plan shall (i) retain any quarterly advances made prior to the effective time and (ii) receive a prorated advance for the quarter in which the effective time occurs based on budgeted results for such quarter,

•	USB will have the right to terminate its Key Employee’s Supplemental Investment Plan and its Key Employees’ Supplemental Diversified Investment Plan prior to the effective time of the merger;

•

terminate the employment of an employee except for “just cause,” or hire any person as an employee, except persons hired to fill any vacancy and whose employment is terminable at the will of USB or its subsidiary and who would receive total annual compensation of no more than $100,000;

•	change its accounting principles, practices or methods, except as required by GAAP, regulatory accounting principles or applicable law;

•

except in the ordinary course of business consistent with past practice, and except as specified, settle any claim, action or proceeding against it, other than claims, actions or proceedings (i) which involve solely money damages in amount that in the aggregate is not material to USB or its subsidiaries and (ii) that does not create precedent for claims that are reasonably likely to be material to USB or its subsidiaries (taken as a whole);

•	make, change or revoke any tax election, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, or surrender any right to claim a refund of taxes; and

•

neither USB nor any of its subsidiaries will take any action that would, or is reasonably likely to result in (i) a breach of any of its representations and warranties, (ii) any of the conditions to the merger not being satisfied, (iii) a material impairment of its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby or (iv) prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Key has agreed that, except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, it will not, and will not agree to, without USB’s consent:

•	amend its articles of incorporation or code of regulations in a manner that would materially and adversely affect the economic benefits of the merger to the holders of the USB common stock;

•

take any action that would, or is reasonably likely to result in (i) a breach of any of its representations and warranties, (ii) any of the conditions to the merger not being satisfied, (iii) a material impairment of its ability to perform its obligations under the merger agreement, (iv) prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (v) a material adverse effect, as that term is defined in the merger agreement; or

•	take any action that would adversely affect the ability of Key or USB to obtain any regulatory approval.

The merger agreement permits Key to make acquisitions and dispositions and to issue capital stock in connection therewith, as long as such transaction would not reasonably be expected to (i) have a material adverse effect on Key’s financial condition, (ii) materially delay the completion of the merger, (iii) materially affect the ability of Key or USB to obtain any regulatory approval or (iv) prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Acquisition Proposals by Third Parties

USB has agreed that it will not solicit or encourage inquiries or proposals with respect to any “acquisition proposal” (as defined below). USB has also agreed that it will not engage in any negotiations concerning any acquisition proposal, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any acquisition proposal.

In the event USB receives an unsolicited acquisition proposal and USB’s board of directors (with the advice of independent legal counsel) concludes in good faith that it constitutes a superior proposal, USB may furnish nonpublic information and participate in negotiations or discussions to the extent that its board concludes in good faith (and based on the advice of counsel) that failure to take those actions would be inconsistent with its fiduciary duties. Before providing any nonpublic information, USB must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement with Key. While USB has the right to enter into negotiations regarding a superior proposal under the foregoing circumstances, the merger agreement does not allow USB to terminate the merger agreement solely because it has received a superior proposal or entered into such negotiations.

For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:

•	The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, pledge, transfer or other disposition of 35% or more of USB’s consolidated assets or liabilities in a single transaction or series of transactions;

•	any tender offer or exchange offer for 10% or more of the outstanding shares of USB’s capital stock; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the merger.

•	The term “superior proposal” means any “acquisition proposal” that is not conditioned upon the ability to obtain financing (or dependent upon financing that is subject to contingencies)

•	which is for not less than 80% of the issued and outstanding shares of USB common stock or 80% of the consolidated assets of USB; and

•	which USB’s board of directors determines in good faith, after consultation with its investment bankers, is

•

superior to USB’s stockholders from a financial point of view and, taking into account relevant legal, financial and regulatory aspects of the proposal and any other factors that USB’s board of directors determines to be relevant, the identity of the third party making such proposal, and the conditions for completion of such proposal, a more favorable transaction than the merger; and

•

in the reasonable opinion of USB’s board of directors, based on discussions with USB’s investment bankers and other information known to USB’s board of directors, is at least as likely to be approved and completed as the merger.

USB has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. USB has also agreed to notify Key within 24 hours of receiving any acquisition proposal and the substance of the proposal. USB will ensure that its agents, employees, directors and executive officers comply with the merger agreement regarding this provision.

In addition, USB has agreed to use all reasonable best efforts to obtain from its stockholders approval of the merger agreement, the merger and the transactions contemplated thereby. However, if USB’s board of directors (after consultation with, and based on the advice of, independent outside legal counsel) determines in good faith that, because of an acquisition proposal that USB’s board of directors concludes in good faith constitutes a superior proposal, that to continue to recommend the merger agreement to its stockholders would be inconsistent with its fiduciary duties, it may submit the merger agreement without recommendation and communicate the basis for its lack of recommendation to its stockholders. USB agreed that before taking such action with respect to an acquisition proposal, it will give Key at least three business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by Key.

Other Agreements

In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

•	in the case of USB, to convene a meeting of its stockholders as soon as practicable to consider and vote on the merger agreement, the merger and the transactions contemplated thereby;

•

to cooperate with each other to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this proxy statement/prospectus and the registration statement for the Key common shares to be issued in the merger as promptly as reasonably practicable;

•

to (i) ensure that on the date of mailing to stockholders and at the time of the special meeting, none of the information supplied for inclusion in this proxy statement/prospectus, and any amendment or supplement hereto, contains any statement which is false or misleading with respect to any material fact, or omits to state any material fact, (ii) promptly inform each other and take necessary corrective steps if either party becomes aware of the existence of any false or misleading statement in this proxy statement/prospectus, or any amendment hereto and (iii) consult with each other prior to filing this proxy statement/prospectus, or any amendment hereto;

•

to give each party’s executives, officers and agents, including investment bankers, attorneys or accountants, access during normal business hours throughout the period prior to the effective time of the merger to the other party’s books, records, contracts, properties, personnel and other information as may reasonably be requested;

•	to keep any nonpublic information confidential;

•

to consult each other with respect to our loans, litigation and real estate valuation policies and practices, and USB shall make modifications to its policies and procedures as Key requests; provided, that no such modifications need be effected (i) unless they comply with GAAP and (ii) until Key has irrevocably certified to USB that all conditions to the obligation of Key to consummate the merger have been satisfied or waived;

•

to consult with each other on the character, amount and timing of restructuring charges to be taken by USB in connection with the transactions contemplated by the merger agreement, and for USB to record such charges in accordance with GAAP;

•	to take any action that would eliminate or minimize the effects of any takeover laws on the merger agreement and the transactions contemplated thereby;

•

in the case of Key, to provide employees of USB who become employees of Key or any of its subsidiaries with employee benefits (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Key and its subsidiaries, and with respect to Key’s medical and dental plans, to (i) waive any preexisting condition limitations relating to any conditions that were covered under the applicable USB medical or dental plans, (ii) take into account any eligible expenses incurred by such employees or their covered dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employees to the extent such employees satisfied any similar limitation or requirement under a comparable USB benefit plan prior to the effective time of the merger;

•	in the case of Key, to assume and honor, or pay out, the accrued but unused vacation and sick time of employees from USB who become employees of Key or any of its subsidiaries;

•	in the case of Key, to assume and honor the U.S.B. Holding Co. Inc. Severance Plan for a period of 12 months following the effective time of the merger;

•

in the case of USB, each of Messrs. Hales, Crotty and Buonaiuto entered into an agreement with Key that governed the settlement of their respective employment agreements and termination pay arrangements;

•

in the case of Key, upon the completion of the merger, to indemnify and hold harmless all past and present officers, directors and employees of USB and its subsidiaries to the same extent they are indemnified or have the right to advancement of expenses under USB’s or its subsidiaries’ certificate of incorporation or by-laws;

•

in the case of Key, to use reasonable best efforts to provide directors’ and officers’ liability insurance for a period of six years after merger completion to any person covered by the directors’ and officers’ liability insurance policy currently maintained by USB; provided that Key will not be obligated to expend more than 200% per year of the amount USB currently expends per year for such coverage;

•	to coordinate with each other prior to issuing any stockholder and employee communications and press releases;

•

to give prompt notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect or that would cause or constitute a material breach of any or our respective representations, warranties, covenants or agreements in the merger agreement;

•

in the case of Key, to take actions that will allow USB insiders (as defined in Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) to receive the merger consideration in exchange for their options and/or shares of USB common stock;

•

in the case of USB, to cooperate with Key and grant access to an environmental consulting firm during normal business hours to real property owned by USB or its subsidiaries for the purpose of conducting certain environmental assessments;

•

in the case of Key, to take all corporate action necessary to reserve for issuance a sufficient number of the Key common shares and take action to deposit cash sufficient to delivery of the merger consideration to USB stockholders;

•

in the case of Key, to use all reasonable best efforts to cause the shares to be issued in the merger to be approved for listing on the NYSE (subject to official notice of issuance) before the effective time of the merger;

•

in the case of USB, to use reasonable best efforts to cause each of its affiliate stockholders to deliver to Key a written agreement restricting the ability of such person to sell or otherwise dispose of any USB common stock held by that person; and

•

in the case of USB, to use reasonable best efforts to make and cooperate with Key in making modifications to its legal, accounting, risk management, internal audit and other compliance policies and procedures; provided that such changes and modifications comply with applicable law.

Conditions to Completion of the Merger

Key’s and USB’s respective obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions, including the following:

•	the merger agreement and the merger must be approved by the requisite vote of holders of USB common stock;

•

the required regulatory approvals must be obtained (and any waiting period required by law must expire) without any conditions that would reasonably be expected to have a material adverse effect on Key and its subsidiaries taken as a whole, or on USB and its subsidiaries taken as a whole;

•	there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other mergers contemplated by the merger agreement;

•	USB must obtain all third-party consents required to consummate the merger;

•

the Key common shares that are to be issued in the merger must be approved for listing on the NYSE, the registration statement filed with the SEC of which this proxy statement/prospectus is a part must be effective and no stop order in respect thereof shall have been issued or a proceeding for that purpose initiated;

•

Key must receive an opinion of Sullivan & Cromwell LLP dated as of the date the merger is completed that, on the basis of facts, representations and assumptions set forth in the opinion, (i) the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and (ii) USB, Key and the Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

•

USB must receive an opinion of Thacher Proffitt & Wood LLP dated as of the date the merger is completed that, on the basis of facts, representations and assumptions set forth in the opinion, (i) the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) USB, Key and the Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by USB stockholders that receive Key common shares in exchange for USB common stock, except with respect to cash received in lieu of fractional share interests, (iv) the basis of Key common shares received by a holder of USB common stock will be the same as the basis of the USB common stock, subject to adjustments for the cash received by holders of USB common stock and any gains that may be recognized, and (v) provided that the USB common stock is held as a capital asset, the holding period of the Key common shares received by a holder of USB common stock will include the period during which such holder held the USB common stock; and

•

the representations and warranties of the other party to the merger agreement must be true and correct and the other party to the merger agreement must have performed in all material respects all obligations required to be performed by it under the merger agreement.

No assurance can be provided as to if, or when, the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before January 31, 2008, either Key or USB may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before or after the merger agreement and the transactions contemplated thereby are approved by USB stockholders:

•	by the mutual consent of Key and USB;

•

by either of us if the other party is in breach of a representation, warranty or covenant contained in the merger agreement, and the breach has not been cured within 45 days after written notice of such breach is given and that breach would also allow the non-breaching party not to complete the merger;

•

by either of us if any governmental entity that must grant a regulatory approval has issued a written denial of approval of the merger or any regulatory authority has issued a final and unappealable action prohibiting the completion of the merger;

•	by either of us if the merger is not completed on or before January 31, 2008, but not by a party whose action or inaction caused such delay;

•

by Key (but not USB) if (i) USB’s board of directors withdraws its recommendation, or modifies its recommendation for approval in a manner adverse to the interest of Key, (ii) USB fails to substantially comply with its covenant not to solicit or encourage inquiries or proposals, in circumstances not permitted under the merger agreement, which covenant is described above under “Acquisition Proposals by Third Parties,” or USB fails to convene a stockholder meeting in a prompt manner to vote upon the adoption and approval of the merger agreement, or (iii) the USB board of directors has recommended or endorsed a third party’s acquisition proposal; or

•

by USB (but not Key), without any action of the USB stockholders, at any time during the three business days following the date on which all regulatory approvals have been received, if (i) the market price of the Key common shares falls below $30.73 and (ii) between July 26, 2007 and the date on which all regulatory approvals are received, the percentage decrease in the market price of the Key common shares is 15% greater than the percentage decrease in the of the KBW Bank Index (as measured by using the average of the closing price of the Key common shares during the 10 consecutive trading ending on the date all regulatory approvals are received); provided however, that Key may, without any action of the USB stockholders, prevent the termination of the merger agreement pursuant to the foregoing by increasing the aggregate merger consideration (the stock consideration and/or the cash consideration) to an amount that is not less than the aggregate value of the merger consideration that would have been in effect if the conditions specified in the foregoing clauses (i) and (ii) did not exist; or

•

by Key (but not USB) if any ASTM 1903 Phase II environmental assessment indicates the existence of any condition or matter with respect to which it is reasonably likely that the cost of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities relating to such condition or matter would exceed $1,000,000 in the case of one parcel of real property owned by USB or any of its subsidiaries or $3,000,000 in the case of all real property owned by USB or any of its subsidiaries, and such condition or matter has not been cured by USB within 45 days after written notice of such condition or matter is given.

The failure of USB to obtain the stockholder vote required for the merger will not by itself give either USB or Key the right to terminate the merger agreement. As long as no other termination event has occurred, both companies will remain obligated to continue to use their reasonable best efforts to complete the merger until January 31, 2008, which, depending on the timing of the failed meeting, could include calling additional stockholders’ meetings. During this period, the USB board of directors cannot recommend or pursue any other mergers or business combination transactions unless certain steps have been followed and it is required by the directors’ fiduciary duties, as discussed above in “Acquisition Proposals by Third Parties.” Any decision by the USB board of directors to withdraw or adversely modify its recommendation of the merger, or recommend an acquisition proposal other than the merger, or negotiate or authorize negotiations with a third party regarding an acquisition proposal other than the merger, will not give USB the right to terminate the merger agreement.

Termination Fee

There are certain circumstances in which USB will be required to pay Key a termination fee of $21,000,000. This payment is required in the event that:

•

USB’s board of directors submits the merger agreement, the merger and the other transactions contemplated thereby to its stockholders without a recommendation for approval, or if the board otherwise withdraws or modifies its recommendation for approval in a manner adverse to the interests of Key;

•

USB fails to substantially comply with its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, which covenant is described above under “Acquisition Proposals by Third Parties”;

•	USB fails to convene a meeting of its stockholders in a prompt manner to vote upon the adoption and approval of the merger agreement;

•	USB’s board of directors recommends or endorses an acquisition proposal other than the merger; or

•

USB enters into an agreement to engage in a competing acquisition proposal with any person other than Key or any of Key’s subsidiaries within 12 months following the termination of the merger agreement by Key as a result of a breach by USB of a representation, warranty or covenant contained in the merger agreement, which (i) was not cured within 45 days after written notice of such breach was given to USB, and (ii) gave Key the right to terminate the agreement;

with the termination fee payable within three business days after written demand for payment is made by Key, following the occurrence of any of the events set forth above.

Waiver and Amendment of the Merger Agreement

At any time before completion of the merger, either Key or USB may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. Subject to compliance with applicable law, we may amend the merger agreement by a written agreement at any time before or after USB’s stockholders approve the merger agreement or the transactions contemplated thereby, except that if USB’s stockholders have given their approval, an amendment of the merger agreement that would require the merger agreement to be resubmitted to USB’s stockholders.

Key may also change the structure of the merger, as long as any change does not (i) change the amount or type of consideration to be received by USB stockholders and the holders of options to purchase USB common stock, (ii) adversely affect the tax treatment of either Key, USB or their respective stockholders pursuant to the merger agreement or (iii) materially impede or delay the completion of the merger.

Voting Agreements

As an inducement to and a condition of Key’s willingness to enter into the merger agreement, each of Messrs. Hales, Crotty, Buonaiuto, Edward T. Lutz, Kevin J. Plunkett, Howard V. Ruderman, and Kenneth J. Torsoe, solely in their respective capacity as stockholders of USB, entered into a voting agreement. The voting agreements provide, among other things, that the shares of USB common stock beneficially owned by each of them on July 26, 2007, which represent an aggregate of approximately 28% of the USB shares outstanding as of the record date, will be voted in favor of the merger agreement and the Key merger at the USB special meeting.

In the voting agreement, each of Messrs. Hales, Crotty, Buonaiuto, Ruderman, Lutz, Plunkett and Torsoe also agreed that they would not vote the shares subject to the voting agreement in favor of any other merger or acquisition transaction other than the Key merger and that they would not sell or transfer the shares subject to the voting agreement except to a (i) charitable organization, lineal descendant, spouse, or to a trust for the benefit of any of the foregoing, or (ii) immediate family member or lineal descendant, in accordance with past practice, that agrees to be bound by the terms of the voting agreement. They also agreed not to directly or indirectly solicit any proposals or inquiries for an acquisition proposal or engage in any negotiations concerning, or provide any confidential information, or have any discussions with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. Each voting agreement terminates upon the earlier of (i) the later of (A) the date on which the merger agreement is terminated and (B) January 26, 2008 or (ii) the completion of the merger.

Regulatory Approvals Required for the Merger

We have agreed to use all reasonable best efforts to obtain the regulatory approvals required for the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the requisite regulatory approvals. These include approval from the Board of Governors of the Federal Reserve System, and the New York State Banking Board. We have filed applications and notifications to obtain the requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

We are not aware of any other material governmental approvals or actions that are required prior to the completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

Board of Governors of the Federal Reserve System

Completion of the merger is subject to approval by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, pursuant to Section 3 of the BHC Act.

The Federal Reserve Board is prohibited from approving any merger transaction under Section 3 of the BHC Act:

•	that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States; or

•

whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.

In addition, among other things, in reviewing the merger, the Federal Reserve Board must consider:

•	the financial and managerial resources and future prospects of Key and its subsidiary banks and USB;

•	the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act;

•	the companies’ effectiveness in combating money-laundering activities; and

•	the companies’ record of compliance with applicable community reinvestment laws.

Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the Federal Reserve Board application and notification, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application and notification are under review by the Federal Reserve Board.

Under the Community Reinvestment Act, and the comparable provisions of the New York Banking Law, the Federal Reserve Board must also take into account the record of performance of each of USB and Key in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Union State Bank, USB’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “Satisfactory” from its primary regulator and KeyBank, Key’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “Outstanding” from its primary regulator.

New York State Banking Board

Since Key will acquire control of Union State Bank, a New York chartered depositary institution and subsidiary of USB, the merger is also subject to the prior approval of the New York State Banking Board, or the

Banking Board, under certain provisions of the New York Banking Law. In determining whether to approve the merger of USB into Key, the Banking Board will consider, among other factors:

•	whether the merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition; and

•	whether the merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly.

The Banking Board will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to:

•	ensure the safe and sound conduct of banking organizations;

•	conserve assets of banking organizations;

•	prevent hoarding of money;

•	eliminate unsound and destructive competition among banking organizations; and

•	maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders.

The Banking Board must also take into account the record of performance of each of USB and Key in meeting the credit needs of the entire community under the Community Reinvestment Act, including the low and moderate income neighborhoods served by each institution. See “Regulatory Approvals Required for the Merger—Board of Governors of the Federal Reserve System” on page 48.

Dividends

Key expects to continue its common stock dividend policy after the merger, but this policy is subject to the determination of Key’s board of directors and may change at any time. In the second quarter of 2007, Key declared a dividend of $0.365 per Key common share and USB declared a dividend of $0.15 per share of USB common stock. USB stockholders would therefore receive a quarterly dividend following the merger equivalent to $0.166 per share of USB common stock, based on Key’s current quarterly dividend rate of $0.365 per share. We explain the value of the merger consideration above.

The merger agreement permits each of Key and USB to continue to pay regular quarterly cash dividends to its respective stockholders prior to merger completion. USB has agreed in the merger agreement to coordinate with Key regarding dividend declarations and the related record dates and payment dates so that USB stockholders will not receive two dividends, or fail to receive one dividend, for any single quarter. Accordingly, prior to the merger, USB will coordinate and alter its dividend record dates in order to effect this policy.

The payment of dividends by Key or USB on its respective common stock in the future, either before or after the merger is completed, is subject to the determination of its respective boards of directors and depends on cash requirements, its respective financial condition and earnings, legal and regulatory considerations and other factors.

For further information, please see “Price Range of Common Stock and Dividends” on page 54.

Stock Exchange Listing

Key has agreed to use all reasonable best efforts to list the Key common shares to be issued in the merger on the NYSE. It is a condition to the completion of the merger that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, Key expects that its common stock will continue to trade on the NYSE under the symbol “KEY”.

Restrictions on Resales by Affiliates

The offer and sale of Key common shares that USB stockholders will own following the merger have been registered under the Securities Act. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of Key, USB or the combined company under the Securities Act. An “affiliate” of Key, USB or the combined company, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Key, USB or the combined company, as the case may be. Persons that are affiliates of Key or USB at the time the merger is submitted for vote of the USB stockholders or of the combined company following completion of the merger may not sell their Key common shares acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

This proxy statement/prospectus does not cover any resale of Key common shares received in the merger by any person that may be deemed to be an affiliate of USB, Key or the combined company.

Dissenters’ Rights of Appraisal of USB Stockholders

Under Section 262 of the DGCL, any holder of USB common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of USB common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of USB common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Appendix C and incorporated into this proxy statement/prospectus by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of USB common stock as to which appraisal rights are asserted.

Holders of USB common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their USB common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the “fair value” of the shares of USB common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined by the court to be the fair value. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement/prospectus constitutes the required notice to the holders of the shares of USB common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix C. Any USB stockholder who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified in Appendix C will result in the loss of appraisal rights under the DGCL.

A holder of USB common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to USB before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its USB common stock. This written demand for appraisal must be separate from and in addition to any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform USB of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of USB common stock wishing to exercise appraisal rights must be the record holder of the shares of USB common stock on the date the written demand for appraisal is made and must continue to hold the shares of USB common stock through the effective date of the merger. Accordingly, a holder of USB common stock who is the record holder of USB common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of USB common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of USB common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote “AGAINST” adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of USB common stock on the date of the making of a written demand for appraisal will be entitled to assert appraisal rights for the shares of USB common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of USB common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the USB common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds USB common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of USB common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the USB common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of USB common stock as to which appraisal is sought. When no number of shares of USB common stock is expressly mentioned, the demand will be presumed to cover all USB common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

U.S.B. Holding Co., Inc.

100 Dutch Hill Road

Orangeburg, NY 10962

Attention: Raymond J. Crotty,

President, Chief Operating Officer and Secretary

If we complete the merger, the surviving entity will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of USB’s former stockholders who did not vote in favor of or consent to the merger agreement and who has complied with the requirements of Section 262 of the DGCL. Within 120 days after the effective time of the merger, the surviving entity or any former USB stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving entity in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of USB common stock that are entitled to appraisal rights. None of Key, USB or the surviving entity is under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of USB common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving entity or Key will initiate any negotiations with respect to the fair value of such shares. Accordingly, USB stockholders wishing to assert appraisal rights must take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former USB stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity or its successor a statement setting forth the aggregate number of shares of USB common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of USB common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving entity or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former USB stockholder and a copy thereof is served upon the surviving entity, the surviving entity will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former USB stockholders who have demanded appraisal of their shares of USB common stock and with whom agreements as to value have not been reached. After notice to such former USB stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former USB stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former USB stockholders who demanded appraisal of their shares of USB common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former USB stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of USB common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. USB stockholders considering seeking appraisal should be aware that the fair value of their shares of USB common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of USB common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former USB stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former USB stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of USB common stock entitled to appraisal.

Any holder of USB common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of USB common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of USB common stock (except dividends or other distributions payable to holders of record of USB common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its USB common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of USB common stock will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). A USB stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the reorganization merger, or if the stockholder delivers to USB or the surviving entity, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving entity and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the USB stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Other Contemplated Transactions

Although not specifically contemplated by the merger agreement, Key currently anticipates that, assuming completion of the merger and receipt of regulatory approvals as discussed below, during the first quarter of 2008, Key will cause Union State Bank, currently the direct wholly-owned subsidiary bank of USB, to merge with and into KeyBank, a direct wholly-owned subsidiary bank of Key, with KeyBank being the surviving bank and continuing its existence as a national banking association. Such merger will be subject to the approval of the Office of the Comptroller of the Currency, or the OCC, pursuant to the Bank Merger Act. A national bank, such as KeyBank, must submit an application and obtain prior OCC approval for a business combination between the national bank and another depository institution when the resulting institution is a national bank.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Key

Key common shares are traded on the NYSE under the symbol “KEY”. The following table shows the high and low reported intra-day sales prices per Key common shares as reported by the NYSE and the cash dividends declared per share:

	Sales Price Per Share		Cash Dividends
	High	Low	Per Share
2005
First Quarter	$34.07	$31.00	$0.325
Second Quarter	33.80	31.52	0.325
Third Quarter	35.00	31.65	0.325
Fourth Quarter	34.05	30.10	0.325
2006
First Quarter	37.67	32.68	0.345
Second Quarter	38.31	34.24	0.345
Third Quarter	38.15	34.48	0.345
Fourth Quarter	38.63	35.73	0.345
2007
First Quarter	39.90	35.94	0.365
Second Quarter	38.96	34.15	0.365
Third Quarter	36.78	31.70	0.365
Fourth Quarter (through October 19, 2007)	33.77	29.45	N/A

USB

USB common stock is traded on the NYSE under the symbol “UBH”. The following table sets forth the high and low sales prices per share of the USB common stock for the periods indicated and the cash dividends declared per share:

	Sales Price Per Share		Cash Dividends
	High	Low	Per Share
2005
First Quarter	$23.40	$20.90	$0.12
Second Quarter	22.96	19.20	0.13
Third Quarter	23.81	21.17	0.14
Fourth Quarter	23.09	20.58	0.14
2006
First Quarter	23.10	21.09	0.14
Second Quarter	23.38	21.30	0.14
Third Quarter	22.96	21.28	0.14
Fourth Quarter	24.75	21.70	0.15
2007
First Quarter	24.06	22.00	0.15
Second Quarter	22.98	19.06	0.15
Third Quarter	24.65	15.29	0.15
Fourth Quarter (through October 19, 2007)	24.85	15.00	N/A

Past price performance is not necessarily indicative of likely future performance. Because market prices of Key and USB common stock will fluctuate, you are urged to obtain current market prices for shares of Key and USB common stock.

Key may repurchase its common shares in accordance with applicable legal guidelines. The actual number of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; the company’s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits Key from purchasing its common shares from the date this proxy statement/prospectus is first mailed to stockholders until completion of the special meeting of stockholders and during the ten-day trading period ending on the trading day prior to the merger’s closing or until the average price of the Key common shares is assessed for purposes of the merger agreement.

After the merger, Key currently expects to pay (when, as and if declared by Key’s board of directors out of funds legally available) regular quarterly cash dividends of $0.365 per share, in accordance with Key’s current practice. In the ordinary course of business, Key is dependent upon dividends from its banking subsidiary, KeyBank to provide funds for the payment of dividends to stockholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of KeyBank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years. Under Federal Reserve Board regulations, the Federal Reserve Board has the authority to prohibit bank holding companies from engaging in activities that the Federal Reserve Board considers unsafe or unsound banking practices. Under certain circumstances, the Federal Reserve Board may take the position that payment of dividends by Key would constitute an unsafe or unsound banking practice in light of its financial condition. Under Federal Reserve Board policies, a bank holding company should pay cash dividends on its common stock only out of income available over the past year and should not pay cash dividends if such payment would undermine its ability to serve as a source of strength to its banking subsidiaries. Key’s ability to pay cash dividends is further limited by its obligation to maintain adequate levels of capital in accordance with the Federal Reserve Board’s capital adequacy guidelines.

USB intends to continue to pay comparable quarterly cash dividends on its common stock pending the completion of the merger. USB’s dividend policy is subject to the discretion of the USB board of directors and depends upon a number of factors, including USB’s future earnings, financial condition and cash needs, general business conditions and the amount of dividends paid to USB by its banking subsidiary, Union State Bank. USB’s ability to pay dividends is subject to the same regulatory considerations applicable to Key. If the merger is consummated, USB stockholders will not receive any dividends on USB common stock if the related record date occurred before the effective time of the merger.

INFORMATION ABOUT THE COMPANIES

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

(216) 689-6300

Key, publicly traded on the NYSE under the symbol “KEY”, was organized under the laws of the State of Ohio in 1958 and is registered as a bank holding company and a financial holding company under the BHC Act. At June 30, 2007, Key was one of the nation’s largest bank-based financial services companies with consolidated total assets of approximately $94.1 billion. Its subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients across much of the United States. As of June 30, 2007, these services were provided through subsidiaries operating 954 full-service retail banking branches, a telephone banking call center services group and 1,432 ATMs in 17 states. In addition to the customary banking services of accepting deposits and making loans, Key’s bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through its subsidiary bank, trust company and registered investment adviser subsidiaries, Key provides investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high net worth individuals and multiemployer trust funds established for providing pension, vacation or other benefits to employees. Key provides other financial services both inside and outside of its primary banking markets through its nonbank subsidiaries. These services include accident, health, and credit-life insurance on loans made by its subsidiary bank, principal investing, community development financing, securities underwriting and brokerage, merchant services, and other financial services. Key is also an equity participant in a joint venture that provides merchant services to businesses.

Additional information about Key and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 69.

USB Holding Co. Inc.

100 Dutch Hill Rd.

Orangeburg, New York 10962

(845) 365-4600

USB, publicly traded on the NYSE under the symbol “UBH”. was incorporated under the laws of the State of Delaware in 1982 and is registered as a bank holding company under the BHC Act. At June 30, 2007, USB and its subsidiaries had consolidated total assets of approximately $3.0 billion. USB and its subsidiaries derive substantially all of their revenue and income from providing banking and related financial services, primarily to customers in Rockland, Westchester, and Orange counties, New York, as well as in New York City, and in southern Connecticut. USB’s banking subsidiary, Union State Bank, is a New York chartered bank established in 1969. It offers a wide range of banking services to individuals, municipalities, corporations, and small and medium-size businesses through its 31 retail branches and 38 ATMs located in Rockland, Westchester and Orange counties, New York, Stamford, Connecticut, and New York City, New York. Union State Bank’s products and services include checking accounts, NOW accounts, money market accounts, savings accounts (passbook and statement), certificates of deposit, retirement accounts, commercial, personal, residential, construction, home equity (second mortgage) and condominium mortgage loans, consumer loans, credit cards, safe deposit facilities, and other consumer oriented financial services. Union State Bank also makes available to its customers automated teller machines, debit cards, lock-box services, and Internet banking. The deposits of the bank are insured to the extent permitted by law pursuant to the Federal Deposit Insurance Act. Union State Bank also has several subsidiaries, including Dutch Hill Realty Corp, which owns and manages problem assets and real estate acquired in foreclosure from the bank; U.S.B. Financial Services, Inc., which offers sales of various financial products in conjunction with an arrangement with a third party brokerage and insurance firm specializing in bank financial product sales; and USB Delaware Inc., which is the majority owner of TPNZ Preferred Funding Corporation, which manages certain mortgage-backed securities and mortgage loans.

Additional information about USB and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 69.

COMPARISON OF SHAREHOLDER/STOCKHOLDER RIGHTS

Upon completion of the merger, stockholders of USB who receive Key common shares as part of their merger consideration will become shareholders of Key. Key is incorporated under the laws of the State of Ohio, and accordingly, the rights of Key’s shareholders are governed by the OGCL and Key’s amended and restated articles of incorporation and amended and restated regulations. USB is incorporated under the laws of the State of Delaware, and accordingly, the rights of USB stockholders are governed by the DGCL and USB’s restated certificate of incorporation and by-laws. As shareholders of Key following the merger, the rights of former USB stockholders who become shareholders of Key will be governed by Key’s amended and restated articles of incorporation, Key’s amended and restated regulations and the laws of the State of Ohio, including the OGCL. The following chart summarizes the material differences between the rights of Key’s shareholders and the rights of USB’s stockholders. We urge you to read the governing instruments of each company and the provisions of the OGCL and DGCL, which are relevant to a full understanding of the governing instruments, carefully and in their entirety. Copies of the governing instruments are available, without charge, to any person by following the instructions listed in the section entitled “Where You Can Find More Information” beginning on page 69.

	Key	USB
Authorized Capital Stock	Key’s amended and restated articles of incorporation authorizes it to issue up to 1,400,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of July 31, 2007, there were 390,382,146 shares of the Key common shares outstanding. As of July 31, 2007, no shares of preferred stock were outstanding.	USB’s restated certificate of incorporation authorizes it to issue up to 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, with no par value per share. As of August 1, 2007, there were 21,947,092 shares of the USB common stock issued and outstanding. As of August 1, 2007, no shares of preferred stock were outstanding.

Number of Directors	Key’s amended and restated regulations provide for Key’s board of directors to consist of no fewer than 12 and no more than 16 directors, with the exact number to be fixed from time to time by the board of directors or stockholders. Key’s board of directors may change the size of the board of directors within the foregoing range by the affirmative vote of a majority of the entire authorized board. The shareholders may fix or change the size of the board of directors within the foregoing range at a meeting of the shareholders of Key called for the purpose of electing directors (i) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of Key represented at the meeting and entitled to elect directors or (ii) if the proposed change in the number of directors is recommended by a majority of the entire authorized board, by the affirmative vote of the holders of shares entitling them to exercise

USB’s restated certificate of incorporation and by-laws provide for USB’s board of directors to consist of one or more directors, with the total number of directors changed from time to time by the board of directors or stockholders. The number of members of the board of directors may be changed by the affirmative vote of (i) the holders of at least 75% of all the shares of USB then entitled to vote on such change or (ii) a majority of directors in office at the time of the vote. The USB board of directors presently consists of 7 directors.

The DGCL provides that a corporation may have one or more directors.

	Key	USB

a majority of the voting power of Key represented at the meeting and entitled to elect directors. The Key board of directors presently consists of 13 directors.

Under the OGCL, the number of directors of a corporation may not be less than three (unless the corporation has less than three shareholders).

Classes of Directors

Key’s amended and restated regulations provides that the board of directors shall be divided into three classes of directors. The term of office of directors in each class is three years and expires in successive years.

The OGCL permits the articles of incorporation or regulations of a corporation to contain provisions classifying the directors into two or three classes consisting of not less than three directors in each class (unless the corporation has less than three directors in which event less than three directors may be in each class).

Similarly, USB’s restated certificate of incorporation and by-laws provide for three classes of directors. The term of office of directors in each class is three years and expires in successive years.

The DGCL permits a corporation’s certificate of incorporation or bylaws to contain provisions classifying the directors into two or three classes. Under the DGCL, there is no minimum number of directors that must be in each class.

Removal of Directors	Key’s amended and restated regulations provide that any director may be removed if (i) by order of court the director has been found to be of unsound mind or if the director is adjudicated a bankrupt or (ii) within 60 days from the director’s election, the director does not qualify by accepting the election to such office or by acting at a meeting of directors. Directors may only be removed from office by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of Key entitled to elect directors in place of those removed.	USB’s restated certificate of incorporation states that any director may be removed from office at any time, without cause, at a meeting of stockholders called for that purpose, but only by the affirmative vote of the holders of at least 80% of the shares of USB entitled to vote in an election of directors. Additionally, directors may be removed by stockholder for cause, at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of a majority of shares entitled to vote in an election of directors.

Filling Vacancies on the Board of Directors	Under Key’s amended and restated regulations, subject to the rights of the holders of any series of preferred stock, vacancies on the board of directors resulting from death, resignation, removal or other cause, may be filled by the affirmative vote of the majority of the directors, whether or not a quorum exists,	USB’s restated certificate of incorporation provides that newly created directorships resulting from any increase in the number of directors and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled

	Key	USB

or by a sole remaining director. Newly created directorships resulting from an increase in the number of directors by the board of directors may be filled by an affirmative vote of a majority of the directors, or if not so filled, by the shareholders at the next annual meeting or at a special meeting called for that purpose.

If the shareholders increase the authorized number of directors but fail at the meeting in which such increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any meeting to elect the whole authorized number of directors, such vacancies may be filled by the affirmative vote of a majority of the directors then in office.

Any director elected to fill a vacancy shall remain in office for the remainder of the unexpired term or until such director’s successor shall have been elected and qualified.

by a majority of the directors then in office. Each director filling a vacancy shall remain in office for the remainder of the unexpired term.

Shareholder/ Stockholder Nominations of Director Candidates	Key’s amended and restated regulations allow any shareholder entitled to vote in the election of directors to nominate persons for election to the Key board of directors, but only if written notice of a shareholder’s intent to make a nomination is given to Key’s secretary not less than 60 nor more than 90 days prior to the meeting. However, if Key provides shareholders with less than 75 days notice, or public disclosure of the meeting date is given or made, then notice of a shareholder’s nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which the meeting was mailed or such public disclosure was made.	USB’s restated certificate of incorporation and by-laws, do not provide for nomination of director candidates by stockholders. Under USB’s Director Nomination and Election Process, the Nominating/Corporate Governance Committee will consider director nominations from stockholders, if the stockholder or group of stockholders, individually or in the aggregate, beneficially own more than five percent of USB’s shares of common stock for at least one year as of the date of the recommendation. The identification of the candidate and the stockholder or stockholder group recommending the candidate, as well as the Nominating/Corporate Governance Committee’s decision to nominate the stockholder candidate, will be disclosed in USB’s proxy statement.

Special Meetings of Shareholders/ Stockholders	Under Key’s amended and restated regulations, a special meeting of shareholders may be called for any purpose by (i) the Chairman of the board	Under USB’s by-laws, a special meeting of stockholders, other than a special meeting for the election of directors, may be called at any time by the board of

	Key	USB

of directors, (ii) the President or Vice President, (iii) the board of directors by action at a meeting or a majority of the board of directors acting without a meeting or (iv) by persons holding 50% of all shares outstanding and entitled to vote at the special meeting.

Notice of a special meeting shall be given to stockholders entitled to notice of such meeting and such meeting shall be held on a date not less than ten nor more than 60 days after the receipt of such request. If notice is not given within 30 days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these regulations, or cause such notice to be given by any designated representative.

directors or Chairman of the board, President or Secretary. At a special meeting of stockholders only such business may be transacted as is related to the purpose or purposes of such meeting provided in the notice.

Special Meetings of the Board of Directors	Under Key’s amended and restated regulations, a special meeting of directors shall be held whenever called by the Chairperson of the board, President or a majority of the directors. Notice of each special meeting of the board shall be given to each director personally or by telephone, no later than the day before the meeting is to be held, or if sent by other electronic communications, at least two days before the day on which the meeting is held.	Under USB’s by-laws, a special meeting of the board shall be held whenever call by the Chairman of the board of directors, President, Secretary, or by any two or more directors. Notices of each special meeting of the board of directors, if mailed, shall be sent at least two days before the date on which the meeting is to be held; or if by other electronic communications, no later than the day before the date on which the meeting is to be held.

Notice of Shareholder/ Stockholder Meetings	Key’s amended and restated regulations provide that Key must give written notice, either by personal delivery, mail, overnight delivery service, or any other means of communication authorized by the stockholder to whom the notice is given, not less than seven nor more than 60 days before any stockholders meeting, to each stockholder entitled to vote at such a meeting. The notice shall state the place, date and hour, the purposes of the meeting and the means, if any, other than by physical presence, by which stockholders can be present and vote at the meeting through the use of communications equipment.	Under USB’s by-laws whenever, under the DGCL or the restated certification or by-laws, stockholders are required or permitted to take any action at a meeting, written notice shall be given stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given, personally or by mail, not less than ten nor more than 60 days before the date of the meeting, to each stockholder entitled to notice of or to vote at such meeting.

	Key	USB
Shareholder/ Stockholder Proposals	Under Key’s amended and restated regulations, at any annual meeting of shareholders, proposals by shareholders shall only be considered if advance notice has been timely given. Written notice of the shareholder proposal addressed to Key’s secretary must be received at the principal executive offices not less than 60 nor more than 90 days prior to the meeting. However, if Key provides shareholders with less than 75 days notice or public disclosure of the meeting date is given or made, then notice of a shareholder’s written proposal must be received no later than the close of business on the fifteenth day following the earlier of the day on which the meeting was mailed or such public disclosure was made. No proposals by shareholders shall be considered at any special meeting of shareholders unless such special meeting was called for the purpose of considering such proposal. If under Rule 14a-8 of the Securities Exchange Act of 1934, Key is required to set forth a proposal of a stockholder in its proxy statement, the provisions of Rule 14a-8, to the extent applicable, shall prevail over any conflicting Key provisions.	USB’s by-laws and restated certificate of incorporation do not make provisions for stockholder proposals. However, stockholders interested in submitting a proposal may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at USB’s principal executive offices no later than 120 days prior to the date of USB’s proxy statement in connection with the previous year’s annual meeting.

Shareholder/ Stockholder Protection Rights Plan	Key does not have shareholder rights plan.	USB does not have a stockholder protection rights plan.

Anti-Takeover Provisions	The OGCL prohibits any transaction, such as mergers, consolidations, combinations or majority share acquisitions between an Ohio corporation and an “interested stockholder” (a “Chapter 1704” transaction), for a period of three years from the date on which a shareholder first becomes an interested shareholder unless, prior to the interested shareholder’s share acquisition, the directors of the corporation approved the transaction or approved the purchase of shares by the interested shareholder. An “interested shareholder” is defined generally as any person who, directly or	Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity if the transaction is caused by the interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder. There is an exception to the three-year waiting period requirement if: (i) prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder, (ii)

Key	USB

indirectly, beneficially owns 10% or more of the outstanding voting stock of the corporation. After such three-year period, a Chapter 1704 transaction is prohibited unless certain fair price provisions are complied with, the directors of the corporation approved the purchase of shares which made the shareholder an interested stockholder, or the shareholders of the corporation approve the transaction by the affirmative vote of two-thirds of the voting power of the corporation or such other percentage set forth in the articles of incorporation of the corporation provided that a majority of the disinterested shareholders approve the transaction.

Key’s amended and restated regulations provide that the affirmative vote of at least two-thirds of the board of directors shall be required for the approval or recommendation of a 1704 transaction, any transaction which results in the issuance or transfer by Key to any person or entity of voting stock of Key in an amount greater than 15% of the outstanding voting stock of Key before giving effect to the issuance or transfer and any transaction involving Key which has the effect, directly or indirectly, of increasing the proportionate share of the stock or securities of any class or series of Key which is owned by an interested shareholder.

Additionally, the OGCL generally prohibits transactions pursuant to which a person obtains one-fifth or more but less than one-third of all the voting power of a corporation, one-third or more but less than a majority of all of the voting power of a corporation, or a majority or more of all the voting power of a corporation (a “control share acquisition”), unless the shareholders approve the transaction at a special meeting, at which a quorum is present, by both the affirmative vote of a majority of the voting power of the corporation and by the affirmative vote of a majority of the voting power of the corporation excluding the voting power upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans, or (iii) the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting. The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws.

Under USB’s restated certificate of incorporation, the approval of any “business combination,” shall, in addition to any affirmative vote required by law, require the affirmative vote of the holders of not less than 80% of the common shares of the USB then entitled to vote generally in the election of directors; provided, however, that any such business combination may be approved on the affirmative vote required by the DGCL if such business combination is approved by not less than 66 2/3% of the entire board of directors. Notwithstanding anything contained in the DGCL to the contrary, the affirmative vote of the holders of at least 80% of the shares of the USB then entitled to vote in an election of directors shall be required to amend or repeal, or to adopt this provision.

	Key	USB
of interested shares. A corporation can provide in its articles of incorporation or regulations that the OGCL provisions will not apply to control share acquisitions of shares of such corporation. Key’s amended and restated articles of incorporation provides that the OGCL provisions will not apply to control share acquisitions of shares of Key.

Indemnification of Directors and Officers

Under the OGCL, a corporation may indemnify directors and officers from liability, other than in an action by or in the right of the corporation, if the such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, a person may not be indemnified (i) if the person seeking indemnification is found liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the OGCL require indemnification of a director who has been successful on the merits or otherwise in defense of any action that he was a party to by reason of the fact that he is or was a director of the corporation. The indemnification authorized by the OGCL is not exclusive and is in addition to any other rights granted to directors under the articles of incorporation or regulations of the corporation or to any agreement between the directors and the corporation.

Under Key’s amended and restated regulations, Key shall indemnify, to the fullest extent permitted by the OGCL, by reason of the fact that he or she is or was

Under the DGCL, a corporation may indemnify directors, officer, employees and other representatives from liability if the person acted in good faith and in a manner reasonably believed by the person to be in or not opposed to the best interests of the corporation, and in criminal actions, if the person had no reason to believe that his action was unlawful. In the case of an action by or on behalf of a corporation, a person may not be indemnified if he is found liable to the corporation, unless the court in which the action was brought determines the person is fairly and reasonably entitled to indemnification. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, such person shall be indemnified against expenses actually and reasonably incurred. The indemnification authorized by the DGCL is not exclusive and is in addition to any other rights granted under the certificate of incorporation and by-laws.

Under USB’s restated certificate of incorporation, a director of USB shall not be personally liable to USB or its stockholder for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability for certain unlawful payments under the DGCL, or for any transaction from which the director derived an improper personal benefit. The USB restated certificate of

	Key	USB
	a director, officer, or employee of Key, or is or was serving at the request of Key as a director, trustee, officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise. In the case of a merger into Key of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, officers, or employees in specified situations prior to the merger, any person who served as a director, officer, or employee of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification by Key (as the surviving entity) for acts, omissions, or other events or occurrences prior to the merger to the same extent he or she would have been entitled to indemnification by the constituent corporation if its separate existence had continued.	incorporation does not eliminate or limit the liability of a director for any act or omission occurring prior to the amendment of the certificate of incorporation. Additionally, the restated certificate of incorporation provides that the liability of directors shall be limited to the fullest extent permitted by the DGCL.

Amendments to Articles/ Certificate of Incorporation	Key’s articles of incorporation can be amended by the affirmative vote of a majority of the voting power of Key.	To amend a corporation’s certificate of incorporation, the DGCL requires the adoption of the amendment by the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote. USB’s restated certificate of incorporation provides that notwithstanding anything contained in the DGCL or the articles of incorporation to the contrary, the affirmative vote of the holders of 80% of the shares of the corporation entitled to vote in an election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with the restated articles of incorporation’s provision relating to the board of directors of USB.

Amendments to Regulations/ By-Laws	Key’s regulations may only be amended (i) at a meeting of shareholders, by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of Key on such proposal, provided, however, if such amendment is recommended by at least	USB’s restated certificate of incorporation provides that the board of directors may from time to time amend the by-laws of USB, provided, that any by-laws amended by the board of directors may be amended, and any by-laws may be amended by the

	Key	USB
	two-thirds of the entire authorized board, the shareholder vote required shall be the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Key on such proposal, or (ii) without a meeting, by the written consent of the holders of shares entitling them to exercise 100% of the voting power of Key on such proposal.	stockholders of USB.

Appraisal Rights

Under the OGCL, dissenting shareholders are entitled to appraisal rights, which is the right to dissent from certain corporate actions and demand payment of the fair value of their shares, in connection with the transfer of all or substantially all of the assets of corporation and in connection with certain amendments to a corporation’s articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation also are entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which those shareholders are entitled to voting rights. The OGCL provides shareholders of an acquiring corporation with voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients of those shares to exercise one-sixth or more of the voting power of the acquiring corporation after the consummation of the transaction.

Key’s shareholders do not have any appraisal rights in connection with the merger.

Under the DGCL, in some circumstances stockholders of record of a Delaware corporation are entitled to appraisal rights, which is the right to dissent from certain corporate actions and demand payment of the fair value of their shares, in the event of a merger into or consolidation with another corporation or entity. However, appraisal rights are not available to holders of (i) shares listed on a national securities exchange, shares included in the national market system by the National Association of Securities Dealers, Inc., or shares held by more than 2,000 stockholders of record, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depository receipts or any combination. A Delaware corporation may provide in its certificate of incorporation that appraisal rights are available as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the corporation’s assets.

USB’s stockholders of record have appraisal rights in connection with the merger.

VALIDITY OF SECURITIES

The validity of the Key common shares to be issued in connection with the merger has been passed upon for Key by Daniel R. Stolzer, Deputy General Counsel of Key.

EXPERTS

The consolidated financial statements of KeyCorp incorporated by reference in KeyCorp’s Annual Report (Form 10-K) for the year ended December 31, 2006 and KeyCorp management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of USB, and USB management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from USB’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Key

If the merger is completed, USB stockholders will become shareholders of Key. To be included in Key’s proxy statement and voted on at Key’s regularly scheduled 2008 annual meeting of shareholders, shareholder proposals must be received by Key at its offices at 127 Public Square, Cleveland, Ohio 44114-1306, no later than November 23, 2007, which is 120 calendar days before the date of the release of Key’s proxy statement for the preceding year. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2008 annual meeting is changed, the dates set forth above may change.

Pursuant to Key’s regulations, shareholder proposals not addressed by the previous paragraph will only be considered if the shareholder has provided timely notice of the proposal and the proposal is otherwise proper for consideration under applicable law and Key’s articles of incorporation. To provide timely notice, a shareholder must present the proposal in writing to the Secretary of Key at Key’s principal executive offices at 127 Public Square, Cleveland, Ohio 44114-1306, not less than 60 nor more than 90 days prior to the shareholders’ meeting; provided, however, that in the event that less than 75 days’ notice to the shareholders or prior public disclosure of the date of the meeting is given or made, the written notice of the shareholders’ intent to make such proposal must be given to the Secretary no later than the close of business on the fifteenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Any shareholder giving notice of any such proposal must deliver with the notice the text of the proposal and a brief written statement of the reasons why the shareholder favors the proposal and set forth the shareholder’s name and record address, the number and class of all Key shares beneficially owned by the shareholder and any material interest of the shareholder in the proposal (other than as a shareholder).

USB

If the merger occurs, there will be no USB annual meeting of stockholders for 2008. In that case, stockholder proposals must be submitted to Key in accordance with the procedures described above.

If the merger is not completed, to be included in USB’s proxy statement and voted on at USB’s 2008 annual meeting of stockholders, stockholder proposals must be received by USB at its offices at 100 Dutch Hill Rd., Orangeburg, New York 10962, no later than December 28, 2007, which is 120 calendar days before the date of the release of USB’s proxy statement for the preceding year. Any such proposals shall be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act.

OTHER MATTERS

As of the date of this proxy statement/prospectus, USB’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. USB’s stockholders may, however, be asked to vote on a proposal to adjourn or postpone the special meeting. USB could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and the transactions contemplated thereby. If any other matters properly come before the USB special meeting, or any adjournments or postponements of that meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of USB. However, proxies that indicate a vote against adoption of the merger agreement and approval of the transactions contemplated thereby will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve these items.

WHERE YOU CAN FIND MORE INFORMATION

Key has filed a registration statement with the SEC under the Securities Act that registers the distribution to USB stockholders of its common shares in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Key and USB and the common share/stock of these companies. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

Key and USB file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any nonconfidential information filed with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like Key, that file electronically with the SEC. The address of the website is http://www.sec.gov. The reports and other information filed by USB and Key with the SEC, are also available at Key’s and USB’s websites. The address of Key’s website is http://www.key.com. The address of USB’s website is http://www.unionstate.com. Except for the documents specifically incorporated by reference into this proxy statement/prospectus, information contained on Key’s or USB’s website or that can be accessed through their respective websites is not incorporated by reference into this proxy statement/prospectus.

The SEC allows Key and USB to “incorporate by reference” information into this document. This means that Key and USB can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this document is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. This document incorporates by reference the documents listed below that Key and USB previously filed with the SEC. They contain important information about these companies and their financial condition.

Key Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006—filed February 28, 2007

Quarterly Report on Form 10-Q	Quarters ended March 31, 2007 and June 30, 2007—filed May 10, 2007 and August 8, 2007, respectively

Current Reports on Form 8-K	January 19, 2007 (Item 9.01), February 20, 2007, February 22, 2007, March 12, 2007, April 17, 2007 (Item 9.01), June 27, 2007, July 17, 2007 (Item 9.01), July 27, 2007, September 26, 2007 and October 16, 2007
The description of the Key common shares set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

USB Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006—filed March 15, 2007

Quarterly Report on Form 10-Q	Quarters ended March 31, 2007 and June 30, 2007—filed May 10, 2007 and August 9, 2007 (as amended), respectively

Current Reports on Form 8-K	January 25, 2007 (Item 9.01), February 21, 2007, April 9, 2007, April 27, 2007 (Item 9.01), May 14, 2007, July 26, 2007 (Item 9.01) and July 30, 2007

The description of USB’s common stock contained in its Registration Statement on Form 8-A, pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.	December 8, 1999

In addition, this proxy statement/prospectus also incorporates by reference into this document additional documents that either Key or USB may file with the SEC, between the date of this document and the date of the USB special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this proxy/statement prospectus.

Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this document. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

KeyCorp	USB Holding Co. Inc.
127 Public Square,	100 Dutch Hill Rd.,
Cleveland, Ohio 44114-1306	Orangeburg, New York 10962
(216) 689-6300	(845) 365-4600
Attention: KeyCorp Investor Relations	Attention: Mr. Thomas M. Buonaiuto
Email: Investor_relations@keybank.com	Email: tbuonaiuto@unionstate.com

If you would like to request documents, please do so by November 20, 2007 in order to receive them before the USB special meeting of stockholders.

Neither Key nor USB has authorized anyone to give any information or make any representation about the merger, Key or USB that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future respective filings of Key and USB with the SEC, in press releases and in oral and written statements made by or with the approval of Key that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the merger between Key and USB, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives and expectations of Key or USB or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Key and USB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•

deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of USB’s stockholders to approve the merger;

•	local, regional, national and international economic conditions and the impact they may have on Key and USB and their customers and Key’s and USB’s assessment of that impact;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which Key and USB must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Key’s and USB’s common shares outstanding and common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	rapid technological developments and changes;

•	legislation affecting the financial services industry as a whole, and/or Key and USB and their subsidiaries individually or collectively;

•	Key’s and USB’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	governmental and public policy changes;

•	the mix of products/services;

•	containing costs and expenses;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of pending and future litigation and governmental proceedings;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support Key’s and USB’s future businesses;

•

the risk that the design of Key’s and USB’s disclosure controls and procedures or internal controls prove inadequate, or are circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

•

material differences in the actual financial results of merger and acquisition activities compared with Key’s expectations, including the full realization of anticipated cost savings and revenue enhancements; and

•	the impact on Key’s or USB’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Key’s and USB’s results to differ materially from those described in the forward-looking statements can be found in Key’s and USB’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Key or USB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Key and USB undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

KEYCORP,

KYCA LLC

and

U.S.B. HOLDING CO., INC.

dated as of October 22, 2007

RECITALS

Page
A.	Original Agreement	A-1
B.	Acquiror	A-1
C.	Acquiror Sub	A-1
D.	Company	A-1
E.	Approvals	A-1
F.	Intended Tax Treatment	A-1
G.	Voting Agreements	A-1
H.	Consulting Agreement and Non-disclosure and Non-solicitation Agreement	A-1

ARTICLE I

THE MERGER

1.1.	The Merger	A-1
1.2.	Management of the Surviving Entity	A-2
1.3.	Effective Time	A-2
1.4.	Closing	A-2

ARTICLE II

CONVERSION OR CANCELLATION OF SHARES; OPTIONS AND OTHER STOCK BASED AWARDS

2.1.	Conversion or Cancellation of Shares	A-2
2.2.	Exchange of Old Certificates; Payment of the Consideration	A-3
2.3.	Adjustments to Acquiror Common Stock	A-5
2.4.	Options and Other Stock-Based Awards	A-5
2.5.	Dissenting Stockholders	A-6
2.6.	Withholding Taxes	A-6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1.	Disclosure Letter	A-6
3.2.	Standards	A-6
3.3.	Corporate Organization and Qualification	A-7
3.4.	Subsidiaries	A-7
3.5.	Capital Stock	A-7
3.6.	Corporate Authority and Action	A-8
3.7.	Governmental Filings; No Violations	A-8
3.8.	Reports and Financial Statements	A-9
3.9.	Absence of Certain Events and Changes	A-10
3.10.	Compliance with Laws and Other Matters	A-10
3.11.	Litigation	A-11
3.12.	Taxes	A-11
3.13.	Internal Controls	A-12
3.14.	Insurance	A-12
3.15.	Books and Records	A-12

A-i

3.16.	Labor Matters	A-12
3.17.	Employee Benefits	A-13
3.18.	Environmental Matters	A-14
3.19.	Agreements	A-15
3.20.	Knowledge as to Conditions	A-15
3.21.	Fairness Opinion	A-15
3.22.	Brokers and Finders	A-15
3.23.	Certain Agreements	A-16
3.24.	Owned Real Property	A-16
3.25.	Undisclosed Liabilities	A-16

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

4.1.	Disclosure Letter	A-16
4.2.	Standards	A-16
4.3.	Organization and Qualification	A-17
4.4.	Authority and Action	A-17
4.5.	Capital Stock and Membership Interests	A-17
4.6.	Governmental Filings; No Violations	A-18
4.7.	Reports and Financial Statements	A-18
4.8.	Absence of Certain Events and Changes	A-19
4.9.	Compliance with Laws and Other Matters	A-19
4.10.	Litigation	A-20
4.11.	Taxes	A-20
4.12.	Undisclosed Liabilities	A-21
4.13.	Knowledge as to Conditions	A-21
4.14.	Brokers and Finders	A-21
4.15.	Financing	A-21
4.16.	Interim Operations of Acquiror Sub	A-21

ARTICLE V

COVENANTS

5.1.	Conduct of Business Pending the Effective Time	A-21
5.2.	Dividends	A-25
5.3.	Acquisition Proposals	A-25
5.4.	Stockholder Approval	A-27
5.5.	Filings; Other Actions	A-27
5.6.	Information Supplied	A-28
5.7.	Access and Investigations	A-28
5.8.	Certain Modifications; Restructuring Charges	A-29
5.9.	Takeover Laws	A-29
5.10.	Benefit Plans	A-29
5.11.	Indemnification and Insurance	A-30
5.12.	Publicity	A-31
5.13.	Reasonable Best Efforts; Additional Agreements	A-31
5.14.	Notification of Certain Matters	A-31
5.15.	Expenses	A-32
5.16.	Section 16(b) Exemption	A-32

A-ii

5.17.	Environmental Assessments	A-32
5.18.	Registration and Merger Consideration	A-33
5.19.	Affiliates	A-33
5.20.	Stock Exchange Listing	A-33
5.21.	Compliance Policies and Procedures	A-33

ARTICLE VI

CONDITIONS

6.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-33
6.2.	Conditions to Obligations of Acquiror and Acquiror and Acquiror Sub	A-34
6.3.	Conditions to Obligation of Company	A-34

ARTICLE VII

TERMINATION

7.1.	Termination	A-35
7.2.	Fee	A-37
7.3.	Effect of Termination and Abandonment	A-37

ARTICLE VIII

MISCELLANEOUS

8.1.	Survival	A-37
8.2.	Modification or Amendment	A-37
8.3.	Waiver of Conditions	A-38
8.4.	Counterparts	A-38
8.5.	Governing Law	A-38
8.6.	Notices	A-38
8.7.	Entire Agreement, Etc	A-38
8.8.	Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates	A-39
8.9.	Interpretation; Effect	A-39
8.10.	No Third Party Beneficiaries	A-39
8.11.	Waiver of Jury Trial	A-39
8.12.	Other Matters	A-39

EXHIBITS

A. List of Stockholders Signing Voting Agreements and Form of Voting Agreement

B. Form of Affiliate Agreement

A-iii

INDEX OF DEFINED TERMS

Term	Location of Definition
Acquiror	Preamble
Acquiror Benefit Plan	5.10(a)
Acquiror Common Stock	Recital B
Acquiror Disclosure Letter	4.1
Acquiror Financial Statements	4.7(c)
Acquiror Ratio	7.1(f)
Acquiror Ratio Determination Date	7.1(f)
Acquiror Regulatory Approvals	4.6(a)
Acquiror Share Price	2.1(c)
Acquiror Sub	Preamble
Acquisition Proposal	5.3(a)
Acquisition Proposal Interest	5.3(a)
affiliate	8.8(a)
Agreement	Preamble
BHC Act	3.7(a)
Certificate of Merger	1.3(a)
Change in Company’s Recommendation	5.3(c)
Closing	1.4
Closing Date	1.4
Code	Recital F
Company	Preamble
Company Benefit Plans	3.17(a)
Company Common Stock	Recital C
Company Disclosure Letter	3.1
Company Financial Statements	3.8(c)
Company Insiders	5.16
Company Meeting	5.4
Company Option	2.4(a)
Company Regulatory Approvals	3.7(a)
Company Section 16 Information	5.16
Confidentiality Agreement	5.3(b)
Continuing Employees	5.10(a)
Contracts	3.7(b)
Designated Amount	2.1(a)
Designated Ratio	2.1(a)
DGCL	2.5(a)
Dissenting Shares	2.1(a)
Dissenting Stockholder	2.5(a)
DLLCA	1.1(b)
Effective Time	1.3(a)
Ending Price	7.1(f)
Environmental Assessments	5.17(b)
Environmental Laws	3.18
ERISA	3.17(a)
ERISA Affiliate	3.17(c)
ERISA Plan	3.17(b)
Exception Shares	2.1(a)
Exchange Act	3.7(a)

A-iv

Term	Location of Definition
Exchange Agent	2.2(a)
Federal Reserve Board	3.7(a)
Form S-4	5.5(a)
Governmental Entity	3.7(a)
Indemnified Party	5.11(a)
Index Price	7.1(f)
Index Ratio	7.1(f)
IRS	3.17(b)
Just Cause	5.1(a)(ix)
KSOP	5.1(a)(viii)
Liens	3.5(e)
Material Adverse Effect	3.2(b)
Maximum Amount	5.11(b)
Merger	1.1(a)
Merger Consideration	2.1(a)
New Certificates	2.2(a)
New Option	2.4(a)
Old Certificate	2.1(b)
Old Share	2.1(b)
Option Conversion Ratio	2.4(b)
Original Agreement	Recital A
Owned Real Property	3.24
Pension Plan	3.17(b)
Per Share Cash Consideration	2.1(a)
Per Share Stock Consideration	2.1(a)
Person	2.2(b)
Phase I Assessments	5.17(a)
Phase II Assessments	5.17(b)
Proxy Statement/Prospectus	5.5(a)
Regulatory Approvals	4.6(a)
Reports	3.8(a)
Representatives	5.3(a)
Rights	3.5(d)
SEC	3.8(a)
Securities Act	3.8(a)
Securities Laws	3.8(a)
Severance Plan	5.10(e)
Starting Date	7.1(f)
Starting Price	7.1(f)
subsidiary	8.8(a)
Superior Proposal	5.3(b)
Surviving Entity	1.1(a)
Takeover Laws	3.6(b)
Tax	3.12
Termination Date	7.1(d)
Unlawful Gains	3.10(e)
Voting Agreement	Recital G

A-v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2007 (this “Agreement”), by and among KEYCORP (“Acquiror”), KYCA LLC (“Acquiror Sub”) and U.S.B. HOLDING CO., INC. (“Company”).

RECITALS

A. Original Agreement. Acquiror, Acquiror Sub and Company have entered into an Agreement and Plan of Merger, dated as of July 26, 2007, as amended by the First Amendment, dated as of August 6, 2007 (the “Original Agreement”), and in accordance with Section 8.2 thereof, Acquiror, Acquiror Sub and Company wish to amend and restate the Original Agreement in its entirety set forth herein.

B. Acquiror. Acquiror is an Ohio corporation with its principal executive offices located in Cleveland, Ohio. Acquiror has (i) 1,400,000,000 authorized shares of common stock, par value $1.00 per share (“Acquiror Common Stock”), of which 389,849,743 shares are outstanding as of June 30, 2007; and (ii) 25,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which are outstanding as of the date of this Agreement.

C. Acquiror Sub. Acquiror Sub is a Delaware limited liability company and a wholly owned subsidiary of Acquiror that has been organized for the purpose of effecting the Merger (as defined below).

D. Company. Company is a Delaware corporation with its principal executive offices located in Orangeburg, Rockland County, New York. As of the date hereof, Company has (i) 50,000,000 authorized shares of common stock, $0.01 par value per share (“Company Common Stock”), of which 21,939,569 shares are outstanding as of the date of this Agreement; and (ii) 10,000,000 authorized shares of preferred stock, with no par value per share, none of which are outstanding as of the date of this Agreement.

E. Approvals. The Board of Directors of each of Acquiror and Company has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Acquiror and Company, respectively, and in the best interests of their respective stockholders, (ii) determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) authorized and approved this Agreement.

F. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

G. Voting Agreements. The stockholders of Company identified on Exhibit A have each executed a Voting Agreement (each, a “Voting Agreement”) in the form of Exhibit A on or prior to the date hereof.

H. Consulting Agreement and Non-disclosure and Non-solicitation Agreement. Each of Thomas E. Hales and Raymond J. Crotty has executed a consulting agreement and a settlement and separation agreement and Thomas M. Buonaiuoto has executed a settlement and separation agreement, each in a form satisfactory to Acquiror, on or prior to the date hereof.

NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and mode of carrying it into effect, which are as follows:

ARTICLE I

THE MERGER

1.1. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Company shall merge with and into Acquiror Sub (the “Merger”). Acquiror Sub shall be the surviving entity in the Merger (hereinafter sometimes referred to as the “Surviving Entity”) and shall continue to be governed by the laws of the State of Delaware. Acquiror may at any time prior to the Effective Time change the method of effecting the combination of Company and Acquiror (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Merger Consideration (as hereinafter defined), (ii) adversely affect the tax treatment of Acquiror’s stockholders or Company’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Company or Acquiror pursuant to this Agreement or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Acquiror makes such a change, Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

(b) The Merger shall have the effects specified in this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”).

(c) The constituent documents of Acquiror Sub as in effect immediately prior to the Effective Time shall be the constituent documents of the Surviving Entity.

1.2. Management of the Surviving Entity. Immediately after the Effective Time, the affairs of the Surviving Entity shall be managed by the manager of Acquiror Sub in office immediately prior to the Effective Time, until such manager’s successors are selected in the manner provided in the limited liability company agreement of the Merger Sub.

1.3. Effective Time. (a) Subject to the terms and conditions of this Agreement, on or before the Closing Date (as hereinafter defined), Acquiror will cause a certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware as provided in Section 18-209 of the DLLCA (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger has been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the “Effective Time.”

(b) Acquiror and Company each will use reasonable best efforts to cause the Effective Time to occur on (i) the last day of the month in which the satisfaction or waiver of the last of the conditions specified in Sections 6.1, 6.2 and 6.3 of this Agreement has occurred (other than conditions relating solely to the delivery of documents dated the Closing Date) (provided, however, that if the Effective Time would occur less than three business days after the satisfaction or waiver of such last condition, Acquiror and Company will cause the Effective Time to occur on the fifteenth day of the immediately following month (or if such fifteenth day is not a business day, the next business day thereafter), or (ii) such other date to which the parties may agree in writing.

1.4. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, at such time as Acquiror and Company shall agree, on the date when the Effective Time is to occur (the “Closing Date”).

ARTICLE II

CONVERSION OR CANCELLATION OF SHARES; OPTIONS AND OTHER STOCK-BASED AWARDS

2.1. Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares and Dissenting Shares, shall be converted into and constitute the right to receive, as provided in and subject to the provisions of Section 2.1(c), (i) an amount of shares of Acquirer Common Stock equal to 0.65 times the Designated Ratio (the “Per Share Stock

Consideration”), and (ii) subject to adjustment pursuant to Section 7.1(f), $8.925 in cash (the “Per Share Cash Consideration,” and together with the Per Share Stock Consideration, the “Merger Consideration”).

For purposes of this Agreement, the following terms have the meanings indicated:

“Designated Ratio” means 0.70, subject to adjustment in accordance with Section 2.3 and/or Section 7.1(f).

“Dissenting Shares” shall mean shares of Company Common Stock, the holders of which have perfected and not withdrawn or lost their appraisal rights with respect to such shares under Section 262 of the DGCL.

“Exception Shares” means shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Company or by Acquiror.

(b) Rights as Stockholders; Stock Transfers. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares and Dissenting Shares, is hereinafter defined as an “Old Share.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article II (i) any dividends with respect to Company Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the consideration to which such holder may be entitled pursuant to this Article II.

(c) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Stock owned by such holder at the Effective Time) by the last reported closing sale price of one share of Acquiror Common Stock as reported on the NYSE Composite Transactions Reporting System (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source) (the “Acquiror Share Price”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(d) Acquiror Sub Membership Interests. The membership interests of Acquiror Sub outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as the limited liability company membership interest of the Surviving Entity.

2.2. Exchange of Old Certificates; Payment of the Consideration.

(a) Appointment of Exchange Agent. Until the first anniversary of the Effective Time, Acquiror shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by Acquiror and Company (the “Exchange Agent”) (1) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article II and (2) certificates, or at Acquiror’s option, evidence of shares in book entry form, representing the shares of Acquiror Common Stock (“New Certificates”), each to be given to the holders of Company Common Stock in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to Acquiror. Any holder of Old Certificates who has not theretofore exchanged such Old Certificates pursuant to this Article II shall thereafter be entitled to look exclusively to Acquiror, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event later than ten days thereafter, Acquiror shall cause the Exchange Agent to mail or deliver to each individual, bank, corporation, partnership, trust, association or other entity or organization (a “Person”) who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such holder may be entitled pursuant to this Article II. After completion of the allocation procedure set forth in Section 2.1(c) and upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate representing the New Shares and/or a check in the amount to which such holder is entitled pursuant to this Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any New Certificate representing shares of Acquiror Common Stock is to be issued in the name of other than the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Acquiror Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to Acquiror Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock represented by such New Certificate.

(e) Transfers. At or after the Effective Time, there shall be no transfers by the Surviving Entity of the Old Shares.

(f) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Entity or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Entity or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

2.3. Adjustments to Acquiror Common Stock. If Acquiror changes (or Acquiror’s Board of Directors sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Acquiror Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Designated Ratio will be adjusted proportionately to account for such change.

2.4. Options and Other Stock-Based Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each option to purchase shares of Company Common Stock (a “Company Option”) that is outstanding and unexercised, whether vested or unvested, exercisable or unexercisable, immediately prior thereto shall be deemed to constitute a fully vested option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the stock option plan under which the Company Option was granted, such number of shares of Acquiror Common Stock and at such an exercise price per share determined as follows:

(A) Number of Shares. The number of shares of Acquiror Common Stock subject to a New Option shall be equal to the product of (I) the number of shares of Company Common Stock purchasable upon exercise of the Company Option and (II) the Option Conversion Ratio (as defined below), the product being rounded to the nearest whole share; and

(B) Exercise Price. The exercise price per share of Acquiror Common Stock purchasable upon exercise of a New Option shall be equal to (I) the exercise price per share of Company Common Stock under the Company Option divided by (II) the Option Conversion Ratio, the quotient being rounded to the nearest cent.

The exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. With respect to any such Company Options that are “incentive stock options” (as defined in Section 422(b) of the Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, any Company Options (whether vested or unvested) that are held by employees of the Company who are not Continuing Employees (as such term is defined in Section 5.10(a)) or that are held by directors of Company shall be entitled to a cash payment from the Company at the Effective Time in an amount equal to the excess of (i) the sum of (A) the Per Share Cash Consideration plus (B) the product of (1) the Designated Ratio multiplied by (2) .65 multiplied by (3) the Acquiror Share Price over (ii) the per share exercise price of such Company Option, subject to any required withholding of taxes. Prior to the Effective Time, Company, or Company’s Board of Directors or an appropriate committee thereof, will take all action necessary on its part to give effect to the provisions of this Section 2.4(a) and shall take such other actions reasonably requested by Acquiror to give effect to the foregoing.

(b) For purposes of this Agreement, “Option Conversion Ratio” shall mean the sum of (i) (A) 0.65 times (B) the Designated Ratio plus (ii) (A) the Per Share Cash Consideration divided by (B) the Acquiror Share Price.

(c) Prior to the Effective Time, Acquiror shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Acquiror Common Stock to provide for the satisfaction of its obligations, if any, with respect to the New Options. On the Closing Date, or the next Business Day thereafter if necessary, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Acquiror Common Stock issuable upon exercise of the New Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

2.5. Dissenting Stockholders. (a) Each Dissenting Share shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware General Corporation Law (“DGCL”). Company shall give Acquiror prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Acquiror shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

(b) If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent under Section 262 of the DGCL at or prior to the Effective Time, each of such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

2.6. Withholding Taxes. Acquiror or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to holders of Company Common Stock such amounts as Acquiror or the Exchange Agent, as applicable, reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted by Purchaser or the Exchange Agent, as applicable, to the applicable taxing authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1. Disclosure Letter. Prior to the execution and delivery hereof, Company has delivered to Acquiror and Acquiror Sub a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Company’s representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

3.2. Standards. (a) No representation or warranty of Company contained in this Article III, other than:

(i) the representations and warranties in Sections 3.3, 3.4, 3.6, 3.7(b), 3.8(a) and (b), clause (a) of the first sentence of Section 3.9, and Sections 3.13, 3.15, 3.16, 3.19(a) and 3.23, which shall be true and correct in all material respects (without duplicative effect being given to any materiality, Material Adverse Effect or similar qualifier);

(ii) the representations and warranties in Section 3.11, when made as of the date of this Agreement, which shall be true and correct in all material respects; and

(iii) the representations and warranties in Sections 3.5 (except for de minimis errors), clause (b) of the first sentence of Section 3.9, and Sections 3.21, 3.22 and 3.24 which shall be true and correct in all respects;

shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have a Material Adverse Effect on Company (without duplicative effect being given to any materiality, Material Adverse Effect or similar qualifier).

(b) The term “Material Adverse Effect” means, with respect to Company or Acquiror, as the case may be, an effect which (A) is materially adverse to the business, properties, financial condition or results of operations of Acquiror or Company, as the context may dictate, and its subsidiaries, taken as a whole, (B) materially impairs or delays the ability of Acquiror or Company to consummate the Merger or (C) enables any Person to prevent or impair the consummation by Acquiror or Company of the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect to the extent attributable to or resulting after the date of this Agreement from (i) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, (ii) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, (iii) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically, (iv) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (v) the effects of the actions contemplated by Section 5.8, (vi) changes resulting from transaction expenses, including legal, accounting and investment bankers’ fees incurred in connection with this Agreement and (vii) any changes in Federal and/or State tax laws generally affecting bank or bank holding company businesses.

Except as set forth in the Company Disclosure Letter, Company hereby represents and warrants to Acquiror and Acquiror Sub the following (as set forth in Sections 3.3 through 3.25 (inclusive)):

3.3. Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to Acquiror a complete and correct copy of its governing documents, each as amended to the date hereof and as in full force and effect as of the date hereof. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification.

3.4. Subsidiaries. Each of its subsidiaries is duly organized, and (to the extent applicable) validly existing and in good standing under the laws of the jurisdiction of incorporation or organization of such subsidiary, and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. A true and complete list of its direct and indirect subsidiaries as of the date hereof is set forth in Section 3.4 of the Company Disclosure Letter.

3.5. Capital Stock.

(a) The information in Recital C hereof is true and correct.

(b) As of the date hereof, except as set forth in Section 3.5(b) of the Company Disclosure Letter, no shares of its common stock or preferred stock were held in treasury by it or otherwise owned by it or its subsidiaries for its own account.

(c) All the outstanding shares of its common stock, and its preferred stock, if any, have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

(d) As of the date hereof, except as set forth in Section 3.5(d) of the Company Disclosure Letter (i) there are no shares of its common stock or its preferred stock authorized and reserved for issuance, (ii) it does not have any Rights issued or outstanding with respect to any of its capital stock and (iii) no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Right or a Contract for the purchase, subscription or issuance of any securities of it. As used herein, “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person. Section 3.5 (d) of the Company Disclosure Letter contains a correct and complete list of each Company Option, including the holder, date of grant, exercise price, number of shares subject thereto and plan under which such option was issued.

(e) All the outstanding shares of capital stock of each of its subsidiaries owned by it or a subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank subsidiaries, as provided in 12 U.S.C. § 55 or under applicable state law) nonassessable, and, other than as set forth in Section 3.5(e) of the Company Disclosure Letter, are owned by it or a direct or indirect wholly owned subsidiary of it free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights (“Liens”).

(f) Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Company on any matter.

(g) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or compensation committee actually awarded it, (D) is exempt from the Section 409A of the Code, and (E) qualifies for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively.

3.6. Corporate Authority and Action.

(a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger, subject only to receipt of the requisite approval of the holders of at least a majority of the outstanding shares of Company Common Stock. This Agreement is its valid and legally binding agreement enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. Its stockholders have no dissenters’ or similar rights in connection with the Merger except pursuant to Section 262 of the DGCL.

(b) It has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of (A) any “moratorium”, “control share”, “fair price”, “supermajority”, “affiliate transactions”, “business combination” or other state anti-takeover laws and regulations (collectively, “Takeover Laws”), and (B) the provisions of Article 8 of its certificate of incorporation. As of the date hereof, its Board of Directors has approved the transactions contemplated by this Agreement by more than a two-thirds majority.

3.7. Governmental Filings; No Violations.

(a) Other than (i) the applications, notices, reports and other filings required to be made by it in connection with the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve

Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the approval of the Superintendent of Banks and the Banking Board of the State of New York under the Banking Law of the State of New York, the approval of the Office of the Comptroller of the Currency under the National Bank Act and the Bank Merger Act and the approvals of other federal, state and local, domestic and foreign authorities regulating financial institutions and (ii) as required under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”), the rules of the National Association of Securities Dealers, Inc. and other applicable securities exchanges and self-regulatory organizations (collectively, the “Company Regulatory Approvals”), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, administrative agency, court, commission, self-regulatory authority, agency, other entity, domestic or foreign, or other body acting in an adjudicative capacity (“Governmental Entity”), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (i) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (written or oral) (“Contracts”) of it or any of its subsidiaries or (iii) subject to the receipt of all Company Regulatory Approvals, a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

3.8. Reports and Financial Statements.

(a) It has made available to Acquiror each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by it under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Securities Act”), the Exchange Act and state securities and “Blue Sky” laws (together with the Securities Act and state securities and “Blue Sky” laws, the “Securities Laws”) with respect to periods since December 31, 2004 through the date of this Agreement and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, whether filed before or after the date hereof, its “Reports”), each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”) (or if not so filed, in the form used or circulated).

(b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Each of its consolidated statements of condition or balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and changes in stockholders’ equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, its foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and stockholders’ equity are referred to as its “Company Financial Statements.” Its auditor is independent within the meaning of generally accepted accounting principles and related rules of the SEC. It is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the certifications provided and to be provided pursuant to Sections 302, 404 and 906 thereof are accurate.

3.9. Absence of Certain Events and Changes. Since March 31, 2007, except as disclosed in its Reports filed on or prior to the date hereof, (a) it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and (b) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on it. Since March 31, 2007, except as provided for herein, as set forth in Section 3.9 of the Company Disclosure Schedule or as disclosed in the Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Company or any of its subsidiaries to officers having a title of “Vice President” or more senior or any amendment of any of the Company Benefit Plans other than increases or amendments in the ordinary course.

3.10. Compliance with Laws and Other Matters. Other than as set forth in Section 3.10 of the Company Disclosure Letter, it and each of its subsidiaries:

(a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of its subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better and is “well managed” and “well capitalized,” as defined in Regulation Y of the Federal Reserve Board;

(b) has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as currently conducted;

(c) has, since December 31, 2004, received no notification or communication from any Governmental Entity (i) asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances (or indicating, in the absence of any such assertion, a possible investigation or inquiry with respect to any of the foregoing), (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance;

(d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission;

(e) has not, since January 1, 2004, nor to its knowledge, has any other person acting on behalf of Company or any of its subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money

Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; and

(f) to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder.

3.11. Litigation. Other than as set forth in Section 3.11 of the Company Disclosure Letter, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to its knowledge, threatened, against or affecting it or any of its subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination, or the Bank Secrecy Act).

3.12. Taxes.

(a) All federal, state, local and foreign Tax (as hereinafter defined) returns, including all information returns, required to be filed by or on behalf of Company or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate. Company has made available to Acquiror true and correct copies of the United States federal income Tax returns filed by it or its subsidiaries for each of the two most recent fiscal years ended on or before December 31, 2006.

(b) All Taxes due and owing by Company or any of its subsidiaries have been paid other than Taxes that have been reserved or accrued on Company’s balance sheet or which Company is contesting in good faith or any other Taxes that would not reasonably be expected to have a Material Adverse Effect.

(c) As of the date of this Agreement there is no outstanding audit examination (except a New York State examination presently being conducted as described in Section 3.12(c) of the Company Disclosure Letter), deficiency, refund or other tax litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of Company or its subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to Company or any of its subsidiaries have been paid in full or have been recorded on Company’s or such subsidiary’s balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles).

(d) Neither Company nor any of its subsidiaries is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Company is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its own Taxes and those of its subsidiaries).

(e) Each of Company and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) Neither Company nor any of its subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(g) Neither Company nor any of its subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h) No Liens for Taxes exist with respect to Company or its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for (in accordance with generally accepted accounting principles).

(i) There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any taxing authority with respect to Company.

(j) Other than as set forth in Section 3.12(j) of Company Disclosure Letter, neither Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amounts received on or prior to the Closing Date.

(k) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

The term “Tax” includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker’s compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any federal, state or local, domestic or foreign government or subdivision or agency thereof.

3.13. Internal Controls. Other than as set forth in Section 3.13 of the Company Disclosure Letter, none of its or its subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants. It and its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

3.14. Insurance. It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

3.15. Books and Records. Its and its subsidiaries’ books and records have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present their financial position.

3.16. Labor Matters. Neither it nor any of its subsidiaries is a party to, or is otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither it nor any of its subsidiaries is the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor union or labor organization. No strike, dispute, walk-out, work stoppage, slow-down or lockout involving it or any of its subsidiaries is pending or, to its knowledge, threatened, nor has there been for the past five years, and Company is not aware of any activity involving its or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organizational activity. Except as provided for herein or set forth in Section 3.16 of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under this Agreement or otherwise. The Company and any subsidiary has paid or made provision for payment of all salaries, wages, and vacation pay accrued through the Closing Date, are (a) in compliance in all material respects with (i) all federal and state laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes (except for non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, and any and all similar applicable state and local laws; and (ii) all material applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable regulations and orders thereunder; and (b) are not engaged in any unfair employment practice.

3.17. Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Letter lists all written benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company and its subsidiaries and current or former directors of Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights or stock-related award incentive and bonus plans (“Company Benefit Plans”), and each Company Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including, but not limited to, any master or prototype plan, has been separately identified. True and complete copies of all Company Benefit Plans, including any trust instruments, insurance contracts and with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, and all amendments thereto have been provided to Acquiror.

(b) All Company Benefit Plans are in substantial compliance, in form and operation, with ERISA, including the Pension Protection Act of 2006, and the Code, to the extent applicable, and other applicable laws. Each Company Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes, including those changes under the Economic Growth and Tax Relief Reconciliation Act of 2001 and has applied or will apply to the IRS for such favorable determination letter within the applicable period under Section 401(b) of the Code, and Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. No Company Benefit Plan is funded by a trust described in Section 501(c)(9) of the Code. Neither Company nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Company nor any of its subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any entity which is a member of a “controlled group” with Company under Section 4001(a)(14) of ERISA or considered one employer with Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”). Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

(d) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in its Company Financial Statements. Neither any Pension Plan nor any single-employer plan sponsored by an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that the required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Under each Pension Plan that is a single-employer plan, as of the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(f) As of the date hereof, there is no pending or, to the knowledge of Company threatened, litigation relating to the Company Benefit Plans. Other than as set forth in Section 3.17(f) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement other than as required to comply with Section 4980B of the Code or Part 6 of Title I of ERISA. Other than as set forth in Section 3.17(f) of the Company Disclosure Letter, Company or its subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of benefits accrued and claims incurred prior to such amendment or termination.

(g) There has been no amendment to, announcement by Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, except to the extent required by law. Other than as set forth in Section 3.17(g) of the Company Disclosure Letter, none of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated hereby will (i) entitle any employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Benefit Plans, (iii) limit or restrict the right of Company or, after the consummation of the transactions contemplated hereby, Acquiror, to merge, amend or terminate any of the Company Benefit Plans or (iv) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(h) Each Company Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. Any voluntary election by a participant to defer post-2004 compensation into any such plan was effected in a time and manner in compliance with Section 409A of the Code.

3.18. Environmental Matters. (i) To Company’s knowledge, there is no environmental condition, situation, or incident on, at, or concerning any property currently owned, leased or used by Company or its subsidiaries that could give rise to an action or liability under any Environmental Law or common law theory; (ii) there are no state or federal liens on property owned by Company or its subsidiaries resulting from an environmental cleanup by any federal or state authority; (iii) neither Company nor any of its subsidiaries is subject to any decree, order, writ, judgment or injunction issued pursuant to any applicable Environmental Laws and, to Company’s knowledge, there is no event, cause or condition which would reasonably be expected to give rise to or form the basis of such a decree, order, writ, judgment or injunction; (iv) neither Company nor any of its subsidiaries has received any written or oral notice under the citizen suit provision of any Environmental Laws; (v) neither Company nor any of its subsidiaries has received any unresolved written or oral request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any person, including any governmental entity, involving the alleged violation of any Environmental Laws. “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

3.19. Agreements.

(a) Except for this Agreement or as may be specifically required or contemplated by this Agreement or as set forth in Section 3.19 of the Company Disclosure Letter, it and its subsidiaries are not a party to or bound by (i) any material Contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports filed on or prior to the date hereof; (ii) any Contract containing covenants that limit the ability of it or any of its subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its subsidiaries may carry on its business; (iii) any Contract which is not terminable without cause on 60 days or less notice without penalty or payment in excess of $100,000; (iv) any Contract that involves performance of services or delivery of goods or materials to or by it or any of its subsidiaries of an amount or value in excess of $100,000; (v) any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of it or any of its subsidiaries in excess of $100,000; (vi) any lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having a value or providing for aggregate payments in excess of $100,000; (vii) any Contract for capital expenditures in excess of $100,000; (viii) any joint venture, partnership or similar Contract providing for the sharing of profits, losses, costs or liabilities by it or any of its subsidiaries with any other Person, (ix) any agreement providing for the indemnification by Company or any of its subsidiaries of any Person; (x) any agreement providing for any future payments that are conditioned, in whole or in part, on a change of control of Company or any of its subsidiaries; or (xi) any material agreement that contains a “most favored nation” clause.

(b) None of it or any of its subsidiaries is, with or without the giving of notice or lapse of time or both, in default under any material Contract.

3.20. Knowledge as to Conditions. As of the date of this Agreement, it knows of no reason why (i) the Regulatory Approvals should not be obtained in time for the Closing to take place prior to the Termination Date or (ii) the opinion of tax counsel referred to in Section 6.3(c) will not be obtained on the Closing Date.

3.21. Fairness Opinion. As of the date of this Agreement, it has received the opinion, dated the date of this Agreement, of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that the Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

3.22. Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that it has retained Keefe, Bruyette & Woods,

Inc. as its financial advisors, whose fees in connection with the transactions contemplated hereby shall not exceed the amounts set forth in Section 3.22 of the Company Disclosure Letter. True and correct copies of Company’s engagement letters with such financial advisors have been set forth in Section 3.22 of the Company Disclosure Letter.

3.23. Certain Agreements. Set forth in Section 3.23 of the Company Disclosure Letter is a true and complete list of each employment agreement, non-competition agreement, agreement with respect to the non-solicitation of customers and agreement with respect to the non-solicitation of employees to which any of the Company, any of its subsidiaries or any of their respective officers is a party, each of which has been duly authorized, executed and delivered by it and none of which shall be modified, amended or supplemented without the prior written consent of Acquiror.

3.24. Owned Real Property. As of the date hereof, Section 3.24 of the Company Disclosure Letter contains a true and complete list of each parcel of real property owned by Company or its subsidiaries, whether by foreclosure or acquisition of deeds in lieu of foreclosure of mortgages or otherwise, other than any real property held as “other real-estate owned” or “OREO” (the “Owned Real Property”).

3.25. Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on Company’s consolidated balance sheet included in Company’s Form 10-Q for the quarter ended March 31, 2007 and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007, neither Company nor any of its subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND ACQUIROR SUB

4.1. Disclosure Letter. Prior to the execution and delivery hereof, Acquiror and Acquiror Sub have delivered to Company a letter (the “Acquiror Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Acquiror’s and Acquiror Sub’s representations or warranties contained in this Article IV or to one or more of Acquiror’s covenants contained in Article V.

4.2. Standards. (a) No representation or warranty of Acquiror or Acquiror Sub contained in this Article IV, other than:

(i) the representations and warranties in Sections 4.3, 4.4, 4.6(b), 4.7(a) and (b) and clause (a) of the first sentence of Section 4.8, which shall be true and correct in all material respects (without duplicative effect being given to any materiality, Material Adverse Effect or similar qualifier);

(ii) the representations and warranties in Section 4.10, when made as of the date of this Agreement, which shall be true and correct in all material respects; and

(iii) the representations and warranties in Section 4.5 (except for de minimis errors), clause (b) of the first sentence of Section 4.8 and Section 4.14, which shall be true and correct in all respects;

shall be deemed untrue or incorrect, and neither Acquiror nor Acquiror Sub shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in this Article IV has had or is reasonably likely to have a Material Adverse Effect on Acquiror (without duplicative effect being given to any materiality, Material Adverse Effect or similar qualifier).

Except as set forth in the Acquiror Disclosure Letter, each of Acquiror and Acquiror Sub hereby represents and warrants to Company the following (as set forth in Sections 4.3 through 4.16 (inclusive)):

4.3. Organization and Qualification.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. Acquiror has made available to Company a complete and correct copy of its constituent documents, each as amended as of October 22, 2007 and as in full force and effect as of October 22, 2007. Acquiror is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification.

(b) Acquiror Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Acquiror Sub has the requisite limited liability company power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. Acquiror Sub has made available to Company a complete and correct copy of its constituent documents, each as amended to the date hereof and as in full force and effect as of the date hereof. Acquiror Sub is duly qualified to do business as a foreign limited liability in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification.

4.4. Authority and Action.

(a) Acquiror has the requisite corporate power and authority and has taken all corporate actions necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. This Agreement is Acquiror’s valid and legally binding agreement enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. Acquiror’s stockholders have no dissenters’ or similar rights in connection with the Merger. As of the date hereof, Acquiror’s Board of Directors or Executive Committee, as the case may be, has unanimously approved the transactions contemplated by this Agreement.

(b) Acquiror Sub has the requisite limited liability company power and authority and has taken all actions necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. This Agreement is Acquiror Sub’s valid and legally binding agreement enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. As of October 22, 2007 the transactions contemplated by this Agreement have been approved in accordance with the Acquiror Sub’s constituent documents.

4.5. Capital Stock and Membership Interests.

(a) The information in Recitals A and B hereof are true and correct.

(b) All of the issued and outstanding shares of Acquiror Common Stock and all of the limited liability company membership interests of Acquiror Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, neither Acquiror nor Acquiror Sub has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Acquiror Common Stock, Acquiror preferred stock, Acquiror Sub’s limited liability company membership interests or any other equity securities or ownership interests of Acquiror or Acquiror Sub, as the case may be, or any securities representing the right to purchase or otherwise receive any shares of Acquiror Common Stock, Acquiror preferred stock or Acquiror Sub’s limited liability company membership interests. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.6. Governmental Filings; No Violations.

(a) Other than (i) the applications, notices, reports and other filings required to be made by it in connection with the approval of the Federal Reserve Board under the BHC Act, the approval of the Superintendent of Banks and the Banking Board of the State of New York under the Banking Law of the State of New York, the approval of the Office of the Comptroller of the Currency under the National Bank Act and the Bank Merger Act and the approvals of other federal, state and local, domestic and foreign authorities regulating financial institutions and (ii) as required under the Exchange Act, the rules of the National Association of Securities Dealers, Inc. and other applicable securities exchanges and self-regulatory organizations (collectively, the “Acquiror Regulatory Approvals” and together with the Company Regulatory Approvals, the “Regulatory Approvals”), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (i) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any Contracts of it or any of its subsidiaries or (iii) subject to the receipt of all Acquiror Regulatory Approvals, a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

4.7. Reports and Financial Statements.

(a) Acquiror has made available to Company each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by Acquiror under the Securities Laws with respect to periods since December 31, 2004 through the date of this Agreement and will promptly deliver each such Report, each in the form (including exhibits and any amendments thereto) filed with the SEC (or if not so filed, in the form used or circulated).

(b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Each of Acquiror’s consolidated statements of condition or balance sheets included in or incorporated by reference into Acquiror’s Reports, including the related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of Acquiror and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and changes in stockholders’ equity included in or incorporated by reference into Acquiror’s Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of Acquiror and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, Acquiror’s foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and stockholders’ equity are referred to as “Acquiror Financial Statements.” Acquiror’s auditor is independent within the meaning of generally accepted accounting principles and related rules of the SEC. Acquiror is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the certifications provided and to be provided pursuant to Sections 302, 404 and 906 thereof are accurate.

4.8. Absence of Certain Events and Changes. Since March 31, 2007, except as disclosed in Acquiror’s Reports filed on or prior to the date hereof, (a) Acquiror and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and (b) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Acquiror.

4.9. Compliance with Laws and Other Matters. Except as set forth in Section 4.9 of the Acquiror Disclosure Letter, Acquiror and each of its subsidiaries:

(a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of its subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better and is “well managed” and “well capitalized,” as defined in Regulation Y of the Federal Reserve Board;

(b) has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as currently conducted;

(c) has, since December 31, 2004, received no notification or communication from any Governmental Entity (i) asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances (or indicating, in the absence of any such assertion, a possible investigation or inquiry with respect to any of the foregoing), (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance;

(d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission;

(e) has not, since January 1, 2004, nor to its knowledge, has any other person acting on behalf of Acquiror or any of its subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money

Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any Unlawful Gains, nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; and

(f) to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder.

4.10. Litigation. Other than as set forth in Acquiror’s Reports, there are no material criminal or administrative investigations or hearings of, before or by any Governmental Entity, or material civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to Acquiror’s knowledge, threatened, against or affecting Acquiror or any of its subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination, or the Bank Secrecy Act).

4.11. Taxes. Except as set forth in Section 4.11 of the Acquiror Disclosure Schedule:

(i) All federal, state, local and foreign Tax returns, including all information returns, required to be filed by or on behalf of Acquiror or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate;

(ii) All Taxes due and owing by Acquiror or any of its Subsidiaries have been paid other than Taxes that have been reserved or accrued on Acquiror’s balance sheet or which Acquiror is contesting in good faith or any other Taxes that would not reasonably be expected to have a Material Adverse Effect;

(iii) As of the date of this Agreement there is no outstanding audit examination, deficiency, refund or other tax litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of Acquiror or its subsidiaries which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Acquiror. All Taxes due with respect to completed and settled examinations or concluded litigation relating to Acquiror or any of its subsidiaries have been paid in full or have been recorded on Acquiror’s or such subsidiary’s balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles);

(iv) Neither Acquiror nor any of its subsidiaries is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Acquiror is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its own Taxes and those of its subsidiaries);

(v) Each of Acquiror and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(vi) Neither Acquiror nor any of its subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied;

(vii) Neither Acquiror nor any of its subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(viii) No Liens for Taxes exist with respect to Acquiror or its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for (in accordance with generally accepted accounting principles);

(ix) There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any taxing authority with respect to Acquiror or its subsidiaries, that are not reflected in the Acquiror Financial Statements; and

(x) Neither Acquiror nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amounts received on or prior to the Closing Date.

4.12. Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on Acquiror’s consolidated balance sheet included in Acquiror’s Form 10-Q for the quarter ended March 31, 2007 and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007, neither Acquiror nor any of its subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect.

4.13. Knowledge as to Conditions. As of the date of this Agreement, Acquiror knows of no reason why (i) the Regulatory Approvals should not be obtained in time for the Closing to take place prior to the Termination Date or (ii) the opinion of tax counsel referred to in Section 6.2(d) will not be obtained on the Closing Date.

4.14. Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein.

4.15. Financing. Acquiror has, and will have, as and when required, the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

4.16. Interim Operations of Acquiror Sub. Acquiror Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1. Conduct of Business Pending the Effective Time.

(a) Company Conduct of Business Pending the Effective Time. Company agrees, as to itself and its subsidiaries, that, except insofar as Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement, as required by law or as set forth in Section 5.1(a) of the Company Disclosure Letter:

(i) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

(ii) Except as required by law, it and its subsidiaries will not knowingly take any action that, individually or in the aggregate, would (1) adversely affect the ability of anyone to obtain any Regulatory Approval; (2) materially adversely affect its ability to perform its obligations under this Agreement; or (3) reasonably be expected to have a Material Adverse Effect.

(iii) It will not (1) sell or pledge, agree to sell or pledge, or permit any Lien to exist on, any stock of any of its subsidiaries as of the date hereof; (2) amend or restate its articles of incorporation or by-laws; (3) split, combine or reclassify any outstanding capital stock; (4) except as permitted by Section 5.2, split, declare, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to any of its capital stock; or (5) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(iv) Neither it nor any of its subsidiaries will (1) other than pursuant to the exercise of stock options and stock appreciation rights disclosed in Section 3.5(d) of the Company Disclosure Letter, issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class; (2) other than in the ordinary course of business consistent with past practice and in accordance with Company’s policies and capital budget (as in effect on the date hereof), transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets, other than to a direct or indirect wholly owned subsidiary of it, or authorize capital expenditures (provided, however, that in no case shall Company make any capital expenditure in excess of $250,000 individually or in excess of $1,000,000 in the aggregate); or (3) acquire any interest in real estate with any such capital expenditure.

(v) Other than in the ordinary course of its banking business consistent with past practice and consistent with Company policy (as in effect on the date hereof) and consistent with Section 5.1(a)(v) of the Company Disclosure Letter with respect to debt and marketable securities, neither it nor any of its subsidiaries will make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person.

(vi) Other than as set forth in Section 5.1(a)(vi) of the Company Disclosure Letter, neither it nor any of its subsidiaries will (1) make, increase or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) loans, advances or commitments in individual amounts equal to or less than $2,500,000 (except, in the case of home equity lines, equal to or less than $250,000 and except, in the case of residential mortgage loans, equal to or less than $500,000) made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures or (B) loans or advances as to which Company has a legally binding obligation to make as of the date hereof and, with respect to loans or advances in individual amounts equal to or greater than $2,500,000 (or, in the case of home equity lines, equal to or greater than $250,000 or, in the case of residential mortgage loans, equal to or greater than $500,000), a description of which is set forth in Section 5.1(a)(iv) of the Company Disclosure Letter; or (2) renegotiate, renew or extend the term of any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except renegotiations, renewals or extensions of loans, advances or commitments in each case in amounts equal to or less than $5,000,000 on market terms, with a maturity or expiration date no later than December 31, 2025, with a loan to value ratio no greater than 80% (with value being the lower of cost or appraised value), and with an interest rate that resets at least every five years, in the ordinary course of business consistent with past practice and in conformity with all applicable policies and procedures or renegotiations, renewals or extensions of overdraft loans or passbook loans made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures.

(vii) Other than in the ordinary course of business consistent with past practice (including borrowings from the Federal Home Loan Bank of New York and borrowings under securities repurchase agreements), neither it nor any of its subsidiaries will incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

(viii) Neither it nor its subsidiaries shall: (A) increase the salary, wage, bonus or other compensation of any Employee or director or independent contractor of Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice; provided, however, that Company shall not increase the salary, wage, bonus or other compensation of any person if such person’s aggregate annual compensation from Company or any of its subsidiaries is $100,000 or more prior to such increase; or (B) terminate, adopt, enter into, make any new grants or awards under or amend any Company Benefit Plan; provided, however, notwithstanding the foregoing, (1) prior to the Effective Time, Company may establish a retention pool of no greater than $1,000,000 in the aggregate, to be distributed to such persons, in such amounts, and payable at such times, as shall be mutually agreed upon by Company and Acquiror, (2) for the plan year in which the Effective Time occurs, Company shall make a matching contribution to the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401(k) Provisions) (“KSOP”) participants’ accounts in accordance with Section 5.1 of the KSOP, for the portion of the plan year that precedes the Effective Time; (3) Company may amend the KSOP prior to the Effective Time to provide that; at the election of a participant or beneficiary, cash received by the KSOP for the participant’s or beneficiary’s account in payment of consideration received pursuant to Article II shall be invested in Acquiror Common Stock as soon as practicable and in any event within 90 days after the Effective Time and, at Acquiror’s request, amend the KSOP prior to the Effective Time to provide that as of the Effective Time, no further contributions will be made to the KSOP; (4) employees entitled to an annual profit sharing bonus under Company’s Executive Incentive Bonus Plan during the year in which the Effective Time occurs shall retain any quarterly advances made prior to the Effective Time and shall be paid, prior to the Effective Time, a pro rated advance for the quarter in which the Effective Time occurs based on budgeted results for such quarter (including any amounts withheld by Company, other than such amounts that are withheld by Company for Taxes); and (5) Company shall have the right to terminate the Key Employees’ Supplemental Investment Plan and the Key Employees’ Supplemental Diversified Investment Plan prior to the Effective Time.

(ix) Neither it nor any of its subsidiaries shall (i) terminate the employment of an employee except for Just Cause or (ii) hire any person as an employee, except persons hired to fill any vacancies in existence as of the date of this Agreement or arising after the date hereof, in each case whose employment is terminable at the will of Company or a subsidiary and who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of no more than $100,000. For purposes of this Agreement, “Just Cause” will be afforded the definition provided in Section 9 of the U.S.B. Holding Co., Inc. Severance Plan, as amended, pursuant to Section 5.10(e) of this Agreement.

(x) Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory accounting principles or applicable law.

(xi) Except in the ordinary course of business consistent with past practice, and except as set forth in Section 5.1(a)(xi) of the Company Disclosure Letter, neither it nor any of its subsidiaries will settle any claim, action or proceeding against it, except for any claim, action or proceeding which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its subsidiaries, taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to Company and its subsidiaries taken as a whole.

(xii) Other than with the cooperation of and in consultation with Acquiror, and except as set forth in Section 5.1(a)(xii) of the Company Disclosure Letter, make or change any Tax election, file any amended Tax return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(xiii) Neither it nor any of its subsidiaries will take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement.

(xiv) Neither it nor any of its subsidiaries will take any action which would, or is reasonably likely to, prevent or impede the Merger from qualifying as a tax free reorganization within the meaning of Section 368(a) of the Code.

(xv) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (i) through (xiv) above.

Company may request Acquiror’s consent to any action that is not permitted by this Section 5.1(a) by notifying both (1) Acquiror in accordance with Section 8.6 and (2) in the case of any request relating to Section 5.1(a)(vi), that involves (x) a commercial loan or extension of credit, Karl Grunawalt, KeyCorp, 127 Public Square, Cleveland, Ohio 44144; facsimile 216-689-3866, (y) a real estate loan or extension of credit, Gary Knapp, KeyBank National Association, 2 Gate Hall, Parsippany, New Jersey 07054; facsimile (330) 430-7770, or (z) any other loan or extension of credit, Jeff Gissiner, KeyBank National Association, 202 2nd Street NE, 1st Floor, Canton, Ohio 44702; facsimile (330) 430-7770 (or in each case (x), (y) and (z) a replacement individual to be notified to Company designated by Acquiror within three business days after the date of this Agreement in accordance with the procedure set forth in Section 8.6). With respect to any such request by Company, Company shall be entitled to conclusively presume that Acquiror has consented to the action specified in the request if Company has not received Acquiror’s objection to such request within five business days after the date Acquiror receives such request; provided that such time period shall be three business days in the case of any request by Company to take any action not permitted by Section 5.1(a)(vi).

(b) Acquiror Conduct of Business Pending the Effective Time. Acquiror agrees, as to itself and its subsidiaries, that, except insofar as Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement, except as required by law, it and its subsidiaries will not:

(i) amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common stock,

(ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement,

(iii) take any action which would, or is reasonably likely to, prevent or impede the Merger from qualifying as a tax free reorganization within the meaning of Section 368(a) of the Code,

(iv) take any action that would adversely affect the ability of anyone to obtain any Regulatory Approval;

(v) take any action that would materially and adversely affect its ability to perform its obligations under this Agreement; or

(vi) take any actions which would reasonably be expected to have a Material Adverse Effect.

None of the foregoing shall be deemed to prohibit Acquiror from making any disposition or acquisition or from agreeing to issue capital stock of Acquiror in connection therewith, provided that any such transaction would not reasonably be expected to (1) have a Material Adverse Effect on Acquiror’s financial condition, (2) materially delay the Closing Date, (3) materially adversely affect the ability of Company or Acquiror to obtain any Regulatory Approval or (4) prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

5.2. Dividends. Company agrees that, from and after the date hereof until the Effective Time, (a) direct and indirect wholly owned subsidiaries of Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property; and (b) Company may pay quarterly dividends on outstanding shares of Company Common Stock at a rate not to exceed $0.15 per share per quarter, on substantially the same record and payment date schedules as have been utilized in the past (provided that the declaration of the last quarterly dividend by Company prior to the Effective Time and the payment thereof shall be coordinated with Acquiror so that, with respect to such quarter, a holder of Company Common Stock will receive a dividend on either such holder’s shares of Company Common Stock or the shares of Acquiror Common Stock received by such holder in the Merger, but will not receive dividends on both Company Common Stock and Acquiror Common Stock received in the Merger).

5.3. Acquisition Proposals. (a) Company shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any third parties with respect to any Acquisition Proposal. Neither Company nor any of its subsidiaries nor any of its respective executive officers and directors or the executive officers and directors of any of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its executive officers and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”), not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer with respect to the following involving Company or any of its material subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, pledge, transfer or other disposition of 35% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Agreement.

Company shall ensure that the executive officers, directors and agents of Company and its subsidiaries and its other Representatives are aware of the restrictions described in this Section 5.3 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.3 by any executive officer, director, agent or other Representative of Company or its subsidiaries, at the direction or with the consent of Company or its subsidiaries, shall be deemed to be a breach of this Section 5.3 by Company. Notwithstanding anything in this Agreement to the contrary, Company shall (i) immediately, and in any event within twenty-four hours, advise Acquiror, orally and in writing, of (A) the receipt by it (or any of the other Persons referred to above) of any Acquisition Proposal, any request for information from, or any request for, or initiation or continuation of, any negotiations or discussions with Company or any of its subsidiaries or any of their respective Representatives, in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal (any of the foregoing “Acquisition Proposal Interest”), (B) the material terms and conditions of such Acquisition Proposal or Acquisition Proposal Interest (whether written or oral), and (C) the identity of the Person making such Acquisition Proposal or expressing any such Acquisition Proposal Interest, (ii) prior to providing any such Person from whom an Acquisition Proposal or Acquisition Proposal Interest has been received with any material non-public information, notify Acquiror of the receipt of the same (and promptly provide to Acquiror any material non-public information regarding Company provided to any other Person that was not previously provided to Acquiror, such additional information to be provided no later than the next business day after the date of provision of such information to such other Person) and (iii) keep Acquiror fully informed of the status and details of any such Acquisition Proposal or Acquisition Proposal Interest and any developments with respect thereto. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof.

(b) Notwithstanding Section 5.3(a), Company (i) may permit any Person to make an Acquisition Proposal to the Board of Directors of Company, if the Board of Directors of Company with the advice of independent counsel (who may be Company’s regularly engaged independent counsel) determines in good faith that the failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of Company under applicable law, (ii) may furnish information concerning its business, properties or assets to any Person pursuant to a customary confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement dated June 2, 2007, entered into between Acquiror and Company (the “Confidentiality Agreement”) if, and only if, such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.3 by Company or any of its Representatives, submitted an Acquisition Proposal or Acquisition Proposal Interest that constitutes or, that in the good faith opinion of Company’s Board of Directors, is reasonably likely to result in a Superior Proposal and (iii) may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, and only if, (x) such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.3 by Company or any of its Representatives, or by such Person or any of its Representatives of any confidentiality or standstill agreement, submitted a bona fide written Superior Proposal (as defined below) to Company and (y) in the good faith opinion of Company’s Board of Directors, only after consultation with independent outside legal counsel to Company, the Board of Directors of Company has determined that engaging in such discussions or negotiations is in the best interests of Company and its stockholders and the failure to engage in such discussions or negotiations would be inconsistent with the Board’s fiduciary duties to Company’s stockholders under applicable law.

A “Superior Proposal” means any Acquisition Proposal that is not conditioned upon the ability to obtain financing (or dependent upon financing that is subject to contingencies) (A) which is for not less than 80% of the issued and outstanding shares of Company Common Stock or 80% of the consolidated assets of Company and (B) which Company’s Board of Directors determines in good faith, after consultation with its investment bankers, is (I) superior to Company’s stockholders from a financial point of view and, taking into account relevant legal, financial and regulatory aspects of the proposal and any other factors that Company’s Board of Directors determines to be relevant, the identity of the third party making such proposal, and the conditions for completion of such proposal, a more favorable transaction than the Merger and (II) in the reasonable opinion of Company’s Board of Directors, based on discussions with Company’s investment bankers and other information known to Company’s Board of Directors, is at least as likely to be approved and completed as the Merger.

(c) Except as expressly permitted by this Section 5.3(c), neither Company’s Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation referred to in Section 5.4 by Company’s Board of Directors or any such committee of this Agreement, the Merger or the other matters contemplated hereby or take any action or make any statement inconsistent with such approval (any action described in the foregoing clauses (i) and (ii), a “Change in Company’s Recommendation”), or (iii) enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, Company’s Board of Directors, subject to the terms of this and the following two sentences, to the extent that it determines in good faith, after consultation with independent outside legal counsel, that the failure to do so would be inconsistent with the Board’s fiduciary duties to Company’s stockholders under applicable law, may make a Change in Company’s Recommendation. Company may make a Change in Company’s Recommendation (A) at a time that is after the third day following Company’s delivery to Acquiror of written notice advising Acquiror that Company’s Board of Directors has determined that it has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and indicating that it intends to make a

Change in Company’s Recommendation and (B) if, during such three (3) day period, Company and its advisors shall have negotiated in good faith with Acquiror to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement. Notwithstanding any Change in Company’s Recommendation, unless otherwise directed in writing by Acquiror, this Agreement and the Merger shall be submitted to the stockholders of Company for the purpose of adopting this Agreement and approving the Merger and the other matters contemplated hereby at the meeting called by Company pursuant to Section 5.4, and nothing in this Agreement shall be deemed to relieve Company of such obligation. Any Change in Company’s Recommendation shall not permit Company’s Board of Directors to rescind or amend the resolutions adopting this Agreement or otherwise change the approval of Company’s Board of Directors for purposes of causing any state takeover statute or other state law or provision of Company’s articles of incorporation or by-laws to be inapplicable to the transactions contemplated thereby.

(d) Notwithstanding the foregoing, nothing contained in this Section 5.3 or any other provision hereof shall prohibit Company or Company’s Board of Directors from taking and disclosing to Company’s stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure to do so would be inconsistent with the Board’s fiduciary duties to Company’s stockholders under applicable law; provided, however, that Company’s Board of Directors shall not in any case make a Change in Company’s Recommendation except in accordance with Section 5.3(c).

5.4. Stockholder Approval. Company agrees to take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the “Company Meeting”), as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the Merger and the other matters contemplated hereby. The Board of Directors of Company shall recommend such adoption and approval, and Company shall use its reasonable best efforts to solicit the adoption and approval of this Agreement by its stockholders; provided that the Board of Directors of Company may withdraw, modify, condition or refuse to make such recommendation only in accordance with Section 5.3(c) in connection with the receipt of a Superior Proposal.

5.5. Filings; Other Actions.

(a) As promptly as reasonably practicable following the date hereof, Acquiror and Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to Company’s stockholders at the Company Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and Acquiror shall prepare and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall be a part) with respect to the issuance of Acquiror Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Acquiror and Company shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Acquiror and Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Acquiror shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the others to its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Acquiror Common stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

(b) If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company.

(c) Each of Acquiror and Company agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use reasonable best efforts to promptly prepare and file all necessary documentation (including making all required initial filings in connection with the Regulatory Approvals within 45 days of the date of this Agreement), to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Acquiror and Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the material information relating to the other party, and any of their respective subsidiaries, which appears in any material filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

(d) Each of Acquiror and Company agree, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

5.6. Information Supplied. Each of Company and Acquiror agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto, at the date of mailing to stockholders and at the time of the Company Meeting, will contain any statement which, in light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Company and Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement. The Proxy Statement shall not be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement shall be filed, by Acquiror or Company, without consultation with the other party and its counsel.

5.7. Access and Investigations. (a) Upon reasonable notice, each party agrees to (and shall cause each of its subsidiaries and affiliates to) afford the other party and its Representatives access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, shall (and shall cause each of its subsidiaries and affiliates to) furnish promptly to the other party all material information concerning its business, properties and personnel as may reasonably be requested. Neither party nor any of its subsidiaries or affiliates shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s (including its subsidiaries and affiliates) customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment or decree or any binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply.

(b) Each party agrees, and will cause its respective subsidiaries, affiliates and Representatives not to use any information obtained from the other party (or such other party’s subsidiaries, affiliates or Representatives), pursuant to this Section 5.7 or otherwise, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each party will keep, and will cause its subsidiaries, affiliates and Representatives to keep, all information and documents obtained from the other party pursuant to this Section 5.7 or during the investigation leading up to the execution of this Agreement confidential unless such information (i) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, or (ii) is or becomes readily ascertainable from publicly available information or trade sources (other than as a result of a breach of this Agreement by such party or its subsidiaries, affiliates or Representatives). In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or (at such party’s option) confirm in writing to such party that it has completely destroyed all such copies, documents, extracts, information and data.

(c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein or preclude reliance thereon.

5.8. Certain Modifications; Restructuring Charges. Company and Acquiror agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Acquiror shall reasonably request; provided that (a) such modifications or changes comply with generally accepted accounting principles and regulatory requirements and guidelines and (b) the conditions specified in Sections 6.1(a) and (b) have been satisfied or waived. Company and Acquiror shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as Acquiror shall reasonably request. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 5.8.

5.9. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby, each of Acquiror and Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders other than as contemplated by Section 5.4) so that the transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on this Agreement, the Voting Agreements or any of the transactions contemplated by this Agreement.

5.10. Benefit Plans. (a) From and after the Effective Time, Acquiror shall provide individuals who are employees of the Company at the Effective Time and who continue as employees of Acquiror or any of its subsidiaries (“Continuing Employees”) with benefits under employee benefit plans (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Acquiror and its subsidiaries, as the case may be. Acquiror shall cause each employee benefit plan, program, policy or arrangement (“Acquiror Benefit Plan”) in which employees of Company or its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual under Pension Plans or retiree medical plans) thereunder the service of such employees with Company or its subsidiaries (including service with acquired entities for which Company and its subsidiaries have given service credit) to the same extent as such service was credited for such purpose by Company or its subsidiaries under a comparable Company Benefit Plan (including for the avoidance of doubt the Severance Plan (as defined below)), provided, however, that no employee shall be eligible to participate, at any one time, in more than one plan providing for severance benefits. At and after the Effective Time, to the extent permitted by law, until Continuing Employees commence participation in comparable Acquiror Benefit Plans in accordance with the terms of each Plan, Acquiror and its subsidiaries shall continue to maintain each Company Benefit Plan and Continuing Employees shall continue to participate in each such Company Benefit Plan. Nothing herein shall limit the ability of Acquiror to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

(b) Acquiror shall cause each Acquiror Benefit Plan providing medical or dental benefits to Continuing Employees to (i) waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical or dental plans of Company or its subsidiaries, (ii) for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements, take into account any eligible expenses incurred by Continuing Employees or their covered dependents during the portion of the plan year ending on the date on which such Continuing Employees commence participation in a comparable Acquiror Benefit Plan, as if such amounts had been paid under such Acquiror Benefit Plan and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee to the extent such Continuing Employee had satisfied any similar limitation or requirement under a comparable Company Benefit Plan prior to the Effective Time.

(c) Company shall cooperate in providing information reasonably requested by Acquiror that is necessary for Acquiror to prepare and distribute notices that Acquiror may desire to provide prior to the Effective Time under the Workers Adjustment and Retraining Notification Act of 1988 (WARN Act).

(d) Acquiror shall assume and honor, or pay out, the accrued but unused vacation and sick time of Continuing Employees.

(e) Acquiror shall assume and honor the U.S.B. Holding Co., Inc. Severance Plan (the “Severance Plan”) for a period of twelve months following the Effective Time, provided that, prior to Closing, and in any case prior to the Company Meeting, Company has adopted the amendment to the Severance Plan set forth in Section 5.10(e) of the Company Disclosure Schedule.

(f) Concurrently with the execution of this Agreement, Company, Acquiror and each of Thomas E. Hales, Raymond J. Crotty and Thomas M. Buonaiuto shall enter into an agreement substantially in the form attached as Exhibit 5.10(f) to the Company Disclosure Letter, which shall govern the settlement of their respective employment agreements or termination pay arrangement.

5.11. Indemnification and Insurance.

(a) Following the Effective Time, Acquiror agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Company and its subsidiaries (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent such Indemnified Party would have been indemnified as a director or officer of Company or any of its subsidiaries under the DGCL and Company’s articles of incorporation and by-laws.

(b) Acquiror shall cause the Persons covered by the directors’ and officers’ liability policy currently maintained by Company immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by Company’s directors’ and officers’ liability insurance policy (provided that Acquiror may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Acquiror be required to expend more than 200% per year of the amount currently expended by Company per year for coverage as of the date hereof under its directors’ and officers’ liability insurance policy (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so Acquiror is unable to maintain or obtain the insurance called for by this Section 5.11(b), Acquiror shall obtain as much comparable insurance as available for the Maximum Amount; provided further that such Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to Acquiror’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Acquiror as of the date hereof.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Acquiror thereof; provided that the failure so to notify shall not affect the obligations of Acquiror under Section 5.11(a) unless and to the extent that Acquiror is prejudiced as a result of such failure.

(d) If Acquiror or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Acquiror will cause proper provision to be made so that the successors and assigns of Acquiror will assume the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.12. Publicity. The initial press release relating hereto will be a joint press release and thereafter, except as otherwise required by law or the applicable rules of the NYSE or any other self-regulatory organization, Company and Acquiror shall coordinate with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

5.13. Reasonable Best Efforts; Additional Agreements. Subject to the terms and conditions of this Agreement, each of Acquiror and Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger (it being understood that any amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or a resolicitation of proxies as a result of a transaction by Acquiror or its subsidiaries shall not violate this covenant).

5.14. Notification of Certain Matters. Each of Acquiror and Company will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect with respect to it, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b) to be satisfied, or to give rise to any right to terminate this Agreement pursuant to Section 7.1(b), unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, to be satisfied or give rise to such termination right.

5.15. Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

5.16. Section 16(b) Exemption. Acquiror and Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of (i) shares of Company Common Stock into the right to receive cash and/or shares of Acquiror Common Stock and (ii) Company Options into the right to receive options to purchase Acquiror Common Stock or cash, as applicable, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.16. Provided that Company delivers to Acquiror the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of Acquiror, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of cash, shares of Acquiror Common Stock and/or options to purchase Acquiror Common Stock in exchange for shares of Company Common Stock and Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “Company Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for the right to receive cash and/or shares of Acquiror Common Stock in the Merger, and the number and description of Company Options held by each such Company Insider and expected to be converted into an option to purchase shares of Acquiror Common Stock or cash, as applicable, in connection with the Merger. “Company Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

5.17. Environmental Assessments. Upon reasonable notice, Company shall cooperate with and grant access to an environmental consulting firm selected by Acquiror and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed) to the Owned Real Property, for the purpose of conducting:

(a) ASTM 1527 Phase I environmental assessments (“Phase I Assessments”); and

(b) ASTM 1903 Phase II environmental assessments (“Phase II Assessments” and together with the Phase I Assessments, the “Environmental Assessments”) on any Owned Real Property in respect of which a Recognized Environmental Condition (as such term is defined in the ASTM Standard) is identified in a Phase I Assessment. Each Phase II Assessment, if any, shall include an estimate by the environmental consulting firm preparing such Environmental Assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the Recognized Environmental Condition(s) or other conditions which are the subject of the Phase II Assessment.

Acquiror shall bear and pay the environmental consulting firm’s fees and expenses. Within 15 days after the date hereof, Acquiror shall engage an environmental consultant reasonably acceptable to Company to perform the

Phase I Assessments. Acquiror shall use reasonable efforts to cause its environmental consultant to complete and provide Acquiror with its written Phase I Assessment(s) within 45 days after such consultant is retained. Promptly following the receipt of all Phase I Assessments (but not later than 15 days thereafter), Acquiror shall order all applicable Phase II Assessments. Acquiror shall use reasonable best efforts to have all Environmental Assessments completed within 90 days of the date of this Agreement.

5.18. Registration and Merger Consideration. At or prior to the Effective Time, Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock and take action to deposit cash sufficient for delivery of the Merger Consideration to Company stockholders.

5.19. Affiliates. Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Company to deliver to Acquiror, as soon as practicable after the date of this Agreement, a written agreement in the form of Exhibit B hereto.

5.20. Stock Exchange Listing. Acquiror shall use reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

5.21. Compliance Policies and Procedures. Prior to the Closing Date, the Company shall use its reasonable best efforts to make and cooperate with Acquiror in making, and cause it applicable Subsidiaries to make and cooperate with Acquiror in making, as applicable, such changes and modifications to its legal, accounting, risk management, internal audit and other compliance policies and procedures, including anti-money laundering, Bank Secrecy Act, USA Patriot Act, “know your customer”, Office of Foreign Asset Control list of Specially Designated Nationals and Blocked Entities compliance policies and procedures, as Acquiror may from time to time request; provided; however, that such changes and modifications shall comply with applicable law.

ARTICLE VI

CONDITIONS

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Acquiror, Acquiror Sub and Company to consummate the Merger is subject to the fulfillment or written waiver by Acquiror and Company prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted and approved by the requisite vote of the stockholders of Company.

(b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and, other than the filing provided for in Section 1.3(a), all notices, reports and other filings required to be made prior to the Effective Time by Acquiror or Company or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Acquiror or Company or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger and the other transactions contemplated hereby by Acquiror and Company shall have been made or obtained (as the case may be) and become final, provided that none of the foregoing shall contain any term or condition which would have, or would be reasonably likely to have, a Material Adverse Effect on (A) Acquiror and its subsidiaries taken as a whole or (B) Company and its subsidiaries taken as a whole.

(c) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

(d) NYSE Listing. The shares of Acquiror Common Stock that shall be issued to the stockholders of Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(f) Blue Sky Approvals. All permits and other authorizations under the Securities Laws (other than that referred to in Section 6.1(e)) and other authorizations necessary to consummate the Merger and to issue the shares of Acquiror Common Stock to be issued in the Merger shall have been received and be in full force and effect.

6.2. Conditions to Obligations of Acquiror and Acquiror and Acquiror Sub. The respective obligations of each of Acquiror and Acquiror Sub to consummate the Merger are also subject to the fulfillment, or the written waiver by Acquiror, prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be, giving effect to Sections 3.1 and 3.2, true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be, giving effect to Sections 3.1 and 3.2, true and correct as of such date); and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect.

(d) Federal Income Tax Opinion. Acquiror shall have received an opinion of Sullivan & Cromwell LLP, special counsel to Acquiror, dated the Closing Date, in form and substance reasonably satisfactory to Acquiror, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion:

(i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(ii) Each of Company and Acquiror will be a party to that reorganization within the meaning of Section 368(b) of the Code.

In rendering such opinion, Sullivan & Cromwell LLP may require and rely upon representations and covenants, including those contained in certificates of officers of Acquiror, Company and others, reasonably satisfactory in form and substance to such counsel.

6.3. Conditions to Obligation of Company. The obligation of Company to consummate the Merger is also subject to the fulfillment, or the written waiver by Company prior to the Effective Time, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror and Acquiror Sub set forth in this Agreement shall be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this

Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be, giving effect to Sections 4.1 and 4.2, true and correct as of such date) and Company shall have received two certificates, dated the Closing Date, signed on behalf of Acquiror and Acquiror Sub by the Chief Administrative Officer or the Chief Executive Officer and the Chief Financial Officer of Acquiror and an authorized officer of Acquiror Sub, respectively, to such effect.

(b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Administrative Officer or the Chief Executive Officer and the Chief Financial Officer of Acquiror to such effect.

(c) Federal Income Tax Opinion. Company shall have received an opinion of Thacher Proffitt & Wood LLP, dated the Closing Date, in form and substance reasonably satisfactory to Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion:

(i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Each of Company, Acquiror and Acquiror Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

(ii) No gain or loss will be recognized by stockholders of Company who receive shares of Acquiror Common Stock in exchange for Company Common Stock, except with respect to cash received in lieu of fractional share interests.

(iii) The basis of the Acquiror Common Stock (including any fractional shares thereof deemed for tax purposes to be issued and then redeemed by Acquiror) by a holder of Company Common Stock pursuant to the Merger will be the same as the basis of the Company Common Stock surrendered in exchange therefor, increased by any gain recognized by such holder of Company Common Stock (including any portion of the gain treated as a dividend) and decreased by the amount of cash received by such holder.

(iv) Provided that the Company Common Stock surrendered in the Merger is held as a capital asset at the Effective Time, the holding period of the Acquiror Common Stock received by a holder of Company Common Stock in exchange for such Company Common Stock pursuant to the Merger will include the period during which such holder held such Company Common Stock.

In rendering such opinion, Thacher Proffitt & Wood LLP may require and reply upon representations and covenants, including those contained in certificates of officers of Acquiror and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE VII

TERMINATION

7.1. Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the stockholders of Company:

(a) by the mutual consent of Acquiror and Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

(b) by Acquiror or Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of a breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party and which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 6.2(a) and (b), in the case of breaches by Company, or Section 6.3(a) and (b), in the case of breaches by Acquiror, not to be satisfied;

(c) by Acquiror or Company by written notice to the other if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied in writing or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(d) by Acquiror or Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by January 31, 2008 (the “Termination Date”), unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

(e) by the Board of Directors of Acquiror in the event that (i) the Board of Directors of Company does not continue to recommend that its stockholders adopt this Agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Acquiror, (ii) Company has failed to substantially comply with its obligations under Section 5.3 or 5.4 or (iii) the Board of Directors of Company has recommended or endorsed an Acquisition Proposal;

(f) by Company at any time during the three business-day period following the Acquiror Ratio Determination Date (as defined below), if:

(i) the Ending Price (as defined below) shall be less than the product of 0.85 and the Starting Price (as defined below); and

(ii) (A) the number obtained by dividing the Ending Price by the Starting Price (such number being referred to herein as the “Acquiror Ratio”) shall be less than (B) the number obtained by dividing the Index Price on the Acquiror Ratio Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the “Index Ratio”) subject to the following. If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Acquiror; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business-day period. During the three business-day period commencing with its receipt of such notice, Acquiror shall have the option of increasing the Designated Ratio and/or Per Share Cash Consideration in a manner such that the conditions set forth in either clause (i) or (ii) above shall be deemed not to exist. For purposes hereof, the condition set forth in clause (i) above shall be deemed not to exist if the Designated Ratio and/or Per Share Cash Consideration is adjusted so that the aggregate value of the Merger Consideration after such increase is not less than the aggregate value of the Merger Consideration that would have been in effect if the condition set forth in clause (i) above did not exist. For purposes hereof, the condition set forth in clause (ii) above shall be deemed not to exist if the aggregate value of the Merger Consideration is increased so that the aggregate value of the Merger Consideration after such increase is not less than the aggregate value of the Merger Consideration that would have been in effect if the condition set forth in clause (ii) above did not exist. If Acquiror makes this election, within such three business-day period, it shall give prompt written notice to Company of such election and the revised Designated Ratio and/or Designated Amount, whereupon no termination shall have occurred pursuant to this Section 7.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Designated Ratio and/or Designated Amount shall have been so modified).

(iii) For purposes of this Section 7.1(f), the following terms shall have the meanings indicated:

“Acquiror Ratio Determination Date” means the first date on which all Regulatory Approvals required for consummation of the Merger have been received (disregarding any waiting period).

“Ending Price” means the average of the closing sale prices of one share of Acquiror Common Stock as reported on the NYSE Composite Transactions Reporting System (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source) during the 10 consecutive trading days ending on the Acquiror Ratio Determination Date.

“Index Price” on a given date means the closing price of the KBW Index (as publicly reported by Keefe, Bruyette & Woods, Inc. in an authoritative source).

“Starting Date” shall mean the calendar day this Agreement is signed, or if such calendar day is not an NYSE trading day, then the NYSE trading day immediately preceding such calendar day.

“Starting Price” shall mean $36.15.

If Acquiror declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for Acquiror Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(f).

(g) By Acquiror if any Phase II Assessment indicates the existence of any condition or matter with respect to which it is reasonably likely that the cost set forth in the Phase II Assessment(s) of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities relating to the Recognized Environmental Condition(s) which resulted in the Phase II Assessment would exceed $1,000,000 in the case of any one parcel of Owned Real Property or $3,000,000 in the case of all Owned Real Property and the existence of such condition or matter has not been cured by Company within 45 days after written notice of such condition or matter is given to Company by Acquiror.

7.2. Fee. As a condition of Acquiror’s willingness, and in order to induce Acquiror to enter into this Agreement, and to reimburse Acquiror for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Company hereby agrees to pay Acquiror, and Acquiror shall be entitled to payment of, a fee of $21,000,000, within three business days after written demand for payment is made by Acquiror, following the occurrence of any of the events set forth below:

(i) Acquiror terminates this Agreement pursuant to Section 7.1(e); or

(ii) Company enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Company within twelve months following the termination of this Agreement by Acquiror pursuant to Section 7.1(b) because of a breach (other than a non-volitional breach of a representation or warranty) by Company after an Acquisition Proposal has been publicly announced or otherwise made known to Company.

7.3. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, (a) no party to this Agreement shall have any liability or further obligation to any other party hereunder; provided, however, termination will not relieve a breaching party from liability for any willful breach giving rise to such termination and (b) this Agreement shall forthwith be void and of no further legal effect, other than the provisions of Sections 5.7(b), 5.15 and 7.2, this Section 7.3 and Article VIII.

ARTICLE VIII

MISCELLANEOUS

8.1. Survival. Except for the agreements and covenants contained in Articles I and II, Sections 5.10 and 5.11, and this Article VIII, the representations and warranties, agreements and covenants contained in this Agreement shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

8.2. Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

8.3. Waiver of Conditions. The conditions to each party’s obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

8.4. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and may be delivered by facsimile or other electronic means.

8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without regard to the conflict of law principles of the State of Delaware.

8.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

To Acquiror or Acquiror Sub:	To Company:

KeyCorp 127 Public Square Cleveland, OH 44114 Attention: Andrew R. Tyson Facsimile: 216-689-3610	U.S.B. Holding Co., Inc. 100 Dutch Hill Road Orangeburg, NY 10962 Attention: Thomas E. Hales Facsimile: 845-365-4659

with a copy to:	with a copy to:

KeyCorp 127 Public Square Cleveland, OH 44114 Attention: Daniel R. Stolzer Facsimile: 216-357-6515	U.S.B. Holding Co., Inc. 100 Dutch Hill Road Orangeburg, NY 10962 Attention: Thomas Buonaiuto Facsimile: 845-365-4695

and to:	and to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attention: Mitchell S. Eitel Facsimile: 212-558-3588	Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, NW Washington, DC 20006 Attention: Richard A. Schaberg Facsimile: 202-626-1930

8.7. Entire Agreement, Etc. This Agreement (including the Company Disclosure Letter and the Acquiror Disclosure Letter) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof, including but not limited to the Confidentiality Agreement in its entirety which shall hereby terminate, and this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 8.7 being null and void).

8.8. Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates. (a) When a reference is made in this Agreement to a subsidiary of a Person, the term “subsidiary” means those other Persons that are controlled, directly or indirectly, by such Person within the meaning of Section 2(2) of the BHC Act. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

(b) Insofar as any provision of this Agreement shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by Acquiror or Company, as the case may be, to cause such action or omission to occur.

8.9. Interpretation; Effect. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.10. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of Section 5.11 shall inure to the benefit of the Persons referred to therein.

8.11. Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

8.12. Other Matters. This Agreement amends and restates the Original Agreement in its entirety. Unless the context requires otherwise, all references to the “date of the Agreement” or the “date hereof” set forth herein shall be deemed to be references to July 26, 2007.

[NEXT PAGE IS A SIGNATURE PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

KEYCORP

By:	/s/ Daniel R. Stolzer
Name:	Daniel R. Stolzer
Title:	Vice President and Deputy General Counsel

KYCA LLC

By:	/s/ Daniel R. Stolzer
Name:	Daniel R. Stolzer
Title:	President

U.S.B. HOLDING CO., INC.

By:	/s/ Raymond J. Crotty
Name:	Raymond J. Crotty
Title:	President & Chief Operating Officer

Exhibit A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT, dated July __, 2007 (this “Agreement”), between KeyCorp, an Ohio corporation (“Acquiror”), and [Name of Stockholder] (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, U.S.B. Holding Co., Inc., a Delaware corporation (the “Company”), and Acquiror are, concurrently with the execution and delivery of this Agreement, entering into, with KYCA Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Acquiror Sub”), an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger the Company with and into Acquiror Sub (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner (or, jointly with his spouse, the record and/or beneficial owner) of the shares of Company Common Stock listed on Annex A hereto (the “Existing Shares” and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by the Stockholder after the date hereof, the “Shares”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Stockholder irrevocable and unconditionally agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares (other than Shares Transferred in accordance with Section 3.1(a)) owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder (or owned beneficially or of record by the Stockholder jointly with his spouse) or as to which the Stockholder has, directly or indirectly, the right to vote or direct the voting (other than Shares Transferred in accordance with Section 3.1(a)), (i) in favor of, and will otherwise support, adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof; (ii) against, and not otherwise support, any action or agreement submitted for approval of the stockholders of the Company that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against, and not otherwise support, any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Certificate of Incorporation or By-Laws of the Company; or (F) any other material change in the Company’s corporate structure or business; provided, however, that nothing in this Agreement shall prevent any Stockholder or representative of the Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company; and provided, further, however, that the Stockholder shall not be obligated to vote (or cause to be voted) or deliver any consent with respect to (or cause any consent to be delivered with respect to) any Shares beneficially owned or controlled by such Stockholder in the Stockholder’s capacity as trustee for or participation in the U.S.B. Holding Co, Inc. Employee Stock Ownership Plan (with 401(k) Provisions) (the “KSOP”) or the Key Employees Supplemental Investment Plan (the “KSIP”).

1.2 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered, and the Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder (or owned beneficially or of record by the Stockholder jointly with his spouse) and (b) has not granted, and the Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder.

1.3 Proxy. Except with respect to any Shares Transferred in accordance with Section 3.1(a), the Stockholder agrees to grant to Acquiror a proxy to vote the Shares owned beneficially and of record by the Stockholder as indicated in Section 1.1 above if the Stockholder fails for any reason to vote such Shares in accordance with Section 1.1. The Stockholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. The Existing Shares listed on Annex A hereof are, and, other than Shares Transferred in accordance with Section 3.1(a), such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, (i) owned beneficially by the Stockholder (or owned beneficially by the Stockholder and his spouse jointly) and (ii) owned of record by the Stockholder (or owned of record by the Stockholder and his spouse jointly) or by nominees on the Stockholder’s behalf (or on behalf of the Stockholder and his spouse jointly). As of the date hereof, the Existing Shares listed on Annex A hereof constitute all of the shares of Company Common Stock owned beneficially or of record by the Stockholder (or the Stockholder and his spouse jointly) other than Shares allocated to the Stockholder under the KSOP or the KSIP. Except for any Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the KSOP or the KSIP, the Stockholder (or the Stockholder jointly with his spouse) has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except for any (i) Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the KSOP or the KSIP or (ii) Shares Transferred in accordance with Section 3.1(a), the Stockholder (or the Stockholder jointly with his spouse) has good and marketable title to the Existing Shares listed on Annex A hereof, free and clear of any Liens and the Stockholder (or the Stockholder jointly with his spouse) will have good and marketable title to such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the law, ordinance or regulation of any applicable Governmental Entity, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, materially to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Entity that could reasonably be expected materially to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Absence of Agreements with the Company. There are no existing agreements or arrangements between the Stockholder or any of his affiliates (or his spouse), on one hand, or the Company or any of its subsidiaries, on the other hand, relating to the Shares owned beneficially or of record by the Stockholder or any other securities of or investment in the Company.

2.2 Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Stockholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Acquiror is an Ohio corporation and is validly existing and in good standing under the laws of Ohio. Acquiror has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Acquiror and no other corporate actions or proceedings on the part of Acquiror are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Acquiror, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) No Violation. The execution and delivery of this Agreement by Acquiror does not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the constitutive documents of Acquiror, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to Acquiror or by which any of its assets or properties is bound or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of Stockholder. (a) Except for any Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the KSOP or the KSIP, the Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”), (ii) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or (iii) enter into any contract, option or other arrangement or understanding with respect to any Transfer of (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) any of the Existing Shares or any other Shares owned beneficially or of record by the Stockholder (or owned beneficially or of record jointly by the Stockholder and his spouse); provided, however, that the foregoing shall not prohibit:

        (A) any Transfer made in accordance with the Securities Act or an exemption thereto; to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code, lineal descendants or the spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons;

        (B) Transfers to immediate family members or lineal descendants of the Stockholder, in accordance with the Stockholder’s past practice;

provided further that the aggregate number of Shares Transferred shall not exceed, during the term of this Agreement, the percentage indicated on Annex A hereto of the number of Existing Shares and the Stockholder shall receive (i) an irrevocable proxy, in form and substance identical to the provisions of Section 1.1 hereof, to vote such Existing Shares with respect to the Merger Agreement and the Merger and otherwise, and the Stockholder will vote such proxy as provided in Section 1.1 hereof and (ii) an agreement identical in all material respects to this Agreement executed by the transferee of the Transferred Shares.

(b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Stockholder hereby agrees, while this Agreement is in effect, to notify Acquiror promptly in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof and (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, the Stockholder with respect to any Transfer of Shares other than a Transfer of Shares permitted under Section 3.1(a).

3.2 No Solicitation. Neither the Stockholder nor, if applicable, any of the Stockholder’s subsidiaries nor any of the respective officers and directors of the Stockholder or its subsidiaries shall, and the Stockholder shall direct and use its reasonable best efforts to cause the Stockholder’s employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder if this Agreement is terminated in accordance with the terms of this Section 4.1. This Agreement and any proxy granted pursuant to Section 1.3 shall terminate upon the earlier of (i) the later of (A) the date on which the Merger Agreement is terminated in accordance with Article VII thereof and (B) the date six months after the date of this Agreement, or (ii) the Effective Time of the Merger (such earlier date the “Termination Date”). Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

4.2 Stop Transfer Order. In furtherance of this Agreement, the Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares owned beneficially and of record by the Stockholder and all Shares acquired by the Stockholder after the date hereof other than Shares permitted to be Transferred in accordance with Section 3.1(a).

4.3 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Acquiror to:

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Fax: (216) 689-3610

Attention: Andrew R. Tyson

with copies to:

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Fax: (216) 689-5372

Attention: Daniel R. Stolzer

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3588

Attention: Mitchell S. Eitel

(b) if to Stockholder to the address listed next to the Stockholder’s name on the signature page hereto.

4.6 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Acquiror, the Stockholder or any of its respective subsidiaries or affiliates to take any action which would violate any applicable law (whether statutory or common), rule or regulation.

4.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such State. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute (solely for purposes of this Section 4.9 with respect to matters involving this Agreement and the transactions provided for herein) and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.12 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.13 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.14 Survival. None of the representations, warranties, covenants and agreements of the parties herein shall survive beyond the Termination Date.

4.15 Fiduciary Capacity. Nothing in this Agreement shall have any effect on the Stockholder’s actions when he is acting solely in his capacity as an officer or director of the Company or Union State Bank.

*        *        *

IN WITNESS WHEREOF, the parties hereto have signed or caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

KEYCORP

By
Name:
Title:

[STOCKHOLDER]

Name:

Address for Notices:

Exhibit B

FORM OF AFFILIATE AGREEMENT

July     , 2007

KeyCorp

127 Public Square

Cleveland, OH 44114

Ladies and Gentlemen:

I have been advised that I might be considered to be an “affiliate” of U.S.B. Holding Co., Inc., a Delaware corporation (“USB”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

KeyCorp (“Acquiror”), KYCA Corporation and USB have entered into an Agreement and Plan of Merger, dated as of July     , 2007 (the “Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock of Acquiror (“Acquiror Common Stock”) in exchange for my shares of common stock, par value $.01 per share, of USB (“USB Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, Acquiror as follows:

1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of Acquiror Common Stock that I may receive pursuant to the Merger, to the extent I felt necessary, with my counsel or counsel for USB.

2. I have been advised that any issuance of shares of Acquiror Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an “affiliate” of USB at the time the Merger will be submitted for a vote of the stockholders of USB and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) the disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) the disposition of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act (as such rule may be amended from time to time) or (iii) in an opinion of counsel, in form and substance reasonably satisfactory to Acquiror, the disposition of such shares is otherwise exempt from registration under the Securities Act.

3. I understand that the Acquiror is under no obligation to register the sale, transfer or other disposition of shares of Acquiror Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

4. I understand and agree that stop transfer instructions will be given to the transfer agent of Acquiror with respect to the shares of Acquiror Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of a letter agreement between the registered holder hereof and KeyCorp, a copy of which is on file at the principal offices of KeyCorp.”

5. Acquiror reserves the right to put an appropriate legend on the certificate issued to my transferee unless (i) a transfer of my shares of the Acquiror Common Stock is a sale made in conformity with the provisions of Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, or (ii) I shall have delivered to Acquiror an opinion of counsel reasonably satisfactory to Acquiror to the effect that such legend is not required for purposes of the Securities Act.

6. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. It is understood that this Letter Agreement shall be binding upon and enforceable against my administrators, executors, representatives, heirs, legatees and devisees, and any pledge holding securities restricted pursuant to the Letter Agreement.

7. I further recognize that in the event I become a director or officer of Acquiror upon consummation of the Merger, any sale of Acquiror Common Stock by me may subject me to liability pursuant to Section 16(b) of the Exchange Act.

8. Without limiting or abrogating the agreements that I have made as set forth above, execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of USB as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Acquiror of an opinion of counsel in form and substance reasonably satisfactory to Acquiror, or other evidence reasonably satisfactory to Acquiror, to the effect that a transfer of my shares of Acquiror Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 4 above shall be removed forthwith from the certificate or certificates representing my shares of Acquiror Common Stock upon (i) expiration of the restrictive period set forth in Rule 145(d)(2), so long as Acquiror is then in compliance with SEC Rule 144(c), or the restrictive period set forth in Rule 145(d)(3) or (ii) if Acquiror shall have received an opinion of counsel, in form and substance reasonably satisfactory to Acquiror, or other evidence satisfactory to Acquiror that a transfer of my shares of the Acquiror Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), made pursuant to an effective registration statement under the Securities Act or made pursuant to an exemption from registration under the Securities Act.

This Letter Agreement shall be binding on my heirs, legal representatives and successors.

Very truly yours,

[NAME]

Accepted as of the date first above written

KeyCorp

By:

Name:

Title:

APPENDIX B

July 25, 2007

The Board of Directors

U.S.B. Holding Co., Inc.

100 Dutch Hill Road

Orangeburg, NY 10962

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of U.S.B. Holding Co., Inc. (“USB”) of the consideration offered in the proposed merger (“the Merger”) with KeyCorp (“Key”) pursuant to the Agreement and Plan of Merger, dated as of July 26, 2007, among USB and Key (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of USB (the “Common Shares”) will be converted into $8.925 in cash and 0.455 shares of Key common stock, par value $1.00 per share (the “Merger Consideration”). Pursuant to the Agreement, the amount of Key common stock and cash to be issued as the Merger Consideration is fixed.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of these enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, USB and Key, and as an active trader of securities, we may from time to time have a long or short position in, and buy or sell, securities of USB and Key for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion, we have disclosed it to you. KBW has also disclosed to you that we may seek to earn investment banking fees from Key in the future. We have acted exclusively for you, the Board of Directors of USB, in rendering this opinion. We will receive a fee from USB for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of USB and Key and the Merger. In the course of our engagement as financial advisor we have, among other things:

i.	reviewed the Agreement;

ii.	reviewed certain historical financial and other information concerning Key, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iii.	reviewed certain historical financial and other information concerning USB, including Annual Reports to Stockholders;

iv.	held discussions with members of senior management of USB and Key regarding past and current business operations, regulatory matters, financial condition and future prospects;

v.	reviewed earnings per share estimates for the years ending December 31, 2007 and 2008 published by First Call and discussed them with management of Key;

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

B-1

vi.	reviewed the earnings per share estimate for the year ending December 31, 2007 published by First Call and discussed it with management of USB;

vii.	reviewed and studied the historical stock prices and trading volumes of the common stock of Key and USB;

viii.	analyzed certain publicly available financial information and valuation multiples of other financial institutions deemed comparable or otherwise relevant, and compared Key and USB to those institutions;

ix.	compared the financial terms of the Merger with the financial terms of certain other transactions deemed comparable or otherwise relevant; and

x.	performed other studies and analyses that we considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the respective managements of USB and Key as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Key and USB are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any properties of Key or USB, or examine or review any individual credit files.

In connection with rendering our opinion, we have also assumed that there has been no change material to our analysis in USB’s or Key’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have also assumed in all respects material to our analysis that USB and Key will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of USB and Key; (ii) the assets and liabilities of USB and Key; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

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APPENDIX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED IN ITEM 1, ITEM 2 AND ITEM 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the adjournment of the Special Meeting, including, if necessary to solicit additional proxies and “FOR” the proposal to authorize the proxies to transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

1.	To adopt the Amended and Restated Agreement and Plan of Merger, dated October 22, 2007, by and among KeyCorp, an Ohio corporation, KYCA LLC, a Delaware limited liability company and wholly-owned subsidiary of KeyCorp, and USB, and to approve the merger and the other transactions contemplated thereby, pursuant to which USB will merge with and into KYCA LLC, with KYCA LLC as the surviving entity of such merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐	The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the Proxy Statement/Prospectus, dated October 23, 2007, attached thereto.

		FOR	AGAINST	ABSTAIN

2.	To approve the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies in favor of the merger.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To authorize the proxies to transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on November 27, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/ubh Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Revocable Proxy

U.S.B. HOLDING CO., INC.

100 Dutch Hill Road

Orangeburg, New York 10962

Special Meeting of Stockholders to be held on Wednesday, November 28, 2007

This Proxy is solicited by the Board of Directors of U.S.B. Holding Co., Inc., a Delaware corporation (“USB”). The undersigned stockholder(s) hereby appoints Robert E. Blackburn and Michael A. Tedesco, and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent and to vote, as indicated on the back of this card, all the shares of common stock of USB held of record by the undersigned as of the close of business on October 22, 2007 at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901, on Wednesday, November 28, 2007 at 10:00 a.m., local time, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus, dated

October 23, 2007, and upon such other matters as may properly come before the Special Meeting. The undersigned hereby (i) acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus and (ii) revokes all prior proxies.

See Voting Instructions on Reverse Side

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:		DATE:
☐	Mark this box if you would like the Proxy Card EDGARized:	☐	ASCII	☐	EDGAR II (HTML)

(THIS BOXED AREA DOES NOT PRINT) Registered Quantity 2000.00